Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RENASANT CORPORATION,

RENASANT BANK,

HERITAGE FINANCIAL GROUP, INC.,

AND

HERITAGEBANK OF THE SOUTH

DATED DECEMBER 10, 2014

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3.32	Materials Contracts	30
3.33	NASDAQ	30
3.34	Certain Business Practices	30
3.35	Continuity of Business Enterprise	30
3.36	Indemnification	30
3.37	Vote Required	30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB	30
4.1	Corporate Organization	31
4.2	Capitalization	32
4.3	Authority; No Violation	33
4.4	Financial Statements	34
4.5	Absence of Certain Changes or Events	35
4.6	Legal Proceedings	35
4.7	Taxes and Tax Returns	35
4.8	Securities Documents and Regulatory Reports	35
4.9	Acquiror Information	36
4.10	Compliance with Applicable Law	37
4.11	Employee Benefit Plans	37
4.12	Deposit Insurance and Other Regulatory Matters	39
4.13	Material Contracts; Other Regulatory Matters	39
4.14	NASDAQ	40
4.15	Broker Fees	40
4.16	Tax and Regulatory Matters	40
4.17	Regulatory Capital; Acquiror Shares	40
4.18	Acquiror Shares	40
4.19	Opinion	40
4.20	Vote Required	40
ARTICLE V	COVENANTS OF THE PARTIES	40
5.1	Conduct of the Business of Seller and Seller Sub	40
5.2	Negative Covenants of Seller and Seller Sub	41
5.3	No Solicitation	45
5.4	Negative Covenants of Acquiror and Acquiror Sub	47
5.5	Current Information	47
5.6	Access to Properties and Records; Confidentiality	48
5.7	Regulatory Matters	49
5.8	Preparation of Registration Statement; Stockholder Approval	50
5.9	Further Assurances	51
5.10	Disclosure Supplements	51
5.11	Public Announcements	51
5.12	Termination Date	52
5.13	Certain Post-Merger Agreements	52
5.14	Takeover Laws; No Rights Triggered	54
5.15	Adoption of Accounting Policies	54
5.16	Section 16 Matters	55
5.17	Operating Functions	55
5.18	Certain Agreements	55
5.19	Hold Harmless	55
5.20	Stockholder Litigation	56
5.21	Stock Exchange De-listing; 1934 Act De-registration	56

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5.22	Notice to Holders of Seller Stock Options	56
5.23	Payment of 2014 Bonuses	56
5.24	Assumption Agreements	56
ARTICLE VI	CLOSING CONDITIONS	56
6.1	Conditions to the Parties’ Obligations under this Agreement	57
6.2	Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement	58
6.3	Conditions to the Obligations of Seller and Seller Sub under this Agreement	59
ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER, ETC	59
7.1	Termination	59
7.2	Effect of Termination	61
7.3	Amendment, Extension and Waiver	61
7.4	Termination Fees	61
ARTICLE VIII	MISCELLANEOUS	62
8.1	Expenses	62
8.2	Survival	62
8.3	Notices	62
8.4	Parties in Interest	63
8.5	Complete Agreement	63
8.6	Counterparts	64
8.7	Governing Law; Venue; Waiver of Jury Trial	64
8.8	Interpretation	64
8.9	Specific Performance	65
8.10	Sevarability	65
8.11	Alternative Structure	65

Exhibits:
	Exhibit AParent Merger Document
	Exhibit BSubsidiary Merger Document

Schedules:
	Seller Disclosure Schedule
	Acquiror Disclosure Schedule
	Schedule 5.13(b)
	Schedule 5.18-A
	Schedule 5.18-B
	Schedule 6.2(f)-A
	Schedule 6.2(f)-B
	Schedule 6.2(f)-C
	Schedule 6.2(f)-D
	Schedule 6.2(f)-E
	Schedule 6.2(g)

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 10, 2014, is made by and among Renasant Corporation, a Mississippi corporation  (“Acquiror”), and Renasant Bank, a Mississippi banking association (“Acquiror Sub”), on the one hand, and Heritage Financial Group, Inc., a Maryland corporation (“Seller”), and HeritageBank of the South, a Georgia savings bank (“Seller Sub”), on the other hand.  Acquiror, Acquiror Sub, Seller and Seller Sub are sometimes referred to herein individually as a “party” and collectively as the “parties.”

WITNESSETH:

WHEREAS, the Boards of Directors of Acquiror and Seller each have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the business combination transactions provided for in the Parent Merger Document (as hereinafter defined) and herein, including the merger of Seller with and into Acquiror on the terms and conditions set forth therein and herein;

WHEREAS, the Boards of Directors of Acquiror Sub and Seller Sub each have determined that it is advisable and in the best interests of their respective companies and their respective sole stockholder to consummate the business combination transactions provided for in the Subsidiary Merger Document (as hereinafter defined) and herein, including the merger of Seller Sub with and into Acquiror Sub on the terms and conditions set forth therein and herein; and

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1The Merger.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Seller shall be merged with and into Acquiror (the “Parent Merger”) in accordance with the Mississippi Business Corporation Act (the “MBCA”) and the Maryland General Corporation Law (the “MGCL”), with Acquiror as the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller shall terminate.  The Parent Merger shall in all respects have the effects provided in Section 1.5.

(b) Subject to the terms and conditions of this Agreement, immediately after the Effective Time of the Parent Merger, Seller Sub shall be merged with and into Acquiror Sub (the “Subsidiary Merger” and, together with the Parent Merger, the “Mergers”) in accordance with Title 81 of the Mississippi Code of 1972, as amended, and Title 7 of the Georgia Code, with Acquiror Sub as the surviving banking association (hereinafter sometimes called the “Subsidiary Surviving Bank”) which shall continue its corporate existence under the laws of the State of Mississippi, and the separate corporate existence of Seller Sub shall terminate.  The Subsidiary Merger shall in all respects have the effects provided in Section 1.5.

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1.2Effective Time.  The Parent Merger shall become effective on the later of the dates and times that the Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and with the Maryland State Department of Assessments and Taxation pursuant to Section 3-107 of the MGCL, such Articles of Merger to be substantially in the form attached hereto as Exhibit A (the “Parent Merger Document”), unless a later date and time is specified as the effective time in such documents, provided, that the parties shall cause the Parent Merger to be effective no later than the day following the date on which the Closing (as defined below) occurs (the “Effective Time”); provided,  further, that in no event will the Parent Merger Document be filed prior to January 1, 2015. The Subsidiary Merger shall become effective upon the later of the dates and times specified in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the Georgia Department of Banking and Finance (“GDBF”) based on the Articles of Merger filed with the MCB and thereafter with the Mississippi Secretary of State and with the GDBF, such Articles of Merger to be substantially in the form attached hereto as Exhibit B (the “Subsidiary Merger Document” and, together with the Parent Merger Document, the “Merger Documents”).  On the terms and subject to the conditions set forth in this Agreement, the closing (the “Closing”) shall take place at 10:00 a.m. no later than the fifth Business Day (the “Closing Date”) following the receipt of all necessary approvals and consents of any foreign, federal, state, local or other court, tribunal, body, board, administrative agency, arbitrator, mediator or commission or other governmental, prosecutorial, regulatory or self-regulatory authority (including stock exchanges) or instrumentality (“Governmental Entity”), and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver, to the extent permitted hereunder, of the conditions to the consummation of the Mergers specified in Article VI (other than the delivery of certificates, instruments and documents to be delivered at the Closing), at the offices of Acquiror, or at such other place, at such other time or on such other date as the parties may mutually agree upon, provided,  however, that in no event shall the Closing occur prior to January 1, 2015 and provided,  further, that if the Closing occurs at any time after such date, the Closing shall occur on the first day of the next month after the date on which all conditions to closing described in this sentence are satisfied, unless the parties otherwise agree to a different date.  For purposes of this Agreement, a Business Day (“Business Day”) is any day, other than a Saturday, Sunday or any other day that banks located in the State of Mississippi and the State of Georgia are not permitted to be open or required to be closed.  At the Closing, there shall be delivered to Acquiror, Acquiror Sub, Seller and Seller Sub the certificates and other documents required to be delivered under Article VI.

1.3The Articles of Incorporation and Bylaws of the Surviving Corporation and the Subsidiary Surviving Bank.  The Articles of Incorporation and the Bylaws of Acquiror and Acquiror Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and the Bylaws of the Surviving Corporation and the Subsidiary Surviving Bank, respectively, until thereafter changed or amended as provided therein and in accordance with applicable Law (as hereinafter defined).

1.4Directors and Officers.

(a) Prior to the Effective Time, the parties shall take all appropriate actions so that, as of the Effective Time, and subject to and in accordance with the Articles of Incorporation and the Bylaws of Acquiror, the number of directors of the Surviving Corporation shall be increased by one director and shall consist of the directors of Acquiror in office immediately prior to the Effective Time as well as one current director of Seller mutually agreed upon by Acquiror and Seller (the “Seller Designee”), until the next annual meeting of the Surviving Corporation’s stockholders and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.   The Surviving Corporation’s board of directors shall consider in good faith the nomination for reelection of the Seller Designee at each subsequent annual meeting of the Surviving Corporation’s stockholders through the 2016 annual meeting.

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Additionally, after the 2016 annual meeting of the Surviving Corporation’s stockholders, if both (i) O. Leonard Dorminey has retired as an employee of the Surviving Corporation (provided that at the relevant time he is eligible to serve as a director of the Surviving Corporation under the Articles of Incorporation and the Bylaws of the Surviving Corporation and applicable Law) and (ii) the Seller Designee has resigned as a director of the Surviving Corporation, the board of directors of the Surviving Corporation shall consider in good faith the appointment of O. Leonard Dorminey to fill the vacancy created by the Seller Designee ceasing to serve as a director and the nomination of O. Leonard Dorminey for election as a director at the annual meeting of the Surviving Corporation’s stockholders next following O. Leonard Dorminey’s appointment as a director. The officers of Acquiror shall, from and after the Effective Time, continue as the officers of the Surviving Corporation until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Surviving Corporation.

(b)Prior to the effective time of the Subsidiary Merger, the parties shall take all appropriate actions so that, as of the effective time of the Subsidiary Merger, and subject to and in accordance with the Articles of Incorporation and the Bylaws of Acquiror Sub, the number of directors of the Subsidiary Surviving Bank shall be increased by one director and shall consist of the directors of Acquiror Sub in office immediately prior to the effective time of the Subsidiary Merger as well as one current director of Seller Sub mutually agreed upon by Acquiror Sub and Seller Sub (the “Seller Sub Designee”), until the next annual meeting of the Subsidiary Surviving Bank’s sole stockholder and until their respective successors are duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Bank.  The Subsidiary Surviving Bank’s board of directors shall consider in good faith the nomination for reelection of the Seller Sub Designee at each subsequent annual meeting of the Subsidiary Surviving Bank’s sole stockholder through the 2016 annual meeting.  Additionally, after the 2016 annual meeting of the Subsidiary Surviving Bank’s sole stockholder, if both (i) O. Leonard Dorminey has retired as an employee of the Surviving Subsidiary Bank (provided that at the relevant time he is eligible to serve as a director of the Surviving Subsidiary Bank under the Articles of Incorporation and the Bylaws of the Surviving Subsidiary Bank and applicable Law) and (ii) the Seller Sub Designee has resigned as a director of the Surviving Subsidiary Bank, the board of directors of the Surviving Subsidiary Bank shall consider in good faith the appointment of O. Leonard Dorminey to fill the vacancy created by the Seller Sub Designee ceasing to serve as a director and the nomination of O. Leonard Dorminey for election as a director at the annual meeting of the Surviving Subsidiary Bank’s sole stockholder next following O. Leonard Dorminey’s appointment as a director.  The officers of Acquiror Sub shall, from and after the effective time of the Subsidiary Merger, continue as the officers of the Subsidiary Surviving Bank until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the Bylaws of the Subsidiary Surviving Bank.

1.5Effect of the Mergers.

(a)At the Effective Time, the separate existence of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror, as the surviving corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller shall be vested in Acquiror, as the surviving corporation, as primary obligor therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller shall be continued by or against Acquiror, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror, as the surviving corporation.

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(b)At the effective time of the Subsidiary Merger, the separate existence of Seller Sub shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller Sub shall be vested in Acquiror Sub, as the surviving corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities of Seller Sub shall be vested in Acquiror Sub, as the surviving corporation, as primary obligors therefor and, except as set forth herein, no other person shall be liable therefor, and all proceedings pending by or against Seller Sub shall be continued by or against Acquiror Sub, as the surviving corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror Sub, as the surviving corporation.

(c)The parties acknowledge and agree that it is intended that the Mergers constitute reorganizations within the meaning of Section 368(a) of the Code (as hereinafter defined), and this Agreement is intended to be and is adopted as the “plans of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Mergers to qualify as reorganizations under Section 368(a) of the Code.

ARTICLE II
EFFECT OF THE MERGERS ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

2.1Conversion of Shares.

(a)At the Effective Time, automatically by virtue of the Parent Merger and without any action on the part of Acquiror, Seller or the holder of any of the following securities:

(i)Each share of Acquiror Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Parent Merger.

(ii)Subject to the other provisions of this Article II, each share of Seller’s common stock, $0.01 par value per share (the “Seller Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 2.1(a)(v)) shall, subject to adjustment pursuant to Section 2.1(a)(iv), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Acquiror Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”).  As used in this Agreement, the term “Acquiror Common Stock” means the common stock, $5.00 par value per share, of Acquiror; the term “Exchange Ratio” means 0.9266.

(iii)Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration. Notwithstanding the foregoing, however, no fractional shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.1(b).

(iv)If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of capital stock of Acquiror or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock

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dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(v)Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding prior to the Effective Time that is owned by Acquiror or any subsidiary of Acquiror or Seller (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary or agency capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(b)No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Parent Merger.  In lieu of the issuance of fractional shares pursuant to Section 2.1(a), cash adjustments (without interest) will be paid to each holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Acquiror Common Stock otherwise issuable by (y) the weighted average of the closing sale prices of one share of Acquiror Common Stock as reported by the Nasdaq Global Select Market, for the 15 consecutive trading days ending on the trading day immediately prior to the Closing Date.  No such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

2.2Exchange of Seller Stock Certificates.

(a)Acquiror has appointed Registrar and Transfer Company to serve as exchange agent in connection with the Parent Merger for the purpose of exchanging shares of Seller Common Stock for the Merger Consideration (the “Exchange Agent”).  At or immediately following the Effective Time, Acquiror shall deposit in trust with the Exchange Agent for the benefit of Seller’s stockholders the aggregate number of shares of Acquiror Common Stock equal to the aggregate Merger Consideration (such shares of Acquiror Common Stock, together with cash sufficient to make payments required with respect to fractional shares of Acquiror Common Stock in accordance with Section 2.1(b) and pay any dividends or distributions with respect to such Acquiror Common Stock in accordance with Section 2.3, the “Exchange Fund”).  Acquiror shall deposit such shares of Acquiror Common Stock with the Exchange Agent by delivering to the Exchange Agent certificates representing, or providing to the Exchange Agent an uncertificated book-entry for, such shares and immediately available funds for such cash in accordance with Section 2.1(b) and Section 2.3.

(b)As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to the former record holders of the shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration pursuant to Section 2.1(a): (i) a letter of transmittal (which letter shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of a certificate or certificates formerly representing shares of Seller Common Stock to the Exchange Agent (or affidavits of loss in lieu of such certificate(s)) and shall otherwise be in form and substance reasonably satisfactory to Acquiror and the Exchange Agent) and (ii) instructions for use in effecting the surrender to the Exchange Agent of certificate(s) of Seller Common Stock in exchange for the Merger Consideration.  After the Effective Time, upon surrender to the Exchange Agent by the holder thereof of the certificate(s) representing shares of Seller Common Stock issued and outstanding immediately prior to the Effective Time that have been converted into the right to receive the Merger Consideration, together with a letter of transmittal duly executed and completed in accordance with the

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instructions thereto and any other documents reasonably required by the Exchange Agent, the Exchange Agent on behalf of Acquiror shall deliver the Merger Consideration (in the form of an uncertificated share of Acquiror Common Stock, unless such holder specifically requests certificated shares) to each such holder in exchange for each such share plus a check in the amount (if any) equal to any cash that such holder has the right to receive pursuant to Section 2.1(b) and, if applicable, Section 2.3, without interest.  Holders of record of shares of Seller Common Stock who hold such shares as nominees, trustees or in other representative capacities (a “Representative”) may submit multiple letters of transmittal, provided that such Representative certifies that each such letter of transmittal covers all the shares of Seller Common Stock held by such Representative for a particular beneficial owner.  Each certificate for Seller Common Stock so surrendered and all transmittal materials shall be duly completed and endorsed as the Exchange Agent may reasonably require.  The Exchange Agent shall not be obligated to deliver the Merger Consideration to which any former holder of Seller Common Stock is entitled as a result of the Parent Merger until such holder surrenders his, her or its certificate or certificates representing shares of Seller Common Stock (or affidavits of loss in lieu of such certificate(s)) for exchange as provided in this Section 2.2.  After the Effective Time, each certificate that represented outstanding shares of Seller Common Stock prior to the Effective Time shall be deemed for all corporate purposes (other than the payment of dividends and other distributions to which the former stockholders of Seller Common Stock may be entitled) to evidence only the right of the holder thereof to receive the Merger Consideration in exchange for each such share as provided in this Article II.  Acquiror shall instruct the Exchange Agent to promptly pay the Merger Consideration following the receipt of each letter of transmittal.

(c)Any portion of the Exchange Fund held by the Exchange Agent that remains undistributed to the former stockholders of Seller for six months after the Effective Time shall be delivered to Acquiror upon demand, and any former stockholders of Seller who have not theretofore complied with this Section 2.2 shall thereafter look only to Acquiror for payment of their claims for Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock or any dividends or distributions with respect to Acquiror Common Stock (all without any interest thereon).  Any Merger Consideration remaining unclaimed as of a date which is immediately prior to the time when such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Acquiror free and clear of any claims or interest of any person or entity entitled thereto.  Notwithstanding the foregoing, none of Acquiror, Seller, any subsidiary of Acquiror or Seller or the Exchange Agent or any other person shall be liable to any former holder of Seller Common Stock for shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Acquiror Common Stock delivered in good faith to public officials pursuant to any applicable abandoned property, escheat or similar Law.

(d)From and after the Effective Time, the holders of certificates of Seller Common Stock shall cease to have any rights with respect to shares of Seller Common Stock represented thereby except as otherwise provided in this Agreement or by applicable Law.  All rights to receive the Merger Consideration issued upon conversion of the shares of Seller Common Stock pursuant to this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Seller Common Stock.

(e)If any portion of the Merger Consideration is to be issued to a person other than the person in whose name the shares of Seller Common Stock (each a “Seller Stock Certificate”) so surrendered is registered, it shall be a condition to such issuance that such Seller Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer, and the person requesting such issuance shall pay to the Exchange Agent any transfer or other similar Taxes (as defined in Section 3.7(c)) required as a result of such issuance to a person other than the registered holder of such Seller Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes have been paid or are not

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payable.  Acquiror or the Exchange Agent shall be entitled to deduct and withhold, without duplication, from the consideration otherwise payable pursuant to this Agreement to any holder of Seller Common Stock such amounts as Acquiror or the Exchange Agent is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of Tax Law (as hereinafter defined), with respect to the making of such payment and shall further be entitled to sell Acquiror Common Stock otherwise issuable pursuant to this Agreement to satisfy any such withholding requirement (which Acquiror Common Stock will be valued with respect to such withholding at the average of the high and low trading prices thereof on the day of such sale).  To the extent the amounts are so withheld by Acquiror or the Exchange Agent and paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Seller Common Stock in respect of whom such deduction and withholding was made by Acquiror or the Exchange Agent.

(f)In the event any Seller Stock Certificate(s) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Seller Stock Certificate(s) to be lost, stolen or destroyed and, if required by Acquiror or the Exchange Agent, the posting by such person of a bond in such amount as either of them may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Seller Stock Certificate(s), the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Seller Stock Certificate(s) the Merger Consideration (together with a check in the amount (if any) of any dividends or distributions payable in accordance with Section 2.3).

(g)The Exchange Agent shall invest the cash balances in the Exchange Fund in a demand deposit account or as directed by Acquiror.  Any interest and other income resulting from such investments shall be paid to Acquiror upon termination of the Exchange Fund pursuant to Section 2.2(c).

2.3Rights as Stockholders.  All shares of Acquiror Common Stock to be issued as Merger Consideration shall be deemed issued and outstanding as of the Effective Time.  Former stockholders of Seller and any other persons who or which are entitled to receive Acquiror Common Stock as a result of the Parent Merger will be able to vote after the Effective Time at any meeting of Acquiror stockholders or pursuant to any written consent procedure the number of whole shares of Acquiror Common Stock into which their shares of Seller Common Stock are converted, regardless of whether they have exchanged their Seller Stock Certificates.  In addition, whenever a dividend or other distribution is declared by Acquiror on the Acquiror Common Stock with a record date after the Effective Time, the declaration shall include dividends or other distributions on all shares of Acquiror Common Stock issuable hereunder, but no stockholder will be entitled to receive his, her or its distribution of such dividends until physical exchange of such stockholder’s Seller Stock Certificates shall have been effected.  Upon exchange of a stockholder’s Seller Stock Certificates, any such person shall be entitled to receive from Acquiror an amount equal to all dividends or other distributions (without interest thereon less the amount of any taxes, if any, that have been withheld by, imposed on or paid by Acquiror or the Exchange Agent with respect to such dividends) declared, and for which the payment has occurred, on the shares represented thereby; provided,  however, that former stockholders of Seller shall not be entitled to receive any dividend on their Acquiror Common Stock with respect to any period for which Acquiror paid a dividend prior to the Effective Time.

2.4Stock Transfer Records.  Prior to the Effective Time, Seller shall continue to maintain its stock transfer records and to transfer and replace stock certificates in accordance with its existing policies and past practices with regard to such transfers and replacements.  From and after the Effective Time, there shall be no further registration or transfers on the stock transfer books of Seller or Acquiror of shares of Seller Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Seller Common Stock that occurred prior to the Effective Time.  If after

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the Effective Time, the Seller Stock Certificates are presented for transfer to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.

2.5Subsidiary Merger.  At the effective time of the Subsidiary Merger, each share of common stock, $0.01 par value per share, of Seller Sub (the “Seller Sub Common Stock”) issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall automatically be cancelled and there shall be no conversion or exchange of, or consideration paid or issued for, such Seller Sub Common Stock.  The certificate or certificates for such Seller Sub Common Stock shall be surrendered and cancelled.  All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Subsidiary Merger shall remain issued and outstanding after the effective time of the Subsidiary Merger and shall be unaffected by the Subsidiary Merger.

2.6Seller Stock Options, Seller Restricted Stock and Related Matters.

(a)At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holders thereof, each option, stock appreciation right or similar right to purchase shares of Seller Common Stock (collectively, “Seller Stock Options”) granted by Seller under the Heritage Financial Group 2006 Equity Incentive Plan or the Heritage Financial Group, Inc. 2011 Equity Incentive Plan (collectively, the “Seller Stock Plans”), or otherwise, whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall be cancelled and converted into an obligation of Acquiror to pay (or cause to be paid) and a right of the holder to receive, in full satisfaction of any rights in respect of the Seller Stock Option, a cash payment, without interest, equal to the product of (i) the total number of shares of Seller Common Stock subject to such Seller Stock Option, multiplied by (ii) the excess, if any, of $27.00 over the exercise price per share of Seller Common Stock subject to such Seller Stock Option (with the aggregate amount of such payment to the holder to be rounded to the nearest cent), less the amount of any required withholding Tax.  No holder of a Seller Stock Option that has an exercise price per share of Seller Common Stock that is equal to or greater than $27.00 shall be entitled to any payment with respect to such cancelled Seller Stock Option before, on, or after the Effective Time.  Acquiror shall pay (or cause to be paid) to the holders of Seller Stock Options the cash payments described in this Section 2.6(a) on or as soon as reasonably practicable after the Closing Date, but in any event within ten Business Days following the Closing Date.

(b)At the Effective Time, each share of Seller Common Stock subject to restrictions on transfer and/or forfeiture granted under a Seller Stock Plan or otherwise (“Seller Restricted Stock”) that is outstanding immediately prior to the Effective Time shall become fully vested and shall be converted automatically into and shall thereafter represent the right to receive the Merger Consideration, less the amount of any required withholding Tax, in accordance with Section 2.1(a)(ii).

(c)Before the Effective Time, Seller’s board of directors (or, if appropriate, any committee administering the particular Seller Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.6.

(d)Prior to the Effective Time, Seller shall deliver all required notices (which notices shall have been approved in advance by Acquiror, in its reasonable discretion) to each holder of Seller Stock Options and/or Seller Restricted Stock, setting forth each holder’s or participant’s rights pursuant to the particular Seller Stock Plan and stating that such Seller Stock Options and/or Seller Restricted Stock shall be treated in the manner set forth in this Section 2.6.

2.7Seller ESOP.  Prior to the Effective Time, Seller’s board of directors shall adopt resolutions to terminate the Seller Employee Stock Ownership Plan effective as of the Closing Date,

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provided, that such termination shall be contingent on the Closing of the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER SUB

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Seller and Seller Sub delivered herewith (the “Seller Disclosure Schedule”) (provided that each exception set forth in the Seller Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any publicly available report, schedule, form or other document filed with the SEC by Seller prior to the date hereof and on or after the date on which Seller filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Seller and Seller Sub, jointly and severally, represent and warrant as of the date hereof to Acquiror and Acquiror Sub as set forth in this Article III.  The Seller Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article III.  The phrase “provided to Acquiror”, “delivered to Acquiror” or “made available to Acquiror” or any phrase of similar import means that Seller or Seller Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Acquiror, Acquiror Sub or their counsel.  For purposes of this Article III, the phrase “to the Knowledge of Seller,” the phrase “to Seller’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Seller and Seller Sub (i.e., the senior vice president level and above) after reasonable investigation.

3.1Corporate Organization.

(a)Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland.  Seller has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect.  The term “Seller Material Adverse Effect” shall mean (i) any change, state of facts, circumstance, event or development which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, operations, assets or financial condition of Seller, Seller Sub or any of the other Subsidiaries (as defined below), taken individually or as a whole, other than (A) effects resulting from the impact of any action taken by Seller or any of the Subsidiaries with the prior written consent of Acquiror or required expressly by this Agreement or any action not taken by Seller or any of its Subsidiaries to the extent such action is expressly prohibited by this Agreement without the prior written consent of Acquiror and Acquiror has not consented to such action; (B) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (C) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally; (D) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (E) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (F) changes in general economic, market, political or regulatory conditions in the United States; (G) a failure, in and of

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itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Seller Common Stock, in and of itself, but not including any underlying causes thereof; (H) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; (I) the impact of the announcement of this Agreement, the Mergers and the other transactions contemplated hereby; or (J) the departure of any employees of Seller’s mortgage division and any changes related to the integration of Alarion Financial Services, Inc. into Seller, including, but not limited to, the conversion of Alarion Bank customers and depositors with and into Seller Sub; provided, that as to each of clauses (B), (C), (E), (F) or (H), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Seller or Seller Sub as compared to other financial institutions or their holding companies; or (ii) any event or occurrence, including the Mergers, that results in or is reasonably likely to result in the loss of any material amount of loss share coverage from the FDIC, in its capacity as receiver of any of (A) Citizens Bank of Effingham, Springfield, Georgia or (B) First Southern National Bank, Statesboro, Georgia, in either case pursuant to any shared-loss agreement by and among Seller Sub, the FDIC, in its capacity as receiver of any of the banks listed in subparts (A)-(B), and the FDIC in its corporate capacity (each a “Shared-Loss Agreement”).  Seller is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and (together with Seller Sub) is a member in good standing of the Federal Home Loan Bank of Atlanta and owns the requisite amount of stock therein.  Seller has furnished or made available to Acquiror true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Seller and each of the Subsidiaries as in effect on the date hereof.

(b)Seller Disclosure Schedule 3.1(b) lists the direct and indirect subsidiaries of Seller (collectively, the “Subsidiaries”), in which Seller owns, directly or indirectly, all of the issued and outstanding shares or other equity interests therein. Seller Sub is a state bank duly organized, validly existing and in good standing under the laws of the State of Georgia.  Seller Sub is not a member of the Federal Reserve System.  Seller Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(c)Each of the Subsidiaries (other than Seller Sub, which is addressed in Section 3.1(b)), is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  Each of the Subsidiaries has the requisite corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have a Seller Material Adverse Effect.

(d)Other than as listed on Seller Disclosure Schedule 3.1(b) and Seller Sub’s ownership of stock of the Federal Home Loan Bank of Atlanta, Seller does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

3.2Capitalization.  The authorized capital stock of Seller consists of (i) 45,000,000 shares of Seller Common Stock, of which 9,190,397 shares are issued and outstanding (of which 279,234 shares are owned by the Seller ESOP), 96,790 shares are reserved for issuance pursuant to the Seller Stock Plans (of

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which 71,147 shares are subject to outstanding Seller Stock Options) and no shares are held in treasury as of the date hereof, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which (A) 6,514 shares are designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series A,” and (B) 326 shares are designated as “Fixed Rate Cumulative Perpetual Preferred Stock, Series B,” none of which are issued or outstanding as of the date hereof.   The authorized capital stock of Seller Sub consists of 1,000,000 shares of Seller Sub Common Stock, 1,000 of which shares are issued and outstanding.  All issued and outstanding shares of Seller Common Stock and all issued and outstanding shares of Seller Sub Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to Seller Common Stock or Seller Sub Common Stock.  None of the outstanding shares of capital stock or other security of Seller has been issued in violation of any preemptive rights of the current or past stockholders of Seller.  All of the outstanding shares of Seller Sub Common Stock are owned by Seller free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Except for outstanding Seller Stock Options, neither Seller, Seller Sub nor any of the other Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Seller Common Stock or Seller Sub Common Stock or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Seller stockholders may vote, nor any subordinated debt securities, are outstanding.

3.3Authority; No Violation.

(a)Subject to the approval of this Agreement and the transactions contemplated hereby and thereby by the stockholders of Seller and Seller Sub, Seller and Seller Sub have all requisite corporate power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, have been duly and validly approved by the unanimous vote of the Boards of Directors of Seller and Seller Sub, as applicable, and the Board of Directors of Seller has determined to recommend that the stockholders of Seller adopt and approve the Parent Merger and the other transactions contemplated hereby.  Except for the approval of Seller’s stockholders of this Agreement and the transactions contemplated hereby, no other corporate proceedings on the part of Seller are necessary to consummate the transactions so contemplated other than in the case of the Parent Merger, the filing of the Parent Merger Document as contemplated in Section 1.2. Except for the approval of Seller Sub’s sole stockholder of this Agreement and the transactions contemplated hereby, no other corporate or similar proceedings on the part of Seller Sub are necessary to consummate the transactions so contemplated, other than in the case of the Subsidiary Merger, the filing of the Subsidiary Merger Document as contemplated in Section 1.2.  Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Seller and Seller Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Seller and Seller Sub, as applicable, enforceable against Seller and Seller Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exception”).

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(b)None of the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, nor the consummation by Seller or Seller Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, nor compliance by Seller or Seller Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Seller, Seller Sub or any other Subsidiary; (ii) assuming that the consents and approvals set forth in Section 3.3(c) are duly obtained, violate any (A) federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law (collectively, “Law”) to which Seller, Seller Sub or any of the other Subsidiaries is subject or (B) any judgment, order, writ, decree or injunction applicable to Seller or Seller Sub or any of their respective properties or assets; or (iii) assuming the consents and approvals set forth below are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Seller or the Subsidiaries under any of the terms, conditions or provisions of the Seller Agreements (as defined in Section 3.13) or any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or any of the Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii) above, such as individually or in the aggregate will not have a Seller Material Adverse Effect.

(c)Except as set forth in Seller Disclosure Schedule 3.3(c) and for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the Maryland State Department of Assessments and Taxation, the MCB, the GDBF, the Securities and Exchange Commission (the “Commission”), other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including NASDAQ, the Financial Industry Regulatory Authority (“FINRA”) and other industry self-regulatory organizations), the Federal Reserve Board (the “FRB”), the Federal Deposit Insurance Corporation (“FDIC”), including the FDIC with respect to the transfer of the Shared-Loss Agreements, the Federal Trade Commission, the Department of Justice, the stockholders of Seller and Seller Sub, and such other consents or approvals of or filings or effective registrations with or notices to any non-governmental third party which the failure to make or obtain, individually or in the aggregate, would not reasonably be likely to have a Seller Material Adverse Effect, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Seller or Seller Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Seller or Seller Sub, as applicable, (ii) the consummation by Seller of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Document, and (iii) the consummation by Seller Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document.  As of the date of this Agreement, Seller has no Knowledge of any reason why any requisite regulatory approvals to be obtained by it (i) should not be granted on a timely basis or (ii) may be conditioned or restricted in any manner (including any requirement relating to the raising of additional capital or the disposition of assets) which could cause a Seller Material Adverse Effect.

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(d)As of the date hereof, Seller and Seller Sub have taken all action necessary to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any applicable “moratorium”, “investor protection”, “control share”, “fair price”, “greenmail”, “supermajority”, “affiliate transactions”, “business combination” or other federal or state antitakeover Laws (collectively, “Takeover Laws”).

3.4Financial Statements.

(a)Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Seller SEC Documents (as defined below) (the “Seller Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto as of their respective dates; (ii) was prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the Commission for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Seller and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of Seller’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the Commission.

(b)Except to the extent reflected, disclosed or reserved against in the Seller Financial Statements or immaterial liabilities incurred since September 30, 2014 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Seller nor any of the Subsidiaries has any obligation or liability, whether absolute, accrued, contingent or otherwise and whether due or to become due, that is material to the business, result of operations, assets or financial condition of Seller and the Subsidiaries, taken individually or as a whole.

(c)Since December 31, 2011 (i) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, directors, employees or agents to Seller’s board of directors or any committee thereof or to any of Seller’s directors or officers.

3.5Absence of Certain Changes or Events.  There has not been any material change in the business, results of operations, prospects, assets or financial condition of Seller and any of the Subsidiaries, taken individually or as a whole, since September 30, 2014, other than in connection with: (i) any change in banking or similar Laws of general applicability to banks or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally applicable to the banking or savings industry; (iii) reasonable expenses incurred in connection with the transactions

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contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

3.6Legal Proceedings.  Neither Seller nor any of the Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Seller, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Seller or any of the Subsidiaries, other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.  Neither Seller nor any of the Subsidiaries is a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

3.7Taxes and Tax Returns.

(a)Each of Seller and the Subsidiaries has duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements (“Returns”) required to be filed or sent by or with respect to them in respect of any Taxes (as hereinafter defined) and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith (and are set forth on Seller Disclosure Schedule 3.7(a)) and (ii) have not finally been determined.  Seller and Seller Sub have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable.  The federal income tax returns of Seller and the Subsidiaries have not been examined by the Internal Revenue Service (the “IRS”) (or are closed to examination due to the expiration of the applicable statute of limitations), and the Maryland and Georgia franchise tax returns of Seller and the Subsidiaries, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in either case no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Seller or any of the Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Seller or any of the Subsidiaries is required to file a Return in such taxing authority’s jurisdiction.  There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Seller or any of the Subsidiaries.

(b)Except as set forth on Seller Disclosure Schedule 3.7(b), neither Seller nor any of the Subsidiaries (i) has requested any extension of time within which to file any Return which Return has not since been filed; (ii) is a party to any written or unwritten agreement, arrangement or understanding providing for the allocation or sharing of, or indemnification with respect to, Taxes, which agreement, arrangement or understanding required Seller or any of the Subsidiaries to make payments after January 1, 2014 or could require Seller or any of the Subsidiaries to make any payments after the Effective Time; (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Seller or any of the Subsidiaries (nor does Seller or Seller Sub have any Knowledge that the IRS has proposed any such adjustment or change of accounting method); (iv) has been a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355(a) of the Code within the past five years; (v) has ever been a member of a consolidated, combined or unitary Tax group (other than a group of which Seller is or was the common parent) or has any liability for Taxes of any other entity under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law); or (vi) has ever engaged in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

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(c)For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies or other assessments imposed by any taxing authority (domestic or foreign), including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment (including withholding, payroll and employment taxes required to be withheld with respect to income paid to employees), excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

(d)No liens for Taxes exist with respect to any of the assets or properties of Seller or any of the Subsidiaries, except for liens for Taxes not yet due and payable.

(e)Neither Seller nor any of the Subsidiaries is, or has been, an S-corporation within the meaning of Section 1361(a) of the Code.

(f)None of the assets of Seller or any of the Subsidiaries (i) is tax-exempt use property within the meaning of Section 168(h) of the Code, (ii) directly or indirectly secures any debt the interest on which is exempt under Section 103(a) of the Code or (iii) is property that is required to be treated as being owned by a person (other than Seller or the applicable Subsidiary) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately before the enactment of the Tax Reform Act of 1986.

(g)Neither Seller nor any of the Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that economically accrued in a taxable period ending on or before the Effective Time as a result of the installment method of accounting, the completed contract method of accounting, any method of reporting revenue from contracts which are required to be reported on the percentage of completion method (as defined in Section 460(b) of the Code) but that were reported using another method of accounting, or any other method of accounting.

(h)Neither Seller nor any of the Subsidiaries is a partner or a member of any partnership, joint venture or any other entity classified as a partnership for federal income tax purposes.

(i)Seller and the Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

3.8Employee Benefit Plans.

(a)Each employee benefit plan, arrangement, or commitment of Seller or any of the Subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is listed in Seller Disclosure Schedule 3.8(a), and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”)), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan, employment or severance contract and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which either Seller or any of the Subsidiaries has any existing or future liability that cover current or former officers or employees (“Employees”) or current or former directors of Seller and any of the Subsidiaries, whether individually or in the aggregate or by group or class, whether written or unwritten, qualified or non-qualified, are listed in Seller Disclosure Schedule 3.8(a) (the “Seller Plans”).  Seller has furnished to Acquiror true and complete copies or descriptions of each Seller Plan together, if applicable, with (i) all amendments, supplements, funding arrangements, policies, or other related documents thereto, (ii) the most recent summary plan description

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for each such Seller Plan for which a summary plan description is required, (iii) any applicable trust agreement, (iv) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Seller Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Seller Plan”), (v) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (vi) the most recent determination letter or ruling, if any, issued by the IRS with respect to any Qualified Seller Plan and a description of any open requests for rulings, statements or letters that pertain to any such Qualified Seller Plan, (vii) all registration statements filed with the Commission with respect to any of the Seller Plans and (viii) any material written communications within the past six plan years to or from the IRS or any Governmental Entity with respect to any Seller Plan.

(b)Except as disclosed in Seller Disclosure Schedule 3.8(b): (i) each Seller Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008 and the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect; (ii) at all times after December 31, 2004, each Seller Plan that constitutes or includes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code and each such Seller Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Seller Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Seller, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Seller Plan; (iv) neither Seller nor any of the Subsidiaries has any liability to the IRS with respect to any Seller Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Seller Plan is subject to tax as unrelated business taxable income; (v) as of the date hereof, there is no pending or, to the Knowledge of Seller, threatened claim, administrative proceeding or litigation relating to any Seller Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vi) neither Seller nor any of the Subsidiaries has engaged in a transaction with respect to any Seller Plan subject to ERISA (an “ERISA Plan”) that could reasonably be expected to subject Seller or any of the Subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; (vii) neither Seller nor any ERISA Affiliate of Seller has ever sponsored, maintained, or contributed to a plan, including any Seller Plan, which is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or subject to Title IV of ERISA, and Seller has no Knowledge of any facts, circumstances, or reportable events that could reasonably be expected to give rise to any liability of Acquiror to the IRS or the Pension Benefit Guaranty Corporation under Title IV of ERISA; and (viii) neither Seller nor any of the Subsidiaries has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA Affiliate.  For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity, which together with Seller or Acquiror, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c)All contributions required to be made by Seller or any of the Subsidiaries under the terms of any of their Seller Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Seller Plans that have accrued but are not due have been reflected in accordance

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with GAAP on their financial statements referred to in Section 3.4.  No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Seller nor any of its Subsidiaries has an outstanding funding waiver.  It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code.  Neither Seller nor any of the Subsidiaries has provided, or is required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d)Except as disclosed in Seller Disclosure Schedule 3.8(d), neither Seller nor Seller Sub has any obligation to provide medical, health, dental, vision, life insurance, or disability benefits under any Seller Plan for any period after termination of employment, except as may be required by Section 4980B of the Code or Section 601 of ERISA or similar state or local law.

(e)There has been no amendment to, announcement by Seller or any of the Subsidiaries relating to, or change in employee participation or coverage under, any Seller Plan which would materially increase the expense of maintaining such Seller Plan above the level of the expense incurred therefor for the most recent fiscal year.  Except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Seller Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(i)) to merge, amend or terminate any Seller Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; or (iv) cause Seller or any of the Subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

Without limiting the generality of the foregoing, except as set forth on Seller Disclosure Schedule 3.8(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Seller or Seller Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) could result in amounts paid or payable that would (i) constitute an “excess parachute payment” within the meaning of Section 280G of the Code or (ii) that would not be deductible under Section 162(m) of the Code.

(f)Except as set forth on Seller Disclosure Schedule 3.8(f), there are no outstanding compensatory equity awards, including any contracts or arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity or equity-based compensation to any employee, officer, director, consultant or other service provider of or to Seller or the Subsidiaries. With respect to the Seller Stock Options, (i) the per share exercise price of all such options is equal to or greater than the fair market value (determined in accordance with Section 409A of the Code) of the underlying shares of Seller Common Stock as of their effective grant date and (ii) all such options were granted either on the date of approval by Seller’s board of directors or the compensation committee of Seller’s board of directors or at a later date specified by such board of directors or compensation committee, as applicable.  All members of Seller’s compensation committee meet the independence standards and requirements of NASDAQ, the Commission, if applicable, and the IRS.

3.9Securities Documents and Regulatory Reports.

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(a) Since January 1, 2011, Seller has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the Securities Exchange Act of 1934, as amended (the “1934 Act”), or the rules and regulations promulgated by the Commission (all such filed or furnished documents since January 1, 2011, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Seller SEC Documents”).  As of the respective dates of their filing or being furnished (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any Seller SEC Document has been amended or superseded by a subsequently filed Seller SEC Document prior to the date hereof, in which case, as of the date of such amended or superseded filing, each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, form, report, schedule, statement or other document, as of its date, complied or, if not yet filed or furnished, will comply in all material respects with all Laws applicable to the Seller SEC Documents (including the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not, and any Seller SEC Documents filed with or furnished to the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed publicly prior to the date hereof shall be deemed to modify information as of an earlier date.  None of Seller’s Subsidiaries is required to file periodic reports with the Commission.

(b) Since January 1, 2011, Seller and Seller Sub have duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the Maryland Department of Assessments and Taxation, GDBF, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub, other than the Commission, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such monthly, quarterly and annual reports, forms, correspondence, registrations and statements or to pay such fees and assessments, individually or in the aggregate, is not reasonably likely to have a Seller Material Adverse Effect.  As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.   To the extent not prohibited by Law, Seller has delivered or made available to Acquiror accurate and complete copies of such reports, forms, correspondence, registrations and statements.  Seller Disclosure Schedule 3.9 lists all examinations of Seller and Seller Sub conducted by the applicable bank regulatory authorities since January 1, 2011 and the dates of any responses submitted thereto.  In connection with the most recent examinations of Seller or any of the Subsidiaries by the applicable bank regulatory authorities, neither Seller nor any of the Subsidiaries was required to correct or change any material action, procedure or proceeding which Seller or Seller Sub believes has not been now corrected or changed as required.

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3.10Seller Information.  None of the information relating to Seller and the Subsidiaries provided or to be provided by Seller or Seller Sub for inclusion or incorporation by reference in the Joint Proxy Statement (as defined herein) and/or in the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a part thereof, to be filed by Acquiror with the Commission in connection with the solicitation of the approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller and Acquiror, as amended or supplemented (or on any successor or other appropriate schedule or form) (the “Registration Statement”), or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, as of the date the Joint Proxy Statement is first mailed to Seller’s or Acquiror’s stockholders or at the time of the Special Meetings, or at the time the Registration Statement becomes effective under the 1933 Act or at the Effective Time, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Joint Proxy Statement, the Registration Statement or such other applications, notifications or other documents supplied by Acquiror or Acquiror Sub for inclusion or incorporation by reference therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

3.11Compliance with Applicable Law.

(a)Each of Seller and the Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities, that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, except for such failures to have such permits, licenses, certificates of authority, orders and approvals of, to make all filings, applications and registrations with Governmental Entities or to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  To the Knowledge of Seller, no suspension or cancellation of any of the same is threatened.

(b)Neither Seller nor any of the Subsidiaries is (i) in violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument, or (B) any Law of any Governmental Entity material to the business or operations of Seller or any of the Subsidiaries or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity material to the business or operations of Seller or any of the Subsidiaries, except in the case of clause (i)(A) such violations which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  Neither Seller nor any of the Subsidiaries has received any written notice from any Governmental Entity asserting that Seller or any of the Subsidiaries is in violation of or default with respect to any of the foregoing, except for such violations or defaults which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  Neither Seller nor any of the Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing.  Neither Seller nor Seller Sub participated in the United States Department of the Treasury’s Capital Purchase Program or its Community Development Capital Initiative.

(c)Without limiting the generality of the foregoing, to the Knowledge of Seller, each of Seller and Seller Sub is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained in all material respects all

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requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of Seller and Seller Sub is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.  Seller and Seller Sub have neither had nor suspected any material incidents of fraud or defalcation during the last two years.

3.12Deposit Insurance and Other Regulatory Matters.  The deposit accounts of Seller Sub are insured by the FDIC to the maximum extent permitted by the Federal Deposit Insurance Act, as amended (the “FDIA”), and Seller Sub has paid when due all premiums and assessments required by the FDIA and the regulations thereunder.  No action, suit or proceeding is pending or, to the Knowledge of Seller, has been threatened by the FDIC against Seller or Seller Sub with respect to the termination of such insurance.  Seller Sub has complied in all material respects with any agreements or commitments entered into or made by Seller Sub in connection with obtaining “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)).

3.13Certain Contracts.

(a)Except as disclosed in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to, is bound or affected by, receives or is obligated to pay compensation or benefits under (i) any agreement, arrangement or commitment, including any agreement, indenture or other instrument relating to the borrowing of money by Seller or any of the Subsidiaries or the guarantee by Seller or any of the Subsidiaries of any obligation except for deposit liabilities, federal funds purchased, borrowings from the Federal Home Loan Bank and securities repurchase agreements entered into in the ordinary course of business; (ii) any contract, agreement or understanding with a labor union; (iii) any agreement, arrangement or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of Seller or any of the Subsidiaries upon execution of this Agreement or upon or following consummation of the transactions contemplated by this Agreement (either alone or in connection with the occurrence of any additional acts or events); (iv) any agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party or by which any of them is bound which limits the freedom of Seller or any of the Subsidiaries to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, they may carry on their business (other than as may be required by Law or any Governmental Entity); (v) any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the FRB, the FDIC, the GDBF or any other regulatory agency (and no such agreement, memorandum or order imposes any obligation on Seller or any of the Subsidiaries to make any additional capital contributions); (vi) any joint venture, partnership or similar agreement, arrangement or understanding providing for the sharing of profits, losses, costs or liabilities by Seller or Seller Sub with any other person; (vii) any purchase and assumption agreement with the FDIC (other than Shared-Loss Agreements); or (viii) any other agreement, arrangement or understanding to which Seller or any of the Subsidiaries is a party and which is material to the business, results of operations, assets or financial condition of Seller and the Subsidiaries, taken individually or as a whole (excluding loan agreements or agreements relating to deposit accounts); in each of the foregoing cases whether written or oral (each such agreement listed, or required to be listed, in this Section 3.13(a) is referred to herein as a “Seller Agreement”).  Except as set forth in Seller Disclosure Schedule 3.13(a), neither Seller nor any of the Subsidiaries is a party to any agreement, arrangement or commitment relating to the employment of a consultant or the employment, retirement, election or retention in office of any present or former director, officer or employee of Seller or Seller Sub (other than those which are terminable at will without any further amounts being payable thereunder as a result of termination by Seller or Seller Sub).

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(b)Neither Seller nor any of the Subsidiaries is in default or in non-compliance under any Seller Agreement, and there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance, except for such default or non-compliance which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  Each Seller Agreement is valid, binding and enforceable against Seller or, as applicable, any of the Subsidiaries and, to the Knowledge of Seller, the other parties thereto in accordance with their respective terms, except as limited by the Bankruptcy and Equity Exception, and is in full force and effect in accordance with its terms and all rents and other monetary amounts that may have become due and payable thereunder have been paid, except for such failures to be valid, binding and enforceable, to be in full force and effect or to have paid all rents and other monetary amounts which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.

3.14Properties and Insurance.

(a)All of the tangible assets and other personal property owned or leased by Seller or any of the Subsidiaries or presently used by either of them in their respective business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on the business of Seller and Seller Sub in the ordinary course consistent with past practices.  Seller and each of the Subsidiaries have title and, as to owned real property, good and marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Seller’s consolidated unaudited balance sheet as of September 30, 2014 or owned and acquired subsequent thereto (except for such assets and properties that have been disposed of for fair value in the ordinary course of business since September 30, 2014), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated balance sheet or the notes thereto or have been incurred in the ordinary course of business after the date of such consolidated balance sheet; (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith; (iii) liens for real property Taxes not yet due and payable; (iv) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, assets or financial condition of Seller and Seller Sub, taken individually or as a whole; and (v) with respect to owned real property, (x) easements, rights-of-way, covenants, consents, restrictions, encroachments, variations and other restrictions, charges or encumbrances (whether recorded or not) that do not interfere materially with the ordinary course of Seller’s business or the business of any Subsidiary at such property, (y) building restrictions, zoning laws and other Laws, now or at any time hereafter adopted by any Governmental Entity having jurisdiction that do not materially interfere with the ordinary course of Seller’s or Seller Sub’s business, or (z) imperfections or irregularities of title noted in title reports delivered to Acquiror prior to the date hereof (items (i) – (v) are collectively referred to herein as “Permitted Liens”).  Seller and each of the Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all respects as presently occupied, used, possessed and controlled by Seller and such Subsidiaries.  Seller Disclosure Schedule 3.14(a) sets forth an accurate listing of each lease pursuant to which Seller or any of the Subsidiaries acts as lessor or lessee, including the expiration date and the terms of any renewal options which relate to the same.  Neither Seller nor any of the Subsidiaries has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

(b)Seller Disclosure Schedule 3.14(b) sets forth a list of all policies of fire, theft, public liability, business interruption and other insurance (including fidelity bonds insurance) maintained by Seller and the Subsidiaries as of the date thereof.  The business operations and all insurable properties and assets of Seller and the Subsidiaries are insured for their benefit against all risks (including flood) which, to the Knowledge of Seller, should be insured against, in each case, under valid, binding and enforceable policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles

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and against such risks and losses as are, to the Knowledge of Seller, adequate for the business engaged in by Seller and such Subsidiaries.  As of the date hereof, to the Knowledge of Seller, neither Seller nor any of the Subsidiaries has received any written notice of cancellation or written notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, all premiums and other payments due under any such policy or bond have been paid, no coverage thereunder is being disputed, and all material claims thereunder have been or will be filed in a timely fashion.

3.15Environmental Matters.  For purposes of this Agreement, the following terms shall have the indicated meaning:

“Environmental Law” means any Law, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.  The term “Environmental Law” includes (1) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; and all comparable state and local Laws, and (2) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any regulated material containing any such substance as a component.  Hazardous Substances include petroleum (including crude oil or any fraction thereof), friable asbestos, radioactive material and polychlorinated biphenyls, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Substance” shall not mean or include any of such naturally occurring in any ambient air, surface water, ground water, land surface or surface strata.

“Loan Portfolio Properties and Other Properties Owned” means those properties owned, leased or operated by a person or its subsidiaries or those properties which serve as collateral for loans owned by a person or its subsidiaries.

Except as set forth on Seller Disclosure Schedule 3.15, (i) neither Seller nor any of the Subsidiaries has been or is in violation of or liable under any Environmental Law, (ii) none of the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub has been or is in violation of or, to the Knowledge of Seller, liable under any Environmental Law, and (iii) there are no actions, suits, demands, written notices, claims, investigations or proceedings pending or, to the Knowledge of Seller, threatened, relating to the Loan Portfolio Properties and Other Properties Owned by Seller or Seller Sub under any Environmental Law, including any notices, demand letters or written requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law.

3.16Allowance for Loan Losses and Real Estate Owned.  The allowance for loan losses reflected on Seller’s consolidated balance sheets included in the consolidated financial statements referred

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to in Section 3.4 is in compliance with Seller’s existing methodology for determining the adequacy of its allowance for loan losses and was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, adequate in all material respects as of their respective dates under the requirements of GAAP and the standards formally established by applicable Governmental Entities to provide for reasonably anticipated losses on outstanding loans net of recoveries.  The real estate owned reflected on the consolidated balance sheets included in the consolidated financial statements referred to in Section 3.4 was, at the time recorded, or will be in the case of subsequently delivered financial statements, as the case may be, carried at the lower of cost or fair value, or the lower of cost or net realizable value, as required by GAAP.

3.17Minute Books.  Since January 1, 2011, the minute books, including any attachments thereto, of Seller and the Subsidiaries contain complete and accurate records in all material respects of all meetings and other material corporate action held or taken by their respective boards of directors or comparable governing bodies (including committees thereof) and stockholders, members or trustees, as applicable.

3.18Affiliate Transactions.  Except for (i) deposit agreements entered into in the ordinary course of business with customers of Seller Sub; (ii) loans covered by the second sentence of Section 3.23(a); and (iii) obligations under employee benefit plans set forth on Seller Disclosure Schedule 3.8(a), and except as specifically contemplated by this Agreement, since January 1, 2011, neither Seller nor any of the Subsidiaries has engaged in or agreed to engage in (whether in writing or orally) any transaction with any “affiliate,” as such term is defined in Rule 405 under the 1933 Act.

3.19Internal Controls; Disclosure Controls.  Seller and the Subsidiaries have maintained a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) all transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) access to Seller’s assets is permitted only in accordance with management’s general or specific authorization, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.  Seller and the Subsidiaries have devised and maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the 1934 Act) effective for ensuring that information Seller is required to disclose in reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms.

3.20Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts (including commitments to sell mortgage loans) and other similar risk management arrangements (collectively, the “Risk Management Instruments”), whether entered into for Seller’s own account or for the account of one or more of Seller Sub or its customers, were entered into, to the Knowledge of Seller, (i) in accordance with all applicable Laws and (ii) with counterparties financially responsible at the time; and each of the Risk Management Instruments are valid and legally binding obligations of Seller or Seller Sub; and are enforceable in accordance with their terms (except as limited by the Bankruptcy and Equity Exception), and are in full force and effect.  Except as would not reasonably be likely to result in a Seller Material Adverse Effect, Seller and its Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the

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type and in amounts reasonably expected to be incurred by entities of similar size and in similar lines of business as Seller or the applicable Subsidiary.  Seller and Seller Sub have duly performed all of their material obligations under Risk Management Instruments to the extent such obligations to perform have accrued.  To the Knowledge of Seller, there are no material breaches, violations or defaults, or allegations or assertions thereof by any party thereunder.  Without limiting the generality of the foregoing, as of the date hereof, no events or circumstances have occurred, or are reasonably likely to occur prior to the Effective Time, that would require Seller or Seller Sub to repurchase any mortgage loans sold to secondary market investors, nor has any such investor made any assertion to that effect.

3.21Opinion.  Prior to the execution of this Agreement, the board of directors of Seller has received the oral opinion (to be confirmed in writing) of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Seller Common Stock.  Seller shall furnish an accurate and complete copy of such opinion to Acquiror, solely for informational purposes, as promptly as practicable following the execution of this Agreement.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.22Broker Fees.  Except as set forth in Seller Disclosure Schedule 3.22, neither Seller nor any of the Subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

3.23Loans.

(a)Except as set forth on Seller Disclosure Schedule 3.23, all of the loans and other evidences of indebtedness (including commitments to extend credit) on the books of Seller and Seller Sub in the original principal amount of $35,000 and above are valid and properly documented in all material respects and were solicited and originated, and are and have been administered and serviced, in the ordinary course of business consistent with Seller and Seller Sub’s underwriting standards, and the security therefor, if any, is valid and properly perfected in all material respects, and no material collateral has been released from the lien granted to Seller and Seller Sub with respect to any such loans unless approved by Seller and Seller Sub and documented in their files.  All loans and extensions of credit that have been made by Seller Sub that are subject to Section 22(h) of the Federal Reserve Act, as amended, and Regulation O (12 C.F.R. Part 215) promulgated thereunder, comply therewith in all material respects.  There are no employee, officer, director or other affiliate loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O.  Neither the terms of such loans nor any of the loan documentation nor the manner in which such loans have been originated, administered and serviced nor Seller’s procedures and practices of approving or rejecting loan applications violates in any material respect any Law applicable thereto.  Seller and Seller Sub have full power and authority to hold such loans and have good and valid title to all such loans, free and clear of any liens (other than liens in the ordinary course of business to the FHLB or the Federal Reserve Bank of Atlanta), and the principal balance of each such loan as shown on the books and records of Seller and Seller Sub is true and correct as of the last date shown thereon.  To the Knowledge of Seller, each such loan is enforceable against the obligor(s) thereunder in accordance with its terms, in each such case subject to the Bankruptcy and Equity Exception, except for such unenforceability which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  All such loans will continue in full force and effect immediately after the Effective Time, other than any loans that are paid or otherwise satisfied in full after the date hereof and prior to the Effective Time, except for such failure to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.  For purposes of this Section 3.23, the term “loans”

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includes the documents relating in any way to such loans, including loan applications, notes or borrowing arrangements (including leases, credit enhancements, commitments and interest-bearing assets), security agreements, deeds of trust, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.  The electronic data files delivered by Seller to Acquiror with respect to all outstanding Seller loans as of October 31, 2014 are true, correct and complete in all material respects.

(b)To the Knowledge of Seller, Seller and Seller Sub have administered and serviced the loans, leases and other assets purchased by Seller Sub from the FDIC, in its capacity as receiver of each of Citizens Bank of Effingham, Springfield, Georgia and First Southern National Bank, Statesboro, Georgia, in all material respects, in accordance with the relevant notes or other credit or security documents, the requirements of the applicable Shared-Loss Agreement and with all applicable federal, state and local laws, regulations and rules.  To the Knowledge of Seller, Seller Sub (i) has not been underpaid or overpaid any amounts under any of the Shared-Loss Agreements by the FDIC, as receiver, (ii) has timely and properly filed all reports and documents with the FDIC, as receiver, in accordance with the terms of the Shared-Loss Agreements, and (iii) is not in default or violation of any of its duties or obligations under any of the Shared-Loss Agreements, except, with respect to clauses (ii) and (iii), such late or improper filings or defaults or violations which, individually or in the aggregate, would not reasonably be likely to result in a Seller Material Adverse Effect.

(c)Seller Disclosure Schedule 3.23(c) sets forth a list of each request received by Seller since January 1, 2011 for any recourse or request to repurchase by a buyer of any loans, any pools or loans or participations in loans or pools of loans, including all claims made or, to the Knowledge of Seller, threatened, for repurchases of home mortgage loans sold to third parties.

(d)To the Knowledge of Seller, each agreement between Seller or any of its Subsidiaries and a Seller Mortgage Vendor (a “Seller Mortgage Vendor Agreement”) is valid and in full force and effect and enforceable in accordance with its respective terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally (or the enforcement of the rights of creditors of FDIC-insured institutions in particular), and except that the availability of equitable remedies (including specific performance and injunctive relief) is within the discretion of the court before which any proceeding may be brought.  To the Knowledge of Seller, no Seller Mortgage Vendor is in material breach of its Seller Mortgage Vendor Agreement.  Seller or its Subsidiary, as applicable, has the right to stop funding immediately the Seller Mortgage Vendor Agreement upon (i) an order or directive from any depository institution regulatory authority; (ii) the justifiable suspension of Seller Mortgage Vendor by any of its institutional end-loan Seller Mortgage Investors (hereinafter defined); (iii) a material, negative change in the Seller Mortgage Vendor’s financial condition; (iv) the Seller Mortgage Vendor’s failure to comply with the terms of the Seller Mortgage Vendor Agreement; or (v) the Seller Mortgage Vendor’s failure to comply with the underwriting, closing delivery and funding requirements of its institutional end-loan Seller Mortgage Investors. To the Knowledge of Seller, the relevant seller has the obligation to repurchase any Seller loan subject to a Seller Mortgage Vendor Agreement should the sale of any such loan or loans scheduled for purchase by the Seller Mortgage Investor fail to be consummated within a specified time, not to exceed 90 days, after the date on which an interest in the Seller loan is purchased by Seller or its Subsidiary, as applicable.  For purposes of this Agreement, “Seller Mortgage Vendor” means a third-party that originates or purchases mortgage loans from whom Seller or any of its Subsidiaries purchases, or did purchase, a participation interest in such mortgage loans or whose origination or purchase of mortgage loans was financed by Seller or any of its Subsidiaries.

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(e)To the Knowledge of Seller, each mortgage loan made by a Seller Mortgage Vendor in which Seller or any of its Subsidiaries has purchased a participating interest or which Seller or any of its Subsidiaries has financed (the “Seller Mortgage Loans”) is secured by a first or second lien on the land on which the dwelling is situated, and the Seller Mortgage Vendor has a written agreement (a “Take-Out Letter”) issued by an investor (the “Seller Mortgage Investor”) approved by Seller or any of its Subsidiaries to purchase the Seller Mortgage Loan. No Seller Mortgage Investor has indicated that it has terminated, or intends to terminate, its relationship with Seller or Seller Sub.  The Seller Mortgage Loans are conforming loans eligible for purchase under Government National Mortgage Association (“GNMA”), Federal National Mortgage Association (“FNMA”), Federal Home Loan Mortgage Corporation (“FHLMC”), or approved institutional investor criteria. The delivery of all Seller Mortgage Loan documents is at the Seller Mortgage Vendor’s risk and the Seller Mortgage Vendor’s responsibility, and each Seller Mortgage Vendor has agreed to indemnify Seller or any of its Subsidiaries, as applicable, and hold it harmless from all bona fide and reasonable loss, cost or expense (including reasonable attorneys’ fees) arising out of or incurred in connection therewith, except only for such loss, cost or expense, if any, that results solely from the negligent acts or omissions of Seller or any of its Subsidiaries, as applicable.

(f)To the Knowledge of Seller, with respect to each Seller Mortgage Loan, all applicable Laws have been complied with in all material respects, including, but not limited to, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Flood Disaster Protection Act, the Fair Housing Act, the Truth-in-Lending Act of 1968, the Depository Institutions Deregulatory and Monetary Control Act of 1980, all as amended; all usury laws and limitations; all conditions within the control of the Seller Mortgage Vendor as to the validity of the insurance or guaranty required by the National Housing Act of 1934, as amended, and the rules and regulations thereunder, and the Servicemen’s Readjustment Act of 1944, as amended, and the rules and regulations thereunder; and all requirements of the mortgage insurance companies or other insurers have been properly satisfied, and such insurance or guaranty is valid or enforceable.  A written appraisal of the real property securing each such Seller Mortgage Loan has been prepared by a duly-licensed appraiser and satisfies all requirements for any applicable Department of Veterans Affairs guaranty, FHA insurance or private mortgage insurance and all requirements imposed by the Seller Mortgage Investor which issued the Take-Out Letter covering such Seller Mortgage Loan. Seller Mortgage Loans that are secured by premises requiring flood insurance due to their location in a special flood hazard as designated by the Secretary of HUD, are and continue to be covered by special flood insurance under the National Flood Insurance Program.  Neither Seller nor any of its Subsidiaries is now, nor has it been since January 1, 2011, subject to any fine, sanction, settlement or other administrative agreement with respect to Seller Mortgage Loans.

(g)To the Knowledge of Seller, since January 1, 2011, neither Seller nor any of its Subsidiaries has foreclosed upon, or taken a deed or title to, any real estate (other than single-family residential properties) without complying in all material respects with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

(h)Except as set forth on Seller Disclosure Schedule 3.23, since January 1, 2011, neither Seller nor any of its Subsidiaries has acquired or disposed of any pool of Seller loans, other than related to its mortgage purchase business in the ordinary course of business.

(i)Seller Disclosure Schedule 3.23(i) sets forth a list of (i) each Seller loan that as of October 31, 2014 had an outstanding balance and/or unfunded commitment of $100,000 or more and that as of such date (A) was contractually past due 90 days or more in the payment of principal and/or interest or was in default of any other material provision, (B) was on non-accrual status, (C) was classified as

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“substandard,” “doubtful” “loss,” “classified,” “criticized,” “impaired” or “special mention” (or words of similar import) by Seller Sub or any Governmental Entity, (D) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Seller loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (E) where a specific reserve allocation exists in connection therewith, or (F) which is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15; and (ii) each asset of Seller or any of its Subsidiaries that as of October 31, 2014 was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Seller loans, and the book value thereof as of such date.  For each Seller loan identified in accordance with the immediately preceding sentence, Seller Disclosure Schedule 3.23(i) sets forth the outstanding balance, including accrued and unpaid interest and late fees, on each such loan and the identity of the borrower thereunder as of October 31, 2014.

3.24Investment Securities; BOLI.

(a)Except for securities pledged for reverse repurchase agreements, interest rate swap, cap and floor contracts or pledged to secure public trust funds, (i) none of the investments reflected in the audited consolidated balance sheet of Seller as of December 31, 2013 under the heading “Securities available for sale,” (ii) none of the investments by Seller and the Subsidiaries since December 31, 2013, and (iii) none of the assets reflected in the audited consolidated balance sheet of Seller as of December 31, 2013 or in any unaudited consolidated balance sheet of Seller furnished to Acquiror after December 31, 2013 under the heading “Cash and due from banks” is subject to any restriction, whether contractual or statutory, that impairs the ability of Seller or any of the Subsidiaries freely to dispose of such investment at any time.  With respect to all repurchase agreements of which Seller or any of the Subsidiaries is a party, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing each such repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby under such agreement.

(b)Seller Disclosure Schedule 3.24(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Seller, Seller Sub or any of the other Subsidiaries, including the value of its BOLI. Seller, Seller Sub and its other Subsidiaries have taken all actions necessary to comply in all material respects with applicable Law in connection with the purchase of BOLI. The value of such BOLI is and has been fairly and accurately reflected in all material respects in the most recent balance sheet included in the financial statements of Seller delivered pursuant to Section 5.5 hereof, in accordance with GAAP. All BOLI is owned solely by Seller, Seller Sub or another Subsidiary, and no other person has any ownership claims with respect to such BOLI or proceeds of insurance derived therefrom and there is no split dollar or similar benefit under such BOLI. Neither Seller, Seller Sub nor any of the other Subsidiaries has any outstanding borrowings secured in whole or part by its BOLI.

3.25Employees; Compensation.

(a)Except to the extent a failure to comply could not, alone or with any other failure, have a Seller Material Adverse Effect, (i) each of Seller and the Subsidiaries is and has been in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including any Law relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; and (ii) neither Seller nor any of the Subsidiaries is or has engaged in any unfair labor practices.  Additionally, there are no strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, threatened with respect to the employees; there is no

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representation claim or petition or complaint pending before the National Labor Relations Board or any state or local labor agency and, to the Knowledge of Seller, no question concerning representation has been raised or threatened respecting the employees; to the  Knowledge of Seller, no charges with respect to or relating to Seller’s business are pending before the Equal Employment Opportunity Commission, or any state or local agency responsible for the prevention of unlawful employment practices, which could reasonably be likely to have a Seller Material Adverse Effect; and to the Knowledge of Seller, neither Seller nor any of the Subsidiaries has any obligations under any federal, state, or local government contract, although Seller is a government contractor pursuant to Executive Order 11246.  No employee of Seller or any of its Subsidiaries is an undocumented alien, and Seller has obtained a Form I-9 and all ancillary information required in connection therewith with respect to each such employee.

(b)Except to the extent that such liability could not, alone or with any other failure, have a Seller Material Adverse Effect, neither Seller nor any of the Subsidiaries has any direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than a “common law employee” or with respect to any person leased from another employer.

(c)Except to the extent a failure to comply could not, alone or with any other failure, have a Seller Material Adverse Effect, Seller has complied (or will comply) prior to the Effective Time in all material respects with all obligations existing on or before the Effective Time imposed by the Worker Adjustment and Retraining Notification Act (“WARN Act”) and any applicable similar state or local law, including, but not limited to, providing all notices required thereunder.

3.26Tax and Regulatory Matters.  Neither Seller nor any of the Subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Parent Merger not to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any unqualified consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).  No Seller Common Stock has been or will be acquired by Seller Sub prior to and in connection with the Mergers.  Neither Seller nor any of the Subsidiaries has ever made or been required to make an election under Section 338 of the Code.

3.27Intellectual Property.

(a)Seller Disclosure Schedule 3.27 contains a complete and accurate list of all of Seller and each Subsidiary’s material U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names.  Neither Seller nor any of the Subsidiaries owns any patents or patent applications.  Seller or the applicable Subsidiary owns or has the valid right to use, in each case free and clear of all material liens (other than Permitted Liens), all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other material proprietary rights (collectively, the “Intellectual Property”) used in the business of Seller and such Subsidiary as it currently is conducted.  “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting and content contained on any owned or operated Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.  The ownership or right to use such material Intellectual Property or Software of Seller or the applicable Subsidiary (i) has not been challenged in any

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prior litigation to which Seller or such Subsidiary was a party, (ii) is not being challenged in any pending litigation to which Seller or such Subsidiary is a party and (iii) to the Knowledge of Seller, is not the subject of any threatened or proposed litigation.  Provided that the required consents and prior notices described on Seller Disclosure Schedule 3.27 are obtained or given (as the case may be), the consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property (other than goodwill associated with Seller or Seller Sub) or Software of Seller or any of the Subsidiaries.

(b)The conduct of the business of Seller and each of the Subsidiaries as currently conducted does not, in any material respect, infringe upon (either directly or indirectly, such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any material Intellectual Property owned and controlled by any third party.

(c)To the Knowledge of Seller, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or licensed to or by Seller or any of the Subsidiaries, and no such claims have been made against a third party by Seller or any of the Subsidiaries.

(d)Each item of Software which is used by Seller or any of the Subsidiaries in connection with the operation of their businesses as currently conducted is either (i) owned by Seller or the applicable Subsidiary, (ii) currently in the public domain or otherwise available to Seller without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Seller or such Subsidiary pursuant to a written agreement, license or lease from a third party.

3.28Regulatory Capital; Community Reinvestment Compliance.  Seller Sub is, and on the Closing Date, Seller Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Seller is, and on the Closing Date, Seller will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.  To the Knowledge of Seller, Seller Sub is in material compliance with all applicable provisions of the Community Reinvestment Act of 1977, as amended (the “CRA”), and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA.  Seller has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be reasonably expected to result in Seller or Seller Sub failing to be “well-capitalized” or having its current CRA rating lowered within the next 12 months.

3.29Trust Matters. Neither Seller nor any of its Subsidiaries currently provides, or at any time after January 1, 2011 has provided, trust or fiduciary services.

3.30Broker-Dealer and Investment Advisory Matters.

(a)None of Seller, its Subsidiaries or, to the Knowledge of Seller, any of their respective officers and employees are required to be registered, licensed or qualified with the Commission or any securities or insurance commission or other Governmental Entity as a broker-dealer, investment adviser, futures commission merchant, municipal securities dealer, registered principal, registered representative, agent, salesperson or investment adviser representative.  Neither Seller nor any of its Subsidiaries has received any notice of proceedings relating to any obligation to be so registered, licensed or qualified.  Each of Seller and its Subsidiaries and, to the Knowledge of Seller, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in accordance with all applicable Laws governing sales processes and practices in all material respects.

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(b)None of Seller nor any of its Subsidiaries is, or provides any investment management or investment advisory or sub-advisory services to any person or entity that is registered as, an Investment Company under the Investment Company Act of 1940, as amended.

3.31No Existing Discussions.  As of the date hereof, neither Seller nor Seller Sub is engaged, directly or indirectly, in any negotiations or discussions with any other person with respect to an Acquisition Transaction (as hereinafter defined).

3.32Material Contracts.  Neither Seller nor Seller Sub is in default under any contract filed as an exhibit to Seller’s Annual Report on Form 10-K for the year ended December 31, 2013, or Seller’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, or September 30, 2014, other than defaults which would not reasonably be likely to result in, individually or in the aggregate, a Seller Material Adverse Effect.

3.33NASDAQ.  Seller is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Seller.

3.34Certain Business Practices.  Neither Seller nor any of the Subsidiaries, and, to the Knowledge of Seller, no director, officer, agent or employee of Seller or any of the Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

3.35Continuity of Business Enterprise.  Seller operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations Section 1.368-1(d).

3.36Indemnification.  No present or former director, officer, employee or agent of any of Seller or any of its Subsidiaries has any claim for indemnification from any of Seller or its Subsidiaries.  To the Knowledge of Seller, no action or failure to take action by any present or former director, officer, employee or agent of Seller or its Subsidiaries or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise any claim by any such present or former director, officer, employee or agent for indemnification from any of Seller or its Subsidiaries.

3.37Vote Required.  The only vote of the holders of any class or series of capital stock of Seller necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Parent Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Seller Common Stock entitled to vote on such matter (the “Seller Stockholder Approval”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND ACQUIROR SUB

Except as (a) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Acquiror and Acquiror Sub delivered herewith (the “Acquiror Disclosure Schedule”) (provided that each exception set forth in the Acquiror Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (b) disclosed in any publicly available report, schedule, form or other document filed with the SEC by Acquiror prior to the date hereof and on or after the date on which

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Acquiror filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Acquiror and Acquiror Sub, jointly and severally, represent and warrant as of the date hereof to Seller and Seller Sub as set forth in this Article IV.  The Acquiror Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections contained in this Article IV.  The phrase “provided to Seller”,  “delivered to Seller” or “made available to Seller” or any phrase of similar import means that Acquiror or Acquiror Sub has delivered, provided access to or made certain items available for review and copying, or that such items are available on www.sec.gov, to Seller, Seller Sub or their counsel.  For purposes of this Article IV, the phrase “to the Knowledge of Acquiror,” the phrase “to Acquiror’s Knowledge” or any phrase of similar import shall be deemed to refer to the actual knowledge of the senior executive officers of Acquiror and Acquiror Sub (i.e., the senior vice president level and above) after reasonable investigation.

4.1Corporate Organization.

(a)Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi.  Acquiror has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.  The term “Acquiror Material Adverse Effect” shall mean any change, state of facts, circumstance, event or development, which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub, taken individually or as a whole, other than (i) effects resulting from the impact of any actions taken by Acquiror or any of its subsidiaries with the prior written consent of Seller or required expressly by this Agreement or any action not taken by Acquiror or any of its subsidiaries to the extent such action is prohibited by this Agreement without the prior written consent of Seller and Seller has not consented to such action; (ii) changes in Laws or interpretations thereof that are generally applicable to the banking industry; (iii) changes in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; (iv) expenses incurred in connection with this Agreement and the Mergers including payments to be made pursuant to employment and severance agreements and the termination of other benefit plans; (v) changes attributable to or resulting from changes that are the result of factors generally affecting financial institutions including changes in interest rates; (vi) changes in general economic, market, political or regulatory conditions in the United States; (vii) a failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Acquiror Common Stock, in and of itself, but not including any underlying causes thereof; (viii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; or (ix) the impact of the announcement of this Agreement, the Mergers and the other transactions contemplated hereby; provided, that as to each of clauses (ii), (iii), (v), (vi) or (viii), such change, state of facts, circumstance, event or development does not have a disproportionate effect on Acquiror or Acquiror Sub as compared to other financial institutions or their holding companies.  Acquiror is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  Acquiror has furnished or made available to Seller true and complete copies of the articles of incorporation and bylaws (or comparable organizational documents) of Acquiror and Acquiror Sub as in effect on the date hereof.

(b)Acquiror Disclosure Schedule 4.1(b) lists the subsidiaries of Acquiror.  Acquiror Sub is a bank association duly organized, validly existing and in good standing under the laws of the State of

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Mississippi.  Acquiror Sub has the requisite corporate power and authority to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

(c)Each of Acquiror’s subsidiaries (other than Acquiror Sub, which is addressed in Section 4.1(b)), is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization.  Each of such subsidiaries has the requisite corporate, limited liability company or trust power and authority, as applicable, to own or lease all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, or to have such power or authority, individually or in the aggregate, would not have an Acquiror Material Adverse Effect.

(d)Other than as listed on Acquiror Disclosure Schedule 4.1(b) and Acquiror Sub’s ownership of stock of the Federal Home Loan Bank of Dallas, Acquiror does not own or control, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other entity.

4.2Capitalization.  The authorized capital stock of Acquiror consists of 75,000,000 shares of the Acquiror Common Stock, of which 31,538,865 shares are issued and outstanding and 1,117,301shares are held in treasury as of the date hereof, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding on the date hereof. The authorized capital stock of Acquiror Sub consists of 772,822 shares of Acquiror Sub Common Stock, all of which are issued and outstanding.  All issued and outstanding shares of Acquiror Common Stock and all issued and outstanding shares of capital stock of Acquiror Sub have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, and there are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to Acquiror Common Stock or Acquiror Sub Common Stock.  None of the outstanding shares of capital stock or other security of Acquiror has been issued in violation of any preemptive rights of the current or past stockholders of Acquiror.  All of the outstanding shares of Acquiror Sub Common Stock are owned by Acquiror free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Except for stock options issued under Acquiror’s long-term incentive compensation plan (and any stock options issued under any similar plan assumed by Acquiror in connection with prior business combination transactions), neither Acquiror nor Acquiror Sub nor any of the other subsidiaries of either, has or is bound by any outstanding subscriptions, options, warrants, rights, calls, commitments or agreements of any character calling for the transfer, purchase, redemption or issuance of any shares of Acquiror Common Stock or Acquiror Sub Common Stock or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such stock.  As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Acquiror stockholders may vote, nor any subordinated debt securities, are outstanding.

4.3Authority; No Violation.

(a)Subject to the approval of this Agreement and the transactions contemplated hereby by the stockholders of Acquiror and Acquiror Sub, Acquiror and Acquiror Sub have all requisite corporate

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power and authority to execute and deliver this Agreement and the Merger Documents, as applicable, and to consummate the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.  The execution and delivery of this Agreement and the Merger Documents and the consummation of the transactions contemplated hereby and thereby, including the Mergers, have been duly and validly approved by the unanimous vote of the board of directors of Acquiror and Acquiror Sub, as applicable, and the board of directors of Acquiror has determined to recommend that the stockholders of Acquiror adopt and approve the Parent Merger and the other transactions contemplated hereby.  Except for the approval by Acquiror’s stockholders of this Agreement and the transactions contemplated hereby, no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to consummate the transactions so contemplated other than in the case of the Parent Merger, the filing of the Parent Merger Document as contemplated in Section 1.2.  Except for the approval of Acquiror Sub’s sole stockholder of this Agreement, the Subsidiary Merger Document and the transactions contemplated hereby and thereby, no other corporate proceedings on the part of Acquiror Sub are necessary to consummate the transactions so contemplated other than in the case of the Subsidiary Merger, the filing of the Subsidiary Merger Document as contemplated in Section 1.2.  Subject to the receipt of the regulatory and other approvals described in this Agreement, this Agreement and the Merger Documents have been, or will be, duly and validly executed and delivered by Acquiror and Acquiror Sub, as applicable, and constitute, or will constitute upon execution and delivery thereof, valid and binding obligations of Acquiror and Acquiror Sub, as applicable, enforceable against Acquiror and Acquiror Sub, as applicable, in accordance with and subject to their terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(b)None of the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, nor the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof nor compliance by Acquiror or Acquiror Sub with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or comparable organizational documents) of Acquiror, Acquiror Sub or any other subsidiary of Acquiror; (ii) assuming that the consents and approvals set forth in Section 4.3(c) are duly obtained, violate any (A) Law to which Acquiror, Acquiror Sub or any of the other subsidiaries of Acquiror is subject or (B) any judgment, order, writ, decree or injunction applicable to Acquiror or Acquiror Sub or any of their respective properties or assets; or (iii) assuming the consents and approvals set forth below are obtained, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, require the payment of any termination or like fee, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Acquiror or Acquiror Sub under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, deed of trust, license, lease, agreement or other instrument or obligation to which Acquiror or Acquiror Sub is a party, or by which any of their respective properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have an Acquiror Material Adverse Effect.

(c)Except for consents and approvals of or filings or effective registrations with or notices to the Secretary of State of the State of Mississippi, the Maryland State Department of Assessments and Taxation, the MCB, the GDBF, the Commission, other applicable state and federal securities commissions, agencies and other similar regulatory bodies (including NASDAQ, FINRA and other industry self-regulatory organizations), the FRB, the FDIC, the Federal Trade Commission, the Department of Justice, and the stockholders of Acquiror and Acquiror Sub, and such other consents or approvals of or filings or effective registrations with or notices to any non-governmental third party which the failure to make or obtain, individually or in the aggregate, would not reasonably be likely to result in

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an Acquiror Material Adverse Effect, no consents or approvals of or filings or effective registrations with or notices to any Governmental Entity or non-governmental third party are required on behalf of Acquiror or Acquiror Sub in connection with (i) the execution and delivery of this Agreement and the Merger Documents by Acquiror and Acquiror Sub, as applicable, (ii) the consummation by Acquiror of the Parent Merger and the other transactions contemplated hereby and by the Parent Merger Document, and (iii) the consummation by Acquiror Sub of the Subsidiary Merger and the other transactions contemplated hereby and by the Subsidiary Merger Document.

4.4Financial Statements.

(a)Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Documents (as defined below) (the “Acquiror Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the Commission with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the Commission for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position of Acquiror and its consolidated subsidiaries at the respective dates thereof and the consolidated results of Acquiror operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the Commission.

(b)Except to the extent reflected, disclosed or reserved against in the Acquiror Financial Statements or immaterial liabilities incurred since September 30, 2014 in the ordinary course of business and consistent with past practice (none of which arises from breach of any contract or agreement, breach of warranty, tort, infringement, violation of any applicable Law or any litigation or other proceeding or is otherwise a “loss contingency” within the meaning of Accounting Standards Codification Topic 450, Contingencies), neither Acquiror nor Acquiror Sub has any obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, results of operations, assets or financial condition of Acquiror and Acquiror Sub, taken individually or as a whole.

(c)Since December 31, 2011, (i) neither Acquiror nor any of its subsidiaries nor, to the Knowledge of Acquiror, any director, officer, employee, auditor, accountant or representative of it or any of its subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Acquiror or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Acquiror or any of its subsidiaries, whether or not employed by Acquiror or any of its subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Acquiror or any of its officers, directors, employees or agents to Acquiror’s board of directors or any committee thereof or to any of Acquiror’s directors or officers.

4.5Absence of Certain Changes or Events.  There has not been any adverse change in the business, results of operations, prospects, assets or financial condition of Acquiror and Acquiror Sub taken individually or as a whole since September 30, 2014 that would have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder other than: (i) any change in banking or similar Laws of general applicability to banks, savings institutions or their holding companies or interpretations thereof by Governmental Entities; (ii) changes in GAAP that are generally

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applicable to the banking or savings industries; (iii) reasonable expenses incurred in connection with the transactions contemplated hereby; and (iv) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

4.6Legal Proceedings.  None of Acquiror or any of its subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations of any nature against Acquiror or any of its subsidiaries other than routine litigation arising in the ordinary course of business, which, individually or in the aggregate, could not reasonably be expected to have an Acquiror Material Adverse Effect.  Neither Acquiror nor any of its subsidiaries is a party to any judgment, order, writ, decree or injunction which, individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.

4.7Taxes and Tax Returns.  Except, as to each statement below, where the inaccuracy of such statement would not result in an Acquiror Material Adverse Effect:

(a)Each of Acquiror and its subsidiaries has duly filed (and until the Effective Time will so file) all Returns required to be filed or sent by or with respect to them in respect of any Taxes and has duly paid (and until the Effective Time will so pay) all Taxes due and payable other than Taxes or other charges which (i) are being contested in good faith and (ii) have not finally been determined.  Acquiror and Acquiror Sub have established (and until the Effective Time will establish) on their books and records reserves that are adequate for the payment of all Taxes not yet due and payable, whether or not disputed or accrued, as applicable. Except as set forth in Acquiror Disclosure Schedule 4.7(a), (i) the federal income tax returns of Acquiror and Acquiror Sub have not been examined by the IRS (or are closed to examination due to the expiration of the applicable statute of limitations), and (ii) the Mississippi franchise tax returns of Acquiror and Acquiror Sub, as applicable, respectively, have not been examined by applicable authorities (or are closed to examination due to the expiration of the statute of limitations), and in the case of both (i) and (ii) no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full.  All Returns filed (and until the Effective Time to be filed) are or will be, as applicable, complete and accurate in all respects.  There are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted in writing for, Taxes or assessments upon Acquiror or Acquiror Sub, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency action or made a claim in writing that Acquiror or Acquiror Sub is required to file a Return in such taxing authority’s jurisdiction.  There is no currently outstanding waiver, extension or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns with respect to Acquiror or Acquiror Sub.

(b)No liens for Taxes exist with respect to any of the assets or properties of Acquiror or any of its subsidiaries, except for liens for Taxes not yet due and payable.

4.8Securities Documents and Regulatory Reports.

(a)Since January 1, 2013, Acquiror has filed or furnished on a timely basis with the Commission all final registration statements, prospectuses, annual, quarterly or current reports and definitive proxy statements or other communications (other than general advertising materials), forms, reports, schedules, statements or other documents required to be filed or furnished by it pursuant to the 1933 Act or the 1934 Act or the rules and regulations promulgated by the Commission (all such filed or furnished documents since January 1, 2013, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Acquiror SEC Documents”).  As of the respective dates of their filing or being furnished (and, in the case of registration statements and proxy statements, as of the dates of their effectiveness and the dates of mailing, respectively), except to the extent that any

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Acquiror SEC Document has been amended or superseded by a subsequently filed Acquiror SEC Document prior to the date hereof, in which case, as of the date of such amended or superseded filing, each such final registration statement, prospectus, annual, quarterly or current report and definitive proxy statement or other communication, form, report, schedule statement or other document, as of its date, complied or, if not yet filed or furnished, will comply in all material respects with all Laws applicable to the Acquiror SEC Documents (including the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act of 2002, as amended) and did not, and any Acquiror SEC Documents filed with or furnished to the Commission subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, that information as of a later date filed publicly prior to the date hereof shall be deemed to modify information as of an earlier date.

(b)Since January 1, 2011, Acquiror and Acquiror Sub have duly filed in correct form all monthly, quarterly and annual reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with the MCB, FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Acquiror and/or Acquiror Sub, other than the Commission, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such monthly, quarterly and annual reports, forms, correspondence, registrations and statements, individually or in the aggregate, is not reasonably likely to have an Acquiror Material Adverse Effect.  As of their filing date, each such report or other filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the extent not prohibited by Law, Acquiror has delivered or made available to Seller accurate and complete copies of such reports, forms, correspondence, registrations and statements.  Acquiror Disclosure Schedule 4.8 lists all examinations of Acquiror and Acquiror Sub conducted by the applicable bank regulatory authorities since January 1, 2013 and the dates of any responses submitted thereto. In connection with the most recent examinations of Acquiror or any of the subsidiaries by the applicable bank regulatory authorities, neither Acquiror nor any of its subsidiaries was required to materially correct or change any action, procedure or proceeding which Acquiror or Acquiror Sub believes has not been now corrected or changed as required. Other than its normal examinations, there is no proceeding, examination or investigation pending or, to the Knowledge of Seller, threatened by any Governmental Entity with respect to Acquiror’s or Acquiror Sub’s business or operations.

4.9Acquiror Information.  None of the information relating to Acquiror and its subsidiaries to be provided by Acquiror or Acquiror Sub for inclusion or incorporation by reference in the Joint Proxy Statement and/or in the Registration Statement or in any application, notification or other document to be filed with any Governmental Entity in connection with the transactions contemplated by this Agreement, will, as of the date the Joint Proxy Statement is first mailed to Seller’s or Acquiror’s stockholders or at the time of the Special Meetings, or at the time the Registration Statement becomes effective under the 1933 Act or at the Effective Time, or at the time any such other application, notification or other document are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that this representation shall not apply to any information in the Joint Proxy Statement, the Registration Statement or such other applications, notifications or other documents supplied by Seller or Seller Sub for inclusion or incorporation by reference therein), provided that information as of a later date shall be deemed to modify information as of an earlier date.

4.10Compliance with Applicable Law.

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(a)Each of Acquiror and its subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted and to own or lease its properties and assets, and all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, except for such failures to have such permits, licenses, certificates of authority, orders and approvals of, to make all filings, applications and registrations with Governmental Entities or to be in full force and effect which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect.  To the Knowledge of Acquiror, no suspension or cancellation of any of the same is threatened.

(b)Neither Acquiror nor any of its subsidiaries is (i) in material violation of (A) its respective articles of incorporation or bylaws (or comparable organizational documents) or any other governing instrument or (B) any Law of any Governmental Entity or (ii) in default with respect to any judgment, order, writ, decree or injunction of any court or other Governmental Entity, except in the case of clauses (i)(A) and (ii) above, such violations or defaults which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect.  Neither Acquiror nor any of its subsidiaries has received any written notice from any Governmental Entity asserting that Acquiror or any of its subsidiaries is in violation of any of the foregoing, except for such violations which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect.  Neither Acquiror nor Acquiror Sub is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks issued by Governmental Entities), and neither of them has received any written communication requesting that it enter into any of the foregoing, except for such cease and desist orders, agreements, written directives, memorandums of understanding or written commitments which, individually or in the aggregate, would not reasonably be likely to result in an Acquiror Material Adverse Effect. Neither Acquiror nor Acquiror Sub participated in the United States Department of the Treasury’s Capital Purchase Program or its Community Development Capital Initiative.

(c)Without limiting the generality of the foregoing, to the Knowledge of Acquiror, each of Acquiror and Acquiror Sub is in material compliance with the Bank Secrecy Act and all regulations promulgated thereunder and has timely and properly filed and maintained in all material respects all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). In addition, each of Acquiror and Acquiror Sub is in material compliance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act, the GLB Act Privacy Provisions, Office of Foreign Assets Control Regulation, Bank Protection Act, all applicable Financial Crimes Enforcement Network requirements and all other related laws.  Acquiror and Acquiror Sub have neither had nor suspected any material incidents of fraud or defalcation during the last two years.

4.11Employee Benefit Plans.

(a)Each employee benefit plan, arrangement, or commitment of Acquiror or any of its subsidiaries which is an “employee benefit plan” within the meaning of Section 3(3) of ERISA, is listed in Acquiror Disclosure Schedule 4.11(a), and each bonus, deferred compensation, pension (including an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA) (“Acquiror Pension Plan”), retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plan and all other material fringe benefits, employee benefit plans, practices, arrangements or commitments under which either Acquiror or any of its subsidiaries has an existing or future liability that cover current or former officers or employees or directors of Acquiror and any of the Subsidiaries, whether individually or in the aggregate or by group or class, whether written or

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unwritten, qualified or non-qualified, are listed in Acquiror Disclosure Schedule 4.11(a) (the “Acquiror Plans”).  Acquiror has furnished to Seller true and complete copies or descriptions of each Acquiror Plan together, if applicable, with (i) all amendments, supplements, funding arrangements, policies, or other related documents thereto, (ii) the most recent summary plan description for each such Acquiror Plan for which a summary plan description is required, (iii) any applicable trust agreement, (iv) the most recent actuarial (to the extent applicable) and financial reports prepared with respect to any Acquiror Plan that is intended to be qualified under Section 401(a) of the Code (“Qualified Acquiror Plan”), (v) the three most recent annual reports filed with any Governmental Entity, including all schedules thereto, (vi) the most recent determination letter or ruling, if any, issued by the IRS with respect to any Qualified Acquiror Plan and a description of any open requests for rulings, statements or letters that pertain to any such Qualified Acquiror Plan, (vii) all registration statements filed with the Commission with respect to any of the Acquiror Plans, and (viii) any material written communications within the past six plan years to or from the IRS or any Governmental Entity with respect to any Acquiror Plan.

(b)Except as disclosed in Acquiror Disclosure Schedule 4.11(b): (i) each Acquiror Plan has been operated in compliance with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental Laws, including but not limited to the Health Insurance Portability and Accountability Act of 1996, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act of 1994, the Americans with Disabilities Act and the Americans with Disabilities Amendments Act of 2008, the Patient Protection and Affordable Care Act of 2010, except for such instances of non-compliance that, either individually or in the aggregate, would not reasonably be expected to result in an Acquiror Material Adverse Effect;  (ii) at all times after December 31, 2004, each Acquiror Plan that constitutes a nonqualified plan of “deferred compensation” within the meaning of Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of Section 409A of the Code and each Acquiror Plan has been timely amended to comply in all material respects with the applicable provisions of such section; (iii) each Qualified Acquiror Plan has received a favorable determination letter from the IRS or is entitled to rely upon a letter issued to a prototype sponsor or volume submitter sponsor covering all required Tax Law provisions or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Acquiror, no fact or event has occurred since the date of such letter that could reasonably be expected to materially adversely affect the qualified status of any Qualified Acquiror Plan; (iv) neither Acquiror nor any of its subsidiaries has any liability to the IRS with respect to any Acquiror Plan, including any liability imposed by Chapter 43 of the Code, and no amount or any asset of any Acquiror Plan is subject to tax as unrelated business taxable income; (v) as of the date hereof, there is no pending or, to the Knowledge of Acquiror, threatened claim, administrative proceeding or litigation relating to any Acquiror Plan except claims for benefits arising in the ordinary course of the administration of such plans; (vi) neither Acquiror nor any of its subsidiaries has engaged in a transaction with respect to any Acquiror Plan subject to ERISA that could reasonably be expected to subject Acquiror or any of its subsidiaries to a Tax or penalty imposed by either Section 4975 of the Code or Sections 502(i) and 4071 of ERISA; and (vii) neither Acquiror nor any of its subsidiaries has contributed to or been obligated to contribute to any “multi-employer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, regardless of whether based on contributions of an ERISA Affiliate.  For purposes of this Agreement, the term “ERISA Affiliate” shall mean any entity, which together with Seller or Acquiror, as applicable, would be treated as a single employer under Code Section 414 or ERISA Section 4001(b).

(c)All contributions required to be made by Acquiror or any of its subsidiaries under the terms of any of their Acquiror Plans, as of the date hereof, have been timely made, and all obligations and liabilities under such Acquiror Plans that have accrued but are not due have been reflected in accordance with GAAP on their financial statements referred to in Section 3.4.    No Acquiror Pension Plan has an

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“accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither Acquiror nor any of its subsidiaries has an outstanding funding waiver.  Neither Acquiror nor any of its subsidiaries has provided, or is required to provide, security to any Acquiror Pension Plan pursuant to Section 401(a)(29) of the Code, and no such plan is or has been subject to any limitation on accelerated distributions or amendments under Section 436 of the Code.

(d)There has been no amendment to, announcement by Acquiror or any of its subsidiaries relating to, or change in employee participation or coverage under, any Acquiror Plan which would materially increase the expense of maintaining such Acquiror Plan above the level of the expense incurred therefor for the most recent fiscal year.  Except as set forth on Acquiror Disclosure Schedule 4.11(e), neither the execution of this Agreement, approval of this Agreement by the stockholders of Acquiror or Acquiror Sub nor the consummation of the transactions contemplated hereby (individually or in conjunction with any other event) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits or increase in the amounts payable or result in any other material obligation pursuant to any Acquiror Plan; (ii) limit or restrict their right or, after the consummation of the transactions contemplated hereby, the right of Employer (as defined in Section 5.13(a)(i)) to merge, amend or terminate any Acquiror Plan; (iii) entitle any Employee to severance pay or any increase in severance pay upon any termination of employment after the date hereof; or (iv) cause Acquiror or any of its subsidiaries to record additional compensation expense on their income statements with respect to any outstanding stock option or other equity-based award.

4.12Deposit Insurance and Other Regulatory Matters.  The deposit accounts of Acquiror Sub are insured by the FDIC to the maximum extent permitted by the FDIA, and Acquiror Sub has paid when due all premiums and assessments required by the FDIA and the regulations thereunder.  No action, suit or proceeding is pending or, to the Knowledge of Acquiror, has been threatened by the FDIC against Acquiror or Acquiror Sub with respect to the termination of such insurance.  Acquiror Sub has complied in all material respects with any agreements or commitments entered into or made by Acquiror Sub in connection with obtaining “brokered” deposits (as such term is defined in 12 C.F.R. § 337.6(a)(2)).

4.13Material Contracts; Other Agreements.  Neither Acquiror nor Acquiror Sub is in default under any contract filed as an exhibit to its Annual Report on Form 10-K for the year ended December 31, 2013, or its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, or September 30, 2014, other than defaults which would not reasonably be likely to result in, individually or in the aggregate, an Acquiror Material Adverse Effect.  Acquiror Sub is in material compliance with all reporting, recordkeeping, audit and other requirements under all purchase and assumption agreements, commercial shared-loss agreements, and/or loss share arrangements with the FDIC and all agreements and arrangements with respect to loss sharing thereunder are enforceable against the FDIC in accordance with their respective terms (subject to the Bankruptcy and Equity Exception).

4.14NASDAQ.  Acquiror is in compliance in all material respects with the rules, regulations and policies of NASDAQ applicable to Acquiror.

4.15Broker Fees.  Except as set forth in Acquiror Disclosure Schedule 4.15, neither Acquiror nor any of its subsidiaries nor any of their respective directors or officers has employed any consultant, broker or finder or incurred any liability for any consultant’s, broker’s or finder’s fees or commissions in connection with any of the transactions contemplated by this Agreement.

4.16Tax and Regulatory Matters.  Neither Acquiror nor any of its subsidiaries has taken or agreed to take any action which would or could reasonably be expected to (i) cause the Parent Merger not

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to constitute a reorganization under Section 368 of the Code or (ii) materially impede or delay receipt of any consents of regulatory authorities referred to in Section 5.7 or result in failure of the condition in Section 7.1(c).

4.17Regulatory Capital; Community Reinvestment Act.  Acquiror Sub is, and on the Closing Date, Acquiror Sub will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FDIC, and on the date hereof, Acquiror is, and on the Closing Date, Acquiror will be, “well capitalized” as such term is defined in the rules and regulations promulgated by the FRB.  To the Knowledge of Acquiror, Acquiror Sub is in material compliance with all applicable provisions of the CRA and has received a CRA rating of “Satisfactory” in its most recent exam under the CRA.

4.18Acquiror Shares.  The shares of Acquiror Common Stock to be issued to pay the aggregate Merger Consideration pursuant to this Agreement (i) will have been duly authorized by the Effective Time, and (ii) when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and non-assessable, (B) free and clear of all liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever, excluding restrictions under the 1933 Act, (C) issued in material compliance with all applicable securities Laws, and (D) in addition, such issuances shall not be subject to any preemptive right of stockholders of Acquiror or to any right of stockholders of Acquiror or to any right of first refusal or other right in favor of any person which has not been observed or waived.

4.19Opinion.  Prior to the execution of this Agreement, the board of directors of Acquiror has received the oral opinion (to be confirmed in writing) of its financial advisor, Raymond James & Associates, Inc., to the effect that, as of the date thereof and based upon and subject to the assumptions and qualifications set forth therein, the Merger Consideration is fair, from a financial point of view, to Acquiror.  Acquiror shall furnish an accurate and complete copy of such opinion to Seller, solely for informational purposes, as promptly as practicable following the execution of this Agreement.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.20Vote Required.  The only vote of the holders of any class or series of capital stock of Acquiror necessary or required in order to adopt this Agreement or approve the transactions contemplated hereby, including the Parent Merger, is the adoption of this Agreement by the holders of a majority of the outstanding shares of Acquiror Common Stock entitled to vote on such matter (the “Acquiror Stockholder Approval”).

ARTICLE V
COVENANTS OF THE PARTIES

5.1Conduct of the Business of Seller and Seller Sub.

(a)During the period from the date hereof to the Effective Time, except as expressly permitted by this Article V, Seller and Seller Sub shall, and shall cause the other Subsidiaries to, conduct its and their businesses only in the ordinary course and consistent with past practice and prudent banking practice or as required hereunder, except with the prior written consent of Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed.  Seller and Seller Sub shall use their best efforts consistent with past practices to (i) maintain and preserve intact their business organization, their rights, franchises and other authorizations issued by Governmental Entities and their current relationships with customers, regulators, employees and other persons with which they have business or other relationships; and (ii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.  During the period from

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the date hereof to the Effective Time, Seller shall provide Acquiror with a true and complete copy of any agreement by Seller or Seller Sub to indemnify and/or hold harmless any director, officer, employee or agent of Seller or Seller Sub, except to the extent required under the mandatory provisions of the articles of organization or bylaws (or comparable organizational documents) of Seller or Seller Sub, as applicable, or under applicable Law, promptly (but in no event more than five days) after the date Seller executes any such agreement.

(b)Seller and Seller Sub agree to promptly notify Acquiror and Acquiror Sub if after the date hereof Seller or Seller Sub makes or acquires any loan or issues a commitment (or renews or extends an existing commitment) for any loan relationship having total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000, or amends, renews, restructures or modifies in any material respect any existing loan relationship, that would result in total credit exposure to the applicable borrower (and its affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $2,000,000.

(c)The declaration of the last quarterly dividend by Seller prior to the Effective Time and the payment thereof shall be coordinated with Acquiror so that holders of Seller Common Stock do not receive dividends on both Seller Common Stock and Acquiror Common Stock received in the Parent Merger in respect of such quarter.

(d)Notwithstanding anything contained in Sections 5.1 and 5.2, Seller shall be permitted to take any and all actions necessary to effectuate the integration of Alarion Financial Services, Inc. into Seller, including, but not limited to, the conversion of Alarion Bank customers and depositors with and into Seller Sub.  Seller shall keep Acquiror reasonably apprised of the actions to be taken in connection with such integration.  In addition, Seller shall keep Acquiror reasonably apprised of the actions to be taken in connection with the integration of the loans, deposits and branch acquired from The PrivateBank and Trust Company into Seller.

5.2Negative Covenants of Seller and Seller Sub.  Seller and Seller Sub agree that from the date hereof to the Effective Time, except as otherwise approved in advance by Acquiror in writing, which approval shall not be unreasonably withheld, conditioned or delayed, or as permitted or required by this Agreement, each of Seller and Seller Sub will not, and shall not permit any other Subsidiary to:

(i)change any provision of the articles of incorporation or bylaws (or comparable organizational document) or other governing instrument of Seller or any of the Subsidiaries;

(ii)

as to each of Seller and the Subsidiaries, except for the issuance of Seller Common Stock pursuant to the present terms of the outstanding Seller Stock Options, (A) change the number of shares of its authorized or issued capital stock or other equity interests, as applicable, (B) issue or grant (or commit to issue or grant) any shares of its capital stock or other equity interests, as applicable, or any option, warrant, call, commitment, subscription, award, right to purchase or agreement of any character relating to its authorized or issued capital stock or other equity interests, as applicable, any security convertible into shares of such capital stock or other equity interests, as applicable, or any stock or equity appreciation right, restricted unit or other equity-based compensation, (C) split, combine or reclassify any shares of its capital stock or other equity interests, as applicable, (D) redeem, purchase or otherwise acquire any shares of its capital stock or other equity interests, as applicable, or (E) enter into any agreement, undertaking or arrangement with respect to the sale or voting of its capital stock or other equity interests, as applicable;

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(iii)

(A) create or incur any indebtedness for borrowed money (other than acceptance of deposits, purchases of Federal funds, short-term Federal Home Loan Bank borrowings, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions; provided, that Seller Sub shall not accept any additional brokered deposits (other than Certificate of Deposit Account Registry Services products with terms to maturity not in excess of 120 days) or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except, in the case of this clause (B), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

(iv)

set any record or payment dates for the payment of any dividends or other distributions on its capital stock or other equity interests, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock or other equity interests, as applicable, of Seller or any of the Subsidiaries, other than (A) dividends from a wholly-owned Subsidiary to Seller or another wholly-owned Subsidiary of Seller, or (B) regular quarterly cash dividends on Seller Common Stock not in excess of $0.07 per share per quarter with record and payment dates consistent with past practice; provided, that no quarterly dividend shall be declared with respect to the quarter in which the Effective Time is expected to occur unless the Effective Time is anticipated to be after the record date for such dividend;

(v)

except as required under applicable Laws or as set forth on Schedule 5.2(v), (A) alter or amend the terms of any Seller Plans existing as of the date hereof unless necessary to continue the coverage (in increments of no longer than one year) of the expiring insurance policies set forth on Seller Disclosure Schedule 3.8(d) on substantially the same terms and conditions as the applicable expiring policy, (B) enter into, adopt or terminate, or agree to enter into, adopt or terminate, any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries, (C) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of Seller or any of the Subsidiaries in a manner that would result in any increase in cost, (D) except as contemplated by this Agreement, grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (E) enter into any new, amend or commence participation in any existing collective bargaining agreement or similar agreement with respect to Seller or any of the Subsidiaries, or (F) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Seller Plans;

(vi)

(A) grant any severance, termination pay or other benefit payable under the occurrence of a change in control (except as set forth on Seller Disclosure Schedule 5.2(vi)(A) or pursuant to contracts listed on Seller Disclosure Schedule 3.13(a)), to, or enter into or amend any employment, consulting or compensation agreement with, any of its directors, officers, employees or consultants, (B) except as set forth on Seller Disclosure Schedule 5.2(vi)(B), award any increase in compensation or benefits to its directors, officers, employees or consultants other than in the ordinary course of business consistent with past practices, provided that no individual increase in compensation shall exceed 3.0% of the directors’, officers’, employees’ or consultants’ compensation prior to the increase, even if consistent with past practices, (C) hire, transfer, promote or terminate the employment of any employee of Seller or any of the Subsidiaries who has a base annual

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compensation of $75,000 or more or (D) pay any bonus of any kind or amount to any director, officer, employee or consultant other than in the ordinary course of business consistent with past practice (which, for purposes of this Agreement, shall include payment of annual bonuses for calendar year 2014);

(vii)

sell, lease, transfer, mortgage, encumber or otherwise dispose of any properties or other assets except (A) subject to Section 5.2(xvi), sales of loans, loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub, (B) as expressly required by contracts or agreements set forth on Seller Disclosure Schedule 3.13(a), (C) sales of other real estate owned in the ordinary course of business consistent with past practice to third parties who are not affiliates of Seller Sub; provided, that, for the avoidance of doubt, the parties agree that any sale of a loan for an amount less than 90% of its carrying value (as determined in accordance with GAAP and applicable Law), or any sale of other real estate owned for an amount less than 90% of its appraised value shall not, in either case, be considered a sale in the ordinary course of business, or (D) transfers of any motor vehicles owned by Seller or Seller Sub as of October 31, 2014 to employees of Seller or Seller Sub;

(viii)

pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(xxi), in the ordinary course of business and consistent with past practice;

(ix)

make, or commit to make, any capital expenditures in excess of $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

(x)

permit the commencement of any construction of new structures or facilities upon, or purchase or lease, any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of Seller or Seller Sub;

(xi)

other than changes required by GAAP as concurred in by Seller’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law;

(xii)

except as may be required by applicable Laws or by the FDIC or other Governmental Entity, enter into any new line of business or change in any material respect any lending, deposit, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to loans or depository accounts (or waive any material fees with respect thereto), hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, loans;

(xiii)

make, change or revoke any material Tax election, change an annual Tax accounting period or adopt or change any Tax accounting method, file any amended Tax Return or settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

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(xiv)	engage in any transaction with an “affiliate,” as defined in Section 3.18, other than in the ordinary course of Seller Sub’s business and in compliance with Regulation O;
(xv)

enter into any leveraged arbitrage programs, any futures contract, option or other agreement, or take any action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(xvi)

(A) materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, (B) invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable pronouncements of the FDIC or other Governmental Entities or (C) purchase or otherwise acquire any debt security with a remaining term as of the date of such purchase or acquisition of greater than 5 years for Seller or Seller Sub’s own account;

(xvii)

knowingly take any action that is intended to or would be reasonably expected to result in any of the conditions set forth in Article VI not being satisfied or materially delay the consummation of the transactions contemplated hereby, except in every case, as may be required by applicable Law;

(xviii)

except as set forth on Seller Disclosure Schedule 5.2(xviii), (A) acquire direct or indirect control over any business or other entity, whether by stock purchase, merger, consolidation or otherwise, or (B) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other person or entity, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Seller Sub;

(xix)

(A) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages not in excess of $75,000 individually or $150,000 in the aggregate (excluding in connection with a loan that is a covered asset under a Shared-Loss Agreement), or waive, compromise, assign, cancel or release any material rights or claims or (B) agree or consent to the issuance of any judgment, order, writ, decree or injunction restricting or otherwise affecting its business or operations; or

(xx)

agree to, or make any commitment to, take, or adopt any resolutions of board of directors (or comparable governing body) of Seller or any of the Subsidiaries in support of, any of the actions prohibited by this Section 5.2.

5.3No Solicitation.

(a)Neither Seller nor Seller Sub shall, nor shall Seller or Seller Sub authorize or permit any other Subsidiary or any of their respective directors, managers, trustees, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative of Seller or Seller Sub to, directly or indirectly, solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Acquiror or Acquiror Sub) concerning any Acquisition Transaction; provided,  however, that nothing contained in this Agreement shall prevent Seller (on behalf of itself and Seller Sub) or the board of directors of Seller prior to receipt of Seller Stockholder Approval

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from (i) participating in discussions with a person regarding an unsolicited bona fide written proposal to engage in an Acquisition Transaction (an “Acquisition Proposal”) solely to clarify the terms of such Acquisition Proposal, (ii) providing information in response to an Acquisition Proposal upon the execution of a confidentiality agreement by such person on customary terms and conditions; (iii) engaging in any negotiations or discussions with any person who has made an Acquisition Proposal; (iv) failing to make the Seller Recommendation, making a Change to the Seller Recommendation or failing to call or convene the Special Meeting of Seller’s stockholders (as defined below); or (v) recommending such Acquisition Proposal to the stockholders of Seller, if and only to the extent that, in each such case referred to in clause (iii), (iv) or (v) above, (A) Seller’s board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with the board of directors’ fiduciary duties under applicable Law and (B) Seller’s board of directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, taking into account all legal, financial and regulatory aspects of such Acquisition Proposal (including any applicable termination fees) that the board of directors deems relevant, that the Acquisition Proposal is more favorable to the Seller’s stockholders from a financial point of view than the transactions contemplated by this Agreement and is reasonably likely to be consummated.  An Acquisition Proposal which is received and considered by Seller in compliance with this Section 5.3 and which meets the requirements set forth in clauses (A) and (B) of the preceding sentence is herein referred to as a “Superior Proposal”.  Seller shall communicate to Acquiror in writing (the “Notice”) as promptly as practicable (and in no event more than 48 hours after receipt or determination (as applicable)) (i) the terms of any Acquisition Proposal and shall provide Acquiror with copies of all such Acquisition Proposals (and copies of any other information provided to the person that made the Acquisition Proposal) and (ii) that it has determined to make a Change in the Seller Recommendation (as defined below).

For purposes of this Agreement, “Acquisition Transaction” means any offer or proposal by a person or entity other than Acquiror or Acquiror Sub for (i) a merger, tender offer, recapitalization or consolidation, or any similar transaction, involving Seller or Seller Sub; (ii) a purchase, lease or other acquisition or assumption of all or substantially all of the assets of Seller or Seller Sub; (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (the term “beneficial ownership” for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder) of securities representing 51% or more of the voting power of Seller; or (iv) any substantially similar transaction.

(b)During the six Business Days immediately following Acquiror’s receipt of the Notice (the “Notice Period”), Seller shall, and shall cause its financial advisors and outside legal counsel to, negotiate with Acquiror in good faith during the Notice Period (to the extent Acquiror desires to negotiate) to enable Acquiror to propose revisions to the terms of this Agreement that obviate the need of Seller’s board of directors to make a Change in the Seller Recommendation or terminate this Agreement pursuant to Section 7.1(e), including in the case of a Superior Proposal, by proposing such terms so as to make such Superior Proposal no longer a Superior Proposal.  Promptly following the end of the Notice Period, Seller’s board of directors shall have considered in good faith any changes to the terms of this Agreement proposed by Acquiror and any other information provided by Acquiror and shall have determined (after consultation with its financial advisors and outside legal counsel) whether or not, if such changes to the terms of this Agreement proposed by Acquiror were to be given effect, the failure to make a Change in the Seller Recommendation or terminate this Agreement pursuant to Section 7.1(e) would be inconsistent with the directors’ fiduciary duties under applicable Law and whether or not such Acquisition Proposal continues to constitute a Superior Proposal.  If during the Notice Period there are any material modifications to the financial terms (including any modifications to the form, amount or timing of payment of consideration) or any other material terms of any Superior Proposal, Seller shall, in each case, have delivered to Acquiror an additional notice consistent with that described in Section 5.3(a) and a new

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Notice Period under this paragraph shall commence, during which time Seller shall be required to comply with the requirements of this Section 5.3(b) anew with respect to such additional notice.  Notwithstanding the foregoing, to the extent a notice required under this Section 5.3(b) (in connection with a termination pursuant to Section 7.1(e)) relates to a Superior Proposal for which the requisite notice or additional notice has been given pursuant to this Section 5.3(b) (in connection with a Change in the Seller Recommendation), no new or additional notice or Notice Period will be required for such termination pursuant to Section 7.1(e). During the Notice Period, Seller and Seller Sub shall not terminate this Agreement unless Seller receives written notice from Acquiror that it does not intend to enter into negotiations with Seller during the Notice Period to propose revisions to the terms of this Agreement to match or better a Superior Proposal.  If Acquiror does not notify Seller of its election by the seventh day after Acquiror’s receipt of the Notice, Seller may terminate this Agreement and proceed with the Superior Proposal as provided in this Agreement.

(c)Except as expressly permitted by this Section 5.3 and Section 5.8, neither the board of directors of Seller nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Acquiror, the Seller Recommendation (as defined below) or take any action or make any statement in connection with the Special Meeting of Seller inconsistent with such approval or the Seller Recommendation (collectively, a “Change in the Seller Recommendation”); (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (iii) cause Seller to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Seller Acquisition Agreement”) related to any Acquisition Transaction.  For purposes of this Agreement, a Change in the Seller Recommendation shall include any approval or recommendation (or public proposal to approve or recommend), by Seller’s board of directors of an Acquisition Proposal, or any failure by Seller’s board of directors to recommend against an Acquisition Proposal.  Notwithstanding the foregoing, the board of directors of Seller (including any committee thereof) may, at any time prior to obtaining the Seller Stockholder Approval, effect a Change in the Seller Recommendation (and in the event that the board of directors of Seller determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 5.3,  terminate this Agreement in order to concurrently enter into a Seller Acquisition Agreement with respect to a Superior Proposal), but only at a time that is after the compliance by Seller with the terms of Sections 5.3(a), 5.3(b), 7.1 and 7.4., if the board of directors of Seller determines in good faith, after consultation with outside legal counsel and its financial advisors, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.

(d)Upon the execution of this Agreement, Seller and Seller Sub shall immediately cease and cause to be terminated, and cause its and the other Subsidiaries’ officers, directors and employees, investment bankers, financial advisors, attorneys, accountants and other representatives to immediately cease and cause to be terminated, all discussions and negotiations, if any, that have taken place prior to the date hereof with any persons with respect to any Acquisition Proposal and, upon request by Acquiror, shall request the return and destruction of all confidential information provided to any such person.

5.4Negative Covenants of Acquiror and Acquiror Sub.  Except as expressly provided in this Agreement, or as set forth on Acquiror Disclosure Schedule 5.4, during the period from the date of this Agreement to the Effective Time, each of Acquiror and Acquiror Sub and their Subsidiaries and their respective boards of directors shall not:

(a)other than in connection with this Agreement, and except as would not have a material adverse effect on the ability of Acquiror and Acquiror Sub to perform their obligations hereunder, fail to conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice, or fail to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

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(b)knowingly take any action or knowingly fail to take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to perform their respective covenants and agreements on a timely basis under this Agreement or to consummate the transactions contemplated by this Agreement;

(c)knowingly take any action or knowingly fail to take any action that would reasonably be expected to result in any of its representations and warranties contained in Article IV not being true and correct in any material respect at the Effective Time;

(d)knowingly take any action which would be reasonably expected to adversely affect or delay the ability of Acquiror or Acquiror Sub to obtain any necessary approvals, consents or waivers of any Governmental Entity required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any condition or restriction that would materially impair the value of the transaction to Acquiror;

(e)agree to, or make any commitment to, take, or adopt any resolutions of board of directors of Acquiror or Acquiror Sub in support of, any of the actions prohibited by this Section 5.4;

(f)change any provision of the articles of incorporation or bylaws (or comparable organizational document) or other governing instrument of Acquiror or Acquiror Sub;

(g)other than changes required by GAAP as concurred in by Acquiror’s independent accountants, (A) make any change in its accounting methods or practices or systems of internal accounting controls (or the manner in which liabilities are accrued), (B) revalue in any material respect any of its assets, including writing-off notes or accounts receivable or (C) change any of its methods of reporting income and deductions for federal income tax purposes, except as required by changes in Law;

(h)except as expressly permitted by Section 5.8, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Seller, the Acquiror Recommendation (as defined below) or take any action or make any statement in connection with a Special Meeting of Acquiror inconsistent with such approval or the Acquiror Recommendation (collectively, a “Change in the Acquiror Recommendation”).

5.5Current Information. During the period from the date hereof to the Effective Time, the parties will cause one or more of each of their designated representatives to confer on a monthly or more frequent basis with representatives of the other party regarding each of its business, results of operations, prospects, assets and financial condition and matters relating to the completion of the transactions contemplated hereby.  Without limiting the generality of the foregoing, (i) in such conferences with representatives of Acquiror the designated representative(s) of Seller and Seller Sub shall provide updates with respect to loan charge-offs and sales of other real estate owned since the last conference, (ii) within 10 days after the end of each calendar month, Seller shall provide Acquiror with (A) an unaudited consolidated balance sheet as of the end of such month, together with unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the month and year-to-date period, and (B) a schedule of loans charged-off during such month and other real estate owned sold during such month.  Within 30 days after the end of each fiscal quarter, Seller shall provide Acquiror with a copy of the FDIC Call Report filed with the FDIC; in addition, subject to applicable Laws (including relating to the exchange of information), within five Business Days after filing Seller shall provide Acquiror a copy of all reports, forms, correspondence, registrations and statements, together with any amendments thereto, that Seller or Seller Sub files during the period from the date of this Agreement to the Effective Time with

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the Maryland Department of Assessments and Taxation, GDBF, the FDIC, the FRB and any other federal or state Governmental Entity having jurisdiction over Seller and/or Seller Sub, other than the Commission.

5.6Access to Properties and Records; Confidentiality.

(a)Each of the parties shall permit the other party and its representatives reasonable access to their properties and shall disclose and make available to such party all books, papers and records relating to the assets, properties, operations, obligations and liabilities of Seller and the Subsidiaries, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities in which Acquiror may have an interest.  Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any Law, order or judgment.  The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  The parties shall make their respective executive officers available to confer with the other party’s representatives, provided that such access shall be reasonably related to the transactions contemplated hereby and not unduly interfere with normal operations.

(b)All information furnished previously by the parties or any of their respective Subsidiaries, or hereafter furnished prior to the Effective Time, in connection with the transactions contemplated by this Agreement or pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers and, if the Mergers shall not occur, the party receiving the information shall, at the request of the party which furnished such information, either return to the party which furnished such information or destroy all documents or other materials containing, reflecting or referring to such information; shall use its best efforts to keep confidential all such information; shall use such information only for the purpose of consummating the transactions contemplated by this Agreement; and shall not directly or indirectly use such information for any competitive or commercial purposes.  The obligations of the parties to keep such information confidential shall continue for three years (except for any confidential customer information, which shall be kept confidential indefinitely) from the date the Mergers are abandoned but shall not apply to (i) any information which (A) was already in the possession of the party receiving the information prior to the disclosure thereof to it by the party furnishing the information; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving the information; or (D) was disclosed to the party receiving the information by a third-party not known by the receiving party to be bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction or any other Governmental Entity with authority to compel disclosure.

5.7Regulatory Matters.

(a)Each of the parties hereto shall use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other parties in taking, all actions reasonably necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, to consummate the transactions contemplated hereby (including actions required in order to effect the Subsidiary Merger simultaneously with the Effective Time and to continue any contract or agreement of Seller or Seller Sub

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following Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other parties in obtaining) any permit, consent, waiver, approval and authorization of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement, including the Mergers.  The parties hereto shall cooperate with each other and prepare and file, as promptly as possible after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)Each of the parties shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.  Such consents and approvals and the transactions contemplated hereby shall not have been contested by any Governmental Entity or any third party by formal proceeding.  It is understood that, if any such contest is brought by formal proceeding, Acquiror and Seller may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Mergers and the transactions contemplated hereby over such objection.   Notwithstanding anything set forth in this Agreement, under no circumstances shall a party be required, and Seller and Seller Sub shall not be permitted (without Acquiror’s written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, waivers, approvals and authorizations, that would have, or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as the case may be (including, for the avoidance of doubt, any determination by a Governmental Entity that the Subsidiary Merger may not be consummated as contemplated herein, including simultaneously with the Effective Time); provided, that, if requested by Acquiror, then Seller and Seller Sub will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on Seller and Seller Sub only in the event the Closing occurs.

(c)Subject to applicable Laws relating to the exchange of information, Acquiror and Seller shall, upon request, furnish each other with all information concerning Acquiror, Seller, Acquiror Sub and Seller Sub and their respective Subsidiaries and their respective directors, officers and stockholders, as applicable, and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Acquiror, Seller, Acquiror Sub and Seller Sub to any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(d)Subject to applicable Laws (including those relating to the exchange of information), Seller and Acquiror shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, subject to applicable Laws, the parties shall (i) promptly furnish each other with copies of notices or other communications received by the other party (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) provide the other party a reasonable opportunity to review in advance, and accept the reasonable comments of the other party in connection with, any proposed communication to, including any filings with or other written materials submitted to, any Governmental Entity, and (iii) consider in good faith the other party’s views with respect to, and confer in good faith with the other party to resolve, any disagreement as to strategy with respect to any communication by the other party with any Governmental Entity or third party relating to the transactions contemplated by this Agreement.  The parties shall not, and shall cause their respective subsidiaries not to, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with

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the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by applicable Laws, gives the other party the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Laws.

5.8Preparation of Registration Statement; Stockholder Approval.

(a)The parties hereto shall reasonably cooperate to jointly prepare and file with the Commission as promptly as practicable a proxy statement/prospectus (the “Joint Proxy Statement”) to be mailed to the stockholders of Seller and Acquiror related to the Special Meetings and to be part of the Registration Statement to be filed by Acquiror with the Commission pursuant to the 1933 Act with respect to the shares of Acquiror Common Stock to be issued in connection with the Parent Merger.  The parties shall use their reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable after its filing.  The Joint Proxy Statement, and any amendment thereto, shall include, subject to Section 5.3, the Seller Recommendation and the Acquiror Recommendation.  The parties shall notify each other promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Joint Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto. If, at any time prior to the Special Meetings, any event occurs with respect to any party hereto, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Registration Statement, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Registration Statement, such party shall promptly notify the other party of such event, and cooperate in the prompt filing with the Commission of any necessary amendment or supplement thereto and, to the extent required by applicable Laws, in disseminating the information contained in such amendment or supplement to the stockholders of Seller and Acquiror.  Acquiror will advise Seller promptly after it receives notice thereof of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the Commission for the amendment or supplement of the Registration Statement or for additional information.  When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the Effective Time, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by Acquiror and Acquiror Sub relating to Acquiror and Acquiror Sub and by Seller and Seller Sub relating to Seller and or any of Seller’s Subsidiaries, (i) will comply in all material respects with the provisions of the 1933 Act and the rules and regulations of the Commission thereunder and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(b)Each party shall, subject to the provisions of Section 5.3 (as it relates to Seller) and this Section 5.8, (i) take all steps (including the distribution of the Joint Proxy Statement) necessary to duly call, give notice of, convene and hold a meeting of its respective stockholders (including any adjournments, the “Special Meeting(s)”) as soon as reasonably practicable for the purposes of securing the Seller Stockholder Approval and the Acquiror Stockholder Approval, (ii) recommend to its stockholders the approval of this Agreement, including the Parent Merger, and the transactions contemplated hereby (as it relates to Seller, the “Seller Recommendation” and, as it relates to Acquiror, the “Acquiror Recommendation”), and (iii) use its reasonable best efforts to obtain, as promptly as practicable, the Seller Stockholder Approval and the Acquiror Stockholder Approval; provided,  however,

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that (i) Seller’s board of directors may fail to hold such Special Meeting of Seller or make a Change in the Seller Recommendation, if Seller’s board of directors, after having consulted with and considered the advice of its financial advisors and outside legal counsel, has determined in good faith that the holding of such Special Meeting of Seller or the failure to make such Change in the Seller Recommendation, would be inconsistent with the directors’ fiduciary duties under applicable Law; and (ii) the board of directors of Acquiror may fail to hold such Special Meeting of Acquiror or make a Change in the Acquiror Recommendation, if such board of directors, after having consulted with and considered the advice of its financial advisors and outside legal counsel, has determined in good faith that the holding of such Special Meeting of Acquiror or the failure to make such Change in the Acquiror Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law.  Promptly following approval of this Agreement by the stockholders of Seller and Acquiror, Seller, as the sole stockholder of Seller Sub, and Acquiror, as the sole stockholder of Acquiror Sub, each in such capacity, will approve the Subsidiary Merger Document, whether at a meeting or by written consent.

5.9Further Assurances.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all reasonable action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to Closing contained herein and to consummate and make effective the transactions contemplated by this Agreement and the Merger Documents.

5.10Disclosure Supplements.  Between the date of this Agreement to the Effective Time, each party will supplement or amend its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known as of the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby; provided,  however, that the inclusion of any information in any such amendment or supplement not included in the original Disclosure Schedules which is necessary to correct any material inaccuracy in such Schedules shall not limit or impair any right which a party may have to terminate this Agreement pursuant to Section 7.1(c) due to failure to satisfy the conditions set forth in Section 6.2(a) or Section 6.3(a), as the case may be.

5.11Public Announcements.  Prior to the Effective Time, the parties hereto shall approve in advance the substance, and cooperate with each other in the development and distribution, of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by Law and as to which the parties releasing such information have used their reasonable efforts to discuss with the other parties in advance.

5.12Termination Date.  In the event that either of the parties hereto determines that one or more conditions to its respective obligations to consummate the transactions contemplated hereby cannot be fulfilled on or prior to September 30, 2015 and that such party will not waive such condition(s), such party will promptly notify the other party.  Acquiror (on behalf of itself and Acquiror Sub) and Seller (on behalf of itself and Seller Sub) will promptly inform the other of any facts applicable to them, or their respective directors or officers, that would be likely to prevent or materially delay unqualified approval of the Mergers by any Governmental Entity or which would otherwise prevent or materially delay completion of such Mergers or the other transactions contemplated hereby.

5.13Certain Post-Merger Agreements.

The parties hereto agree to the following arrangements following the Effective Time:

(a)Employee Benefit Plans.

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(i)Subject to the provisions of this Section 5.13, Acquiror will either maintain existing Seller benefit plans or shall offer coverage under applicable Acquiror Plans to eligible employees of Seller or any of the Subsidiaries who become employed by Acquiror, Acquiror Sub or any subsidiary or affiliate thereof (as the case may be, “Employer”) immediately following the Effective Time (“Transferred Employees”).  Following the Effective Time, Acquiror will provide continuation coverage under Section 4980B of the Code and Section 601 of ERISA to all “qualified beneficiaries” (within the meaning of Code Section 4980(g)) who were entitled to such coverage under Seller’s or any Subsidiary’s group health plan immediately prior to the Effective Time.  Notwithstanding the foregoing, Employer may determine to continue any of the Seller Plans for Transferred Employees in lieu of offering participation in the Acquiror Plans providing similar benefits (e.g., medical and hospitalization benefits).  Alternatively, after the Effective Time, Employer may elect to terminate or amend any of the Seller Plans or to merge any such benefit plans with the Acquiror Plans.  Except as otherwise specifically provided in this Section 5.13 and/or as otherwise prohibited by Law, Acquiror shall provide credit to any Transferred Employee for periods of service with Seller under the Acquiror Plans for eligibility and vesting purposes, subject to applicable break-in-service rules, and provided that such service shall not operate to duplicate any benefit.  Acquiror and Acquiror Sub agree that, to the extent waived, satisfied or inapplicable to any Transferred Employee under the terms of any group health, group term life insurance or long-term disability plan maintained by Seller or any of the Subsidiaries at the Effective Time, any preexisting condition or similar limitation or exclusion contained in an Employer’s group health, long-term disability or group term life insurance plans shall not apply to Transferred Employees or their covered dependents who are covered under similar plans maintained by Seller or any of the Subsidiaries at the Effective Time and who then change coverage to the Employer’s group health, group term life insurance or long-term disability plan at the time such Transferred Employees are first given the option to enroll.  Notwithstanding anything herein to the contrary, after the Effective Time, nothing herein shall restrict the ability of the Employer to amend or terminate such Seller Plans in accordance with their terms.

(ii)Subject to Section 6.2(f), and except with respect to any officer or employee of Seller or any of the Subsidiaries who does not execute an assumption agreement as described in Section 5.24, as of the Effective Time, Acquiror shall assume and honor and shall cause the appropriate Employer to assume and honor in accordance with their terms all employment agreements existing immediately prior to the Effective Time which are between Seller or any of the Subsidiaries and any officer which have been disclosed in Seller Disclosure Schedule 3.13(a).  Nothing herein shall prohibit Acquiror from amending or terminating such agreements in accordance with their respective terms and conditions.

(iii)Prior to the Effective Time, Seller shall have (A) adopted resolutions of the Seller’s board of directors to terminate its  tax-qualified defined benefit plan described in Seller Disclosure Schedule 3.8(a), effective as of the Closing Date, provided that such termination shall be contingent on the Closing of the transactions contemplated by this Agreement, (B) made a contribution as of or immediately prior to the Closing Date to the Seller’s tax-qualified defined benefit plan described in Seller Disclosure Schedule 3.8(a) in an amount to be mutually agreed upon by both Seller and Acquiror, (C) adopted resolutions of the Seller’s board of directors to  terminate its tax-qualified cash or deferred arrangement described in Seller Disclosure Schedule 3.8(a), effective as of the Closing Date, and provided that such termination shall be contingent on the Closing of

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the transactions contemplated by this Agreement and (D) adopted resolutions of the Seller’s board of directors to terminate Seller’s “account balance” deferred compensation plan described in Seller Disclosure Schedule 3.8(a), effective as of the Closing Date, and provided that such termination shall be contingent on the Closing of the transactions contemplated by this Agreement.

(iv)No provision in this Agreement shall amend or modify or be deemed to modify or amend any Seller Plan or any similar plan, policy, arrangement or agreement maintained by Acquiror.  Nothing contained herein shall be deemed a guarantee of employment for any Transferred Employee or to restrict the right of Acquiror, Acquiror Sub or affiliate thereof to terminate the employment of any Transferred Employee or a guarantee of any type or amount of compensation or benefits.

(b)Indemnification of Officers and Directors.  Acquiror shall indemnify and hold harmless each present and former director and officer of Seller (determined as of the Effective Time) and any of the Subsidiaries (determined as of the effective time of the Subsidiary Merger) and their heirs, personal representatives and estates (collectively, the “Indemnified Parties”) against, and shall promptly upon request advance or reimburse, any and all costs or expenses (including reasonable attorneys’ fees), judgments, interest, fines, losses, claims, damages, liabilities or amounts paid in settlement (collectively, “Costs”) as they are incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, arbitrative or investigative (“Proceeding”), whether or not the Indemnified Party is a party to such Proceeding, based upon or arising from the Indemnified Party’s acts or omissions as an officer or director of Seller and/or any of the Subsidiaries, whether threatened, asserted or claimed prior to, at or after the Effective Time (collectively, “Claims”), to the same extent as the Indemnified Parties would have been indemnified under the articles of incorporation and/or bylaws (or comparable organizational document) of Seller as such documents were in effect on the date of this Agreement as if the Indemnified Parties were officers or directors of Seller at all relevant times except to the extent any Claim arises on account of an Indemnified Party’s service as an officer or director of another for-profit entity.  This indemnity shall be provided for six years following the Effective Time; or if there shall be any Proceeding pending or threatened on the sixth anniversary of the Effective Time, such indemnity shall continue in full force and effect until such pending or threatened Proceeding is finally resolved.

The rights to indemnification granted by this Section 5.13(b) are subject to the following limitations: (i) the total aggregate indemnification provided by Acquiror pursuant to this Section 5.13(b) shall not exceed, as to all Indemnified Parties as a group, a sum equal to the Indemnification Cap, and Acquiror shall have no responsibility to the Indemnified Parties for the manner in which such sum is allocated among that group; (ii) a director or officer of Seller or any of the Subsidiaries (determined as of the date of this Agreement and as of the Effective Time) who would otherwise be a member of the Indemnified Parties under this Section 5.13(b) shall not be entitled to the benefits hereof unless such director or officer has executed a Joinder Agreement in the form of Schedule 5.13(b) hereto; and (iii) amounts otherwise required to be paid by Acquiror to the Indemnified Parties pursuant to this Section 5.13(b) shall be reduced by any amounts that such Indemnified Parties recover from any third party.  For purposes of this Agreement, “Indemnification Cap” shall mean an amount equal to the sum of (y) $5,000,000 and (z) the policy limits of the insurance coverage obtained by Seller in accordance with Section 5.13(c) below.

Acquiror agrees that the Indemnification Cap limit set forth in this Section 5.13(b) shall not apply to any damages, liabilities, judgments and claims (and related expenses, including attorneys’ fees and amounts paid in settlement) insofar as they arise out of or are based upon the matters for which indemnification is provided in Section 5.19.

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(c)Insurance.  Seller shall obtain on or prior to the Effective Time a six-year “tail” prepaid directors’ and officers’ liability insurance policy(ies) covering each present and former director and officer of Seller and any of the Subsidiaries as set forth in Section 5.13(b) at no cost to the beneficiaries thereof with respect to claims arising from facts or events which occurred prior to the Effective Time, in the same coverage amount as in effect under Seller’s directors’ and officers’ liability insurance policy(ies) (both primary and excess) immediately prior to the Effective Time, provided, that if the aggregate premium Seller would be required to pay for such “tail” policy(ies) is in excess of 300% of the premium for such coverage set forth in Seller Disclosure Schedule 3.14, then Seller shall purchase as much coverage as is reasonably practicable for 300% of the premium set forth in Seller Disclosure Schedule 3.14, unless otherwise agreed in advance in writing by Acquiror.  Such policy shall survive the Mergers.

(d)Subsequent Events.  In the event that the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any entity, then, and in each such case, the Surviving Corporation shall cause proper provision to be made so that the successor and assign of the Surviving Corporation assumes the obligations set forth in Sections 5.13(b) and (c).  The provisions of Sections 5.13(b) and (c) shall survive consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.  This Section 5.13 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party.

5.14Takeover Laws; No Rights Triggered.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of the parties and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

5.15Adoption of Accounting Policies.  As soon as practicable after the satisfaction or waiver of all conditions to the Closing set forth in Article VI and at such time as consummation of the transactions contemplated by this Agreement seems reasonably assured and in any event prior to the Effective Time (unless this Agreement is terminated pursuant to Article VII), Seller and Seller Sub shall take any and all necessary or appropriate actions to adopt all Acquiror accounting procedures and policies (including those policies pertaining to charged-off and non-accrual assets); provided,  however, that no such action taken by Seller or Seller Sub at the request of Acquiror pursuant to this section shall be deemed to be, or be deemed to cause, a breach of any representation or warranty made by Seller or Seller Sub herein.

5.16Section 16 Matters. Prior to the Effective Time, if Seller provides Acquiror the Section 16 Information reasonably in advance of the Effective Time, the parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Seller Common Stock or conversion of any derivative securities in respect of shares of Seller Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the 1934 Act. “Section 16 Information” shall mean information accurate in all respects regarding Seller Insiders, the number of shares of Seller Common Stock held by each such Seller Insider and the number and description of the Seller Stock Options held by each such Seller Insider. “Seller Insiders” shall mean those officers and directors of Seller who are subject to the reporting requirements of Section 16(a) of the 1934 Act.

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5.17Operating Functions. Seller and Seller Sub shall cooperate with Acquiror and Acquiror Sub in connection with planning for the efficient and orderly combination of the parties and the operation of the Subsidiary Surviving Bank after the Subsidiary Merger, and in preparing for the consolidation of appropriate operating functions to be effective on the Closing Date or such later date as Acquiror may decide. Seller shall take, and shall use its reasonable best efforts to cause its data processing consultants and software providers to take, any action Acquiror may reasonably request prior to the Effective Time to facilitate the combination of the operations of Seller Sub with Acquiror Sub. Without limiting the foregoing, Seller shall provide office space and support services (and other reasonably requested support and assistance) in connection with the foregoing, and senior officers of Seller and Acquiror shall meet from time to time as Seller or Acquiror may reasonably request, to review the financial and operational affairs of Seller and Seller Sub, and Seller shall give due consideration to Acquiror’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither Acquiror nor Acquiror Sub shall under any circumstance be permitted to exercise control of Seller, Seller Sub or any of Seller’s other Subsidiaries prior to the Effective Time, (ii) neither Seller nor any of its Subsidiaries shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust laws and (iii) neither Seller nor any of its Subsidiaries shall be required to agree to any material obligation that is not contingent upon the consummation of the Merger.

5.18Certain Agreements.  As promptly as practicable after the date hereof (but no later than ten days following the date of this Agreement), Seller and Seller Sub shall have each director of Seller and Seller Sub who is not an employee of Seller or Seller Sub, respectively, execute a Lock-Up and Non-Competition Agreement in substantially the form of Schedule 5.18-A hereto and have each executive officer of Seller and Seller Sub who is also a director of Seller or Seller Sub, respectively, execute a Lock-Up Agreement in substantially the form of Schedule 5.18-B hereto.

5.19Hold Harmless.  Acquiror will indemnify and hold harmless Seller, Seller Sub, each of the directors and officers and each person, if any, who controls Seller or Seller Sub within the meaning of the 1933 Act against any losses, claims, damages or liabilities, joint, several and solidary, to which they or any of them may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will pay or promptly reimburse such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided,  however, that Acquiror shall not be liable in any such case to the extent that any such loss, claim, damage or liability (or actions in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or any such amendment or supplement in reliance upon and in conformity with information furnished to Acquiror by Seller or Seller Sub for use therein. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Acquiror under this Section 5.19, notify Acquiror in writing of the commencement thereof.  In case any such action shall be brought against any indemnified party and it shall notify Acquiror of the commencement thereof, Acquiror shall be entitled to participate therein; and to the extent that it shall wish to assume the defense thereof with counsel satisfactory to such indemnified party, and, after notice from Acquiror to such indemnified party of its election to so assume the defense thereof, Acquiror shall not be liable to such indemnified party under this Section 5.19 for any legal expenses of other counsel or of any other expenses subsequently incurred by such indemnified party; provided, that except that if Acquiror elects not to assume such defense or counsel for the indemnified parties advises that there are substantive issues which raise conflicts of interest between Acquiror and the indemnified parties, the

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indemnified parties may retain one counsel satisfactory to them, and Acquiror shall pay all reasonable fees and expenses of such counsel for such indemnified parties promptly as statements therefor are received.

5.20Stockholder Litigation. Seller shall provide Acquiror the opportunity to participate in the defense or settlement of any stockholder litigation against Seller and/or its directors relating to the transactions contemplated by this Agreement throughout the course of any such litigation, and Acquiror shall in good faith consider the recommendations by Seller regarding such litigation.  Seller shall not settle any stockholder litigation without Acquiror’s prior written consent (such consent not to be unreasonably withheld or delayed).

5.21Stock Exchange De-listing; 1934 Act De-registration.  Seller shall use its reasonable best efforts to take, or cause to be taken, such actions prior to the Effective Time of the Parent Merger to reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of from the Nasdaq Global Select Market to enable Seller’s shares of common stock to be de-listed from the Nasdaq Global Select Market and de-registered under the 1934 Act as soon as practicable following the Effective Time.

5.22Notice to Holders of Seller Stock Options.  Prior to the Closing Date, Seller shall notify each holder of a Seller Stock Option, other than those individuals listed in Section 6.2(g), regarding the cancellation and payment of the Seller Stock Options as provided in Section 2.6(a) and shall use its reasonable best efforts to receive a written acknowledgement of receipt thereof.

5.23Payment of 2014 Bonuses.  Seller will pay any bonus of any kind or amount for calendar year 2014 payable to O. Leonard Dorminey and Carol Slappey prior to December 31, 2014.

5.24Assumption Agreements.  Seller shall use its reasonable best efforts to obtain prior to the Closing Date from each officer or employee designated by Acquiror and who is a party to an employment agreement with Seller or any of the Subsidiaries and other officer or employee disclosed on Seller Disclosure Schedule 3.13(a), other than O. Leonard Dorminey, Carol Slappey, T. Heath Fountain and O. Mitchell Smith, an assumption agreement, in form and substance reasonably acceptable to Seller and Acquiror, executed by such officer or employee.

ARTICLE VI
CLOSING CONDITIONS

6.1Conditions to the Parties’ Obligations under this Agreement.  The respective obligations of the parties under this Agreement shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Each party shall (i) have received, subject to Section 5.7(a), the approval or consent, or waiver of approval or consent, of the Mergers and the other transactions contemplated hereby from any and all Governmental Entities whose consent or approval (or waiver thereof) must be received and in full force and effect in order to consummate the Mergers and the transactions contemplated hereby, and (ii) any statutory or regulatory waiting period necessary to effect the Mergers and the transactions contemplated hereby shall have expired.  All notices, reports and other filings required to be made with any Governmental Entity in connection with the Parent Merger prior to the Effective Time by Acquiror or Seller or in connection with the Subsidiary Merger prior to the Effective Time by Acquiror Sub or Seller Sub shall have been made and become final.

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(b)The Seller Stockholder Approval and the Acquiror Stockholder Approval shall have been obtained.

(c)None of the parties shall be subject to any Law, judgment, order, writ, decree or injunction which shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal the consummation of the Mergers or the other transactions contemplated hereby.

(d)All consents or approvals of all persons (other than Governmental Entities) required for consummation of the Mergers shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or an Acquiror Material Adverse Effect, as applicable.

(e)The Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the Commission.

(f)The shares of Acquiror Common Stock issuable to the holders of Seller Common Stock in the Parent Merger shall have been approved for listing on the NASDAQ Global Select Market on or before the Closing Date, subject to official notice of issuance.

(g)Acquiror and Seller shall have executed and delivered the Parent Merger Document.

(h) Acquiror Sub and Seller Sub shall have executed and delivered the Subsidiary Merger Document.

(i)Acquiror and Seller shall have received opinions of Phelps Dunbar LLP and Alston & Bird LLP, respectively, each dated as of the Closing Date, which opinions shall be satisfactory in form and substance to Acquiror and Seller, respectively, to the effect that, on the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Parent Merger when consummated in accordance with the terms hereof will constitute a reorganization within the meaning of Section 368(a) of the Code.  In rendering their opinions, such counsel shall be entitled to require and rely upon representation letters of officers of each of Acquiror and Seller, in each case in form and substance reasonably satisfactory to such counsel and dated as of the date of such opinion.

(j)No director, officer or employee of any of the parties shall serve as a director on the board of directors of Chattahoochee Bank of Georgia.

6.2Conditions to the Obligations of Acquiror and Acquiror Sub under this Agreement.  The obligations of Acquiror and Acquiror Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Acquiror (on behalf of itself and Acquiror Sub) to the extent permitted by Law:

(a)(i)  Each of the obligations of Seller and Seller Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Seller and Seller Sub

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contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Seller Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 3.11(c), 3.12 and 3.28), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Seller Material Adverse Effect.

(b)Seller or Seller’s board of directors shall have taken the actions described in Section 5.13(a)(iii).

(c)Seller or Seller Sub shall have secured written consents from the FDIC, as receiver, under all Shared-Loss Agreements without any compensation, cost or fees therefor to ensure that there will be no adverse change in loss coverage under any of the Shared-Loss Agreements by reason of the consummation of any of the transactions contemplated by this Agreement, and no event shall have occurred that has resulted in or is reasonably likely to result in the loss of a material amount of loss share coverage from the FDIC under any Shared-Loss Agreement to which Seller or Seller Sub is a party or otherwise bound.  Such written consents shall be reasonably satisfactory to Acquiror.

(d)There shall not have been any Seller Material Adverse Effect between the date hereof and the Closing Date.

(e)Seller shall have delivered to Acquiror: (i) a certificate, dated as of the Effective Time and signed on its behalf by Seller’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.2(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Seller evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Acquiror and its counsel shall reasonably request.

(f)Seller shall have delivered to Acquiror: (i) amended and restated employment agreements  executed by O. Leonard Dorminey and Carol Slappey, substantially in the form attached hereto as Schedule 6.2(f)-A and Schedule 6.2(f)-B, respectively, (ii) assumption agreements executed by O. Leonard Dorminey and Carol Slappey, substantially in the form attached hereto as Schedule 6.2(f)-C and Schedule 6.2(f)-D, respectively, and (iii) amendments to employment agreements executed by T. Heath Fountain and O. Mitchell Smith, substantially in the form attached hereto as Schedule 6.2(f)-E.

(g)Seller shall have delivered to Acquiror a consent executed by the individuals set forth on Schedule 6.2(g) with respect to the cancellation and payment of the Seller Stock Options as provided in Section 2.6(a).

6.3Conditions to the Obligations of Seller and Seller Sub under this Agreement.  The obligations of Seller and Seller Sub under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Time, of the following conditions, any one or more of which may be waived by Seller (on behalf of itself and Seller Sub) to the extent permitted by Law:

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(a)(i)  Each of the obligations of Acquiror and Acquiror Sub required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and (ii) the representations and warranties of Acquiror and Acquiror Sub contained in this Agreement shall have been true and correct in all material respects (without giving effect to any limitations as to “materiality” or “Acquiror Material Adverse Effect” set forth in any such representation or warranty so as to avoid the application of double or dual materiality within such representation and warranty) as of the date hereof and as of the Effective Time as though made at and as of the Effective Time (other than any representation or warranty which specifically relates to an earlier date which shall be true and correct as of such date), except in the case of the foregoing clause (ii) with respect to all representations and warranties (other than those set forth in Sections 4.10(c), 4.12 and 4.17), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b)Acquiror shall have delivered to Seller: (i) a certificate, dated as of the Effective Time and signed on its behalf by Acquiror’s chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 6.3(a) have been satisfied; and (ii) certified copies of resolutions duly adopted by the board of directors of Acquiror evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Seller and its counsel shall request.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER, ETC.

7.1Termination.  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Seller or Acquiror:

(a)by mutual written consent of each of Seller and Acquiror;

(b)by either Acquiror (on behalf of itself and Acquiror Sub) or Seller (on behalf of itself and Seller Sub):

(i) (A) if the Effective Time shall not have occurred on or prior to September 30, 2015 (the “Outside Date”) unless approval by a Governmental Entity pursuant to Section 6.1(a) is pending and has not been finally resolved or any stockholder litigation referenced in Section 5.20 has not been resolved (by dismissal, settlement or otherwise), in which event such date shall be automatically extended to December 31, 2015; or (B) if a vote of the stockholders of Seller or Acquiror is taken and either Acquiror fails to obtain the Acquiror Stockholder Approval or Seller fails to obtain the Seller Stockholder Approval; provided, that, neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party at or before the Effective Time or such vote, as the case may be;

(ii)upon written notice to the other party (A) (x) 30 or more days after the date upon which any application for a regulatory or governmental approval necessary to consummate the Mergers and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable Governmental Entity, unless within such 30-day period a petition for rehearing or an amended application is filed or noticed, or (y) 30 or more days after any petition for rehearing or amended application filed pursuant to clause (A)(x) is denied; provided,  however, that no party hereto shall have the right to terminate this Agreement

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pursuant to this Section 7.1(b)(ii) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; and in each case the time period for appeals and requests for reconsideration has run; or (B) if any Governmental Entity of competent jurisdiction shall have issued a final non-appealable order enjoining or otherwise prohibiting the consummation of the Mergers or the other transactions contemplated by this Agreement;

(c)by Acquiror (on behalf of itself and Acquiror Sub) in writing if Seller or Seller Sub has, or by Seller (on behalf of itself and Seller Sub) in writing if Acquiror or Acquiror Sub has, breached or failed to perform any of its representations, warranties covenants or undertakings contained herein, which breach or failure to perform would result in the failure to satisfy the closing conditions set forth in Section 6.2(a) or 6.3(a), as the case may be, and cannot be or has not been cured within 30 days after the giving of written notice of such breach to the non-terminating party;

(d)by Acquiror (on behalf of itself and Acquiror Sub) if (i) Acquiror notifies Seller in accordance with Section 5.3(b) that Acquiror does not intend to enter into negotiations with Seller during the Notice Period to propose revisions to the terms of this Agreement to match or better a Superior Proposal or (ii) Seller has (A) failed to make the Seller Recommendation in the Proxy Statement, (B) effected a Change in the Seller Recommendation, (C) failed to call or convene the Special Meeting of Seller in accordance with Section 5.8, or (D) approved or recommended, or proposed publicly to approve or recommend, any Acquisition Transaction;

(e)by Seller (on behalf of itself and Seller Sub) (i) in accordance with the terms and conditions of Section 5.3(b) or Section 5.3(c) or (ii) under the circumstances described in the proviso of Section 5.8(b); or

(f)by Seller (on behalf of itself and Seller Sub) if Acquiror (i) has failed to make the Acquiror Recommendation in the Proxy Statement, (ii) effected a Change in the Acquiror Recommendation, or (iii) failed to call or convene the Special Meeting of Acquiror in accordance with Section 5.8.

7.2Effect of Termination.  In the event of termination of this Agreement pursuant to Article VII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that this Section 7.2, Section 5.6(b), Section 7.4 and Article VIII shall survive any termination of this Agreement and termination will not relieve a breaching party from liability for any willful breach of any covenant, undertaking, representation or warranty in this Agreement giving rise to such termination.

7.3Amendment, Extension and Waiver.

(a)Subject to applicable Law, at any time prior to the consummation of the Parent Merger, whether before or after approval thereof by the stockholders of Seller or Acquiror, as the case may be, the parties may (i) amend this Agreement; (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (iv) waive compliance with any of the agreements or conditions contained herein (other than required stockholder and regulatory approval); provided,  however, that after any approval of the Parent Merger by the stockholders of Seller and Acquiror, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement that requires further stockholder approval under applicable Law.

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(b)This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.  Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and which has been authorized by or under the direction of its board of directors; but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

7.4Termination Fees.

(a)In the event that (A) a Pre-Termination Takeover Proposal Event (as defined below) shall occur after the date of this Agreement and thereafter this Agreement is terminated by either Acquiror or Seller pursuant to Section 7.1(b)(i)(B) or by Acquiror pursuant to Section 7.1(c) as a result of a willful breach by Seller or Seller Sub and (B) prior to the date that is 12 months after the date of such termination Seller consummates an Acquisition Proposal with the party that caused rise to the Pre-Termination Takeover Proposal Event, then Seller shall, on the date such Acquisition Proposal is consummated, pay Acquiror a fee equal to the sum of (i) $10,300,000 plus (ii) all reasonable costs and expenses incurred by Acquiror in connection with this Agreement and the transactions contemplated hereby, including legal, accounting, investment banking, travel and printing expenses up to $750,000 (collectively, the “Termination Fee”).  The Termination Fee shall be paid by wire transfer of same-day funds.

(b)In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(d) or by Seller pursuant to Section 7.1(e), then concurrently with such termination, Seller shall pay to Acquiror the Termination Fee by wire transfer of same-day funds, and such termination shall not be deemed effective hereunder until payment by Seller of such fee. In no event shall Seller be required to pay the Termination Fee under both this Section 7.4(b) and Section 7.4(a).

(c)For purposes of this Section 7.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to the senior management or board of directors of Seller or shall have been made directly to its stockholders generally, or any person reasonably qualified to consummate an Acquisition Proposal shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and such Acquisition Proposal or public announcement shall not have been irrevocably withdrawn not less than five Business Days prior to the Special Meeting of Seller and Seller’s stockholders fail to approve this Agreement at such meeting (with respect to a termination pursuant to Section 7.1(b)(i)(B)) or the date of termination (with respect to a termination pursuant to Section 7.1(c).

(e)Each party acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, each party would not enter into this Agreement; accordingly, if Seller fails to pay promptly the Termination Fee pursuant to this Section 7.4 and, in order to obtain such payment, the other party commences a suit which results in a judgment against the other for the fee set forth in this Section 7.4, the non-successful party shall pay to the other party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 300 basis points.

(f)The parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Acquiror and Acquiror Sub with respect to this Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, Seller and Seller Sub (and Seller’s and Seller Sub’s affiliates and its and their respective directors, officers,

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employees, stockholders and representatives) shall have no further liability to Acquiror and Acquiror Sub under this Agreement; provided,  however, that Seller and Seller Sub shall not be relieved or released from any liabilities or damages arising out of their willful and material breach of this Agreement; provided,  further, that the aggregate amount of any damages determined by a court to be payable by Seller and Seller Sub pursuant to the foregoing proviso shall be reduced by the amount of any Termination Fee previously paid to Acquiror pursuant to this Section 7.4.

ARTICLE VIII
MISCELLANEOUS

8.1Expenses.  Except as provided in Section 7.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting, investment banking and printing expenses) shall be borne by the party incurring such costs and expenses, provided that Acquiror and Seller shall each bear one-half of all costs of printing, mailing and filing the Joint Proxy Statement and the Registration Statement and all filing and similar fees relating to the Mergers.

8.2Survival.  None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) those covenants and agreements set forth in this Article VIII.

8.3Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally, or if mailed by certified mail, overnight courier, return receipt requested, postage prepaid, or sent by written telecommunication, as follows:

(a)If to Acquiror or Acquiror Sub, to:

Renasant Corporation

209 Troy Street

Tupelo, Mississippi 38804-4827

Attention:  E. Robinson McGraw

Facsimile: (662) 680-1230

with a copy (which shall not constitute notice) to:

Phelps Dunbar LLP

365 Canal Street, Suite 2000

New Orleans, Louisiana  70130

Attention:  Mark A. Fullmer

Facsimile:  (504) 568-9130

(b)If to Seller or Seller Sub, to:

Heritage Financial Group, Inc.

721 N. Westover Boulevard

Albany, Georgia 31707

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Attention:  O. Leonard Dorminey

Facsimile:  (229) 878-2052

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, Georgia  30309-3424

Attention: Mark C. Kanaly

Facsimile: (404) 253-8390

or to such other address or telecommunication number as such party may hereafter specify for the purpose by notice to the other party.   All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, (iii) four Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with a reputable overnight courier.

8.4Parties in Interest.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided,  however, that (i) neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party and, (ii) except as otherwise expressly provided in Sections 2.6, 5.13(a)(ii), 5.13(a)(iii), 5.13(b), 5.13(c) and 5.19, that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

8.5Complete Agreement.  This Agreement (including the Seller Disclosure Schedules and the Acquiror Disclosure Schedules), including the documents and other writings referred to herein or therein or delivered pursuant hereto or thereto, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and shall supersede all prior agreements and understandings by and among the parties, both written and oral, with respect to such subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings by and among the parties other than those expressly set forth herein or therein.

8.6Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” form shall have the same effect as physical delivery of the paper document bearing the original signature.

8.7Governing Law; Venue; Waiver of Jury Trial.

(a)This Agreement shall be governed by the laws of the State of Mississippi, without giving effect to the principles of conflicts of laws thereof.

(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the State of Mississippi, and, solely in connection with claims arising under

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this Agreement or the Mergers that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such Mississippi courts, (ii) waives any objection to laying venue in any such action or proceeding in the Mississippi courts, (iii) waives any objection that the Mississippi courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.3.

(c)Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by applicable Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) it understands and has considered the implications of this waiver; (iii) it makes this waiver voluntarily; and (iv) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.7.

8.8Interpretation.  For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Disclosure Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, Disclosure Schedule and Exhibit references are to the Articles, Sections, Disclosure Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” (iv) the word “or” shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.  This Agreement shall not be interpreted or construed to require any person or entity to take any action, or fail to take any action, if to do so would violate applicable Law.

The parties intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.  Further, it is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or the Acquiror Disclosure Schedule is or is not material for purposes of this Agreement.

8.9Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, subject to Section 7.4(f), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to

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which they are entitled at law or in equity.  The parties agree to waive any requirements for the securing or posting of any bond in connection with any remedy described in this Section 8.9 (except to the extent required by Law).

8.10Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.11Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Acquiror may elect to forgo the consummation of the Subsidiary Merger at its discretion; provided that Acquiror may only elect to do so if such election will not have any impact on the conditions to the consummation of the other transactions contemplated by this Agreement as set forth in Article VI or will not otherwise delay the Closing.  This Agreement and any related documents will be appropriately amended in order to reflect any revised structure as contemplated by this Section 8.11.

[The remainder of this page intentionally left blank.  Signature page follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:	/s/ E. Robinson McGraw
Name: E. Robinson McGraw
Title: Chairman, President and Chief Executive

RENASANT BANK

By:	/s/ E. Robinson McGraw
Name: E. Robinson McGraw
Title: Chairman, President and Chief Executive

HERITAGE FINANCIAL GROUP, INC.

By:	/s/ O. Leonard Dorminey
Name: O. Leonard Dorminey
Title: President and Chief Executive Officer

HERITAGEBANK OF THE SOUTH

By:	/s/ O. Leonard Dorminey
Name: O. Leonard Dorminey
Title: Chief Executive Officer

INDEX OF DEFINED TERMS
Term	Defined In Section No.
Acquiror	First paragraph
Acquiror Common Stock	2.1(a)(ii)
Acquiror Disclosure Schedule	First sentence Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Material Adverse Effect	4.1(a)
Acquiror Plans	4.11(a)
Acquiror Recommendation	5.8(b)
Acquiror SEC Documents	4.8(a)
Acquiror Stockholder Approval	4.20
Acquiror Sub	First paragraph
Acquisition Proposal	5.3(a)
Acquisition Transaction	5.3(a)
affiliate	3.18
Agreement	First paragraph
Bankruptcy and Equity Exception	3.3(a)
BOLI	3.24(b)
Business Day	1.2
Change in the Acquiror Recommendation	5.4(h)
Change in the Seller Recommendation	5.3(c)
Claims	5.13(b)
Closing	1.2
Closing Date	1.2
Code	2.2(e)
Commission	3.3(c)
Costs	5.13(b)
CRA	3.28
Effective Time	1.2
Employees	3.8(a)
Employer	5.13(a)(i)
Environmental Law	3.15
ERISA	3.8(a)
ERISA Plan	3.8(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(a)(ii)
FDIA	3.12
FDIC	3.3(c)
FHLMC	3.23(e)
FINRA	3.3(c)
FNMA	3.23(e)
FRB	3.3(c)

GAAP	3.4(a)
GDBF	1.2
GNMA	3.23(e)
Governmental Entity	1.2
Hazardous Substance	3.15
Indemnification Cap	5.13(b)
Indemnified Parties	5.13(b)
Intellectual Property	3.27(a)
IRS	3.7(a)
Joint Proxy Statement	5.8(a)
Law	3.3(b)
Loan Portfolio Properties and Other Properties Owned	3.15
MBCA	1.1(a)
MCB	1.2
Mergers	1.1(b)
Merger Consideration	2.1(a)(ii)
Merger Documents	1.2
MGCL	1.1(a)
Notice	5.3(a)
Notice Period	5.3(b)
Outside Date	7.1(b)(i)
Parent Merger	1.1(a)
Parent Merger Document	1.2
party/parties	First paragraph
Pension Plan	3.8(a)
Permitted Liens	3.14(a)
Pre-Termination Takeover Proposal Event	7.4(c)
Proceeding	5.13(b)
Qualified Acquiror Plan	4.11(a)
Qualified Seller Plan	3.8(a)
Registration Statement	3.10
Representative	2.2(b)
Returns	3.7(a)
Risk Management Instruments	3.20
Section 16 Information	5.16
Seller	First paragraph
Seller Acquisition Agreement	5.3(c)
Seller Agreement	3.13(a)
Seller Common Stock	2.1(a)(ii)
Seller Designee	1.4(a)
Seller Disclosure Schedule	First sentence Article III
Seller Financial Statements	3.4(a)

Seller Insiders	5.16
Seller Material Adverse Effect	3.1(a)
Seller Mortgage Investor	3.23(e)
Seller Mortgage Loans	3.23(e)
Seller Mortgage Vendor	3.23(d)
Seller Mortgage Vendor Agreement	3.23(d)
Seller Plans	3.8(a)
Seller Recommendation	5.8(b)
Seller Restricted Stock	2.6(b)
Seller SEC Documents	3.9(a)
Seller Stock Certificate	2.2(e)
Seller Stock Options	2.6(a)
Seller Stock Plans	2.6(a)
Seller Stockholder Approval	3.37
Seller Sub	First paragraph
Seller Sub Common Stock	2.5
Seller Sub Designee	1.4(b)
Shared-Loss Agreement	3.1(a)
Software	3.27(a)
Special Meeting	5.8(b)
Subsidiaries	3.1(b)
Subsidiary Merger	1.1(b)
Subsidiary Merger Document	1.2
Subsidiary Surviving Bank	1.1(b)
Superior Proposal	5.3(a)
Surviving Corporation	1.1(a)
Take-Out Letter	3.23(e)
Takeover Laws	3.3(d)
Taxes	3.7(c)
Termination Fee	7.4(a)
Transferred Employees	5.13(a)(i)
WARN Act	3.25(c)
1933 Act	3.9(a)
1934 Act	3.9(a)

EXHIBIT A

PARENT MERGER DOCUMENT

Exhibit A – Page 1

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is dated as of __________________, by and between Renasant Corporation, a Mississippi corporation (“Acquiror”), and Heritage Financial Group, Inc., a Maryland corporation (“Seller”).  Each of Acquiror and Seller is a “party” to this Plan of Merger, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Acquiror, Renasant Bank, a Mississippi banking corporation, Seller and HeritageBank of the South, a Georgia savings bank, have entered into an Agreement and Plan of Merger dated as of December ___, 2014 (the “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller shall be merged with and into Acquiror, with Acquiror being the surviving corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller with and into Acquiror as provided in Section 2.1 of this Plan of Merger.

“Merging Corporations” shall mean Acquiror and Seller.

“Seller Common Stock” shall mean the common stock, $0.01 par value per share, of Seller.

“Stockholder Meeting” shall mean the meeting of the stockholders of Seller held pursuant to Section 5.8 of the Merger Agreement.

“Surviving Corporation” shall mean Acquiror as the surviving corporation in the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1THE MERGER.  Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller shall be merged with and into Acquiror pursuant to and in accordance with the Mississippi Business Corporation Act, as amended (the “MBCA”), and the Maryland General Corporation Law, as amended (the “MGCL”).  Acquiror shall be the Surviving Corporation in the Merger and shall continue to be governed by the laws of the State of Mississippi.  At the Effective Time,

Exhibit A – Page 2

the separate existence and corporate organization of Seller shall cease, and all right, title and interest in and to all real estate and other property owned by, and every contract right possessed by, Seller shall be vested in Acquiror as the Surviving Corporation, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller shall be vested in Acquiror as the Surviving Corporation, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against either of the Merging Corporations shall be continued by or against Acquiror as the Surviving Corporation, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror as the Surviving Corporation.

2.2EFFECTIVE TIME.  The Merger shall become effective on the later of the dates and times that the Articles of Merger are filed with the Secretary of State of the State of Mississippi pursuant to Section 79-4-11.06 of the MBCA and with the Maryland Department of Assessments and Taxation pursuant to 3-107 of the MGCL.

2.3NAME OF THE SURVIVING CORPORATION.  The name of the Surviving Corporation shall be “Renasant Corporation.”

2.4ARTICLES OF INCORPORATION.  On and after the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.5BYLAWS.  On and after the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Acquiror as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE III

CONVERSION OF SHARES

3.1CONVERSION OF SHARES.  At the Effective Time, automatically by virtue of the Merger and without any action on the part of Acquiror, Seller or the holders of any of the following securities:

(a) Each share of Acquiror Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Merger.

(b)Subject to the other provisions of this Section 3.1, each share of Seller Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Seller Common Stock to be canceled in accordance with Section 3.1(e)) shall, subject to adjustment pursuant to Section 3.1(d), be converted automatically into and thereafter represent the right to receive the number of shares (or a fraction thereof) of Acquiror Common Stock, rounded to the nearest four decimals, equal to the Exchange Ratio (the “Merger Consideration”).  As used in this Plan of Merger, the term “Acquiror Common Stock” means the common stock, $5.00 par value per share, of Acquiror, and the term “Exchange Ratio” means 0.9266.

(c)Certificates previously evidencing shares of Seller Common Stock shall be exchanged for certificates evidencing the Merger Consideration.  Notwithstanding the foregoing, however, no fractional

Exhibit A – Page 3

shares of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 3.1(f).

(d)If at any time during the period between the date of this Plan of Merger and the Effective Time, any change in the number of outstanding shares of capital stock of Acquiror or Seller, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or other subdivision, combination or readjustment of shares, or as a result of any stock dividend or stock distribution with a record date during such period, the Exchange Ratio shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

(e)Each share of Seller Common Stock held in the treasury of Seller and each share of Seller Common Stock issued and outstanding prior to the Effective Time that is owned by Acquiror or any subsidiary of Acquiror or Seller (other than shares held in trust accounts, managed accounts, mutual funds and the like or otherwise in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and extinguished without any conversion thereof and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(f)No certificates or scrip representing fractional shares of Acquiror Common Stock will be issued as a result of the Merger.  In lieu of the issuance of fractional shares pursuant to Section 3.1(b), cash adjustments (without interest) will be paid to the holder of Seller Common Stock in respect of any fraction of a share of Acquiror Common Stock that would otherwise be issuable to such holder of Seller Common Stock, and the amount of such cash adjustment shall be determined by multiplying (x) the fraction of a share of Acquiror Common Stock otherwise issuable by (y) the weighted average of the closing sales prices of one share of Acquiror Common Stock as reported on the Nasdaq Global Select Market for the 15 consecutive trading days ending on the trading day immediately prior to the Closing Date.  No such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

3.2EXCHANGE OF CERTIFICATES FOR STOCK.  After the Effective Time, each holder of a certificate previously representing outstanding shares of Seller Common Stock shall surrender and exchange such certificates for the Merger Consideration in the manner provided in Section 2.2 of the Merger Agreement.

ARTICLE IV

MISCELLANEOUS

4.1CONDITIONS PRECEDENT.  The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

4.2TERMINATION.  This Plan of Merger shall be terminated automatically without further act or deed of either of the parties in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

4.3.AMENDMENTS.  To the extent permitted by the MBCA and the MGCL, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties hereto; provided, however, that the provisions of Article III of this Plan of Merger relating to the consideration to be paid for the shares of Seller Common Stock

Exhibit A – Page 4

shall not be amended after the Stockholder Meeting so as to modify either the amount or the form of such consideration or to otherwise materially adversely affect the stockholders of Seller without the approval of the stockholders of Seller.

4.4SUCCESSORS.  This Plan of Merger shall be binding on the successors of Acquiror and Seller.

IN WITNESS WHEREOF, Acquiror and Seller have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: President and Chief Executive

HERITAGE FINANCIAL GROUP, INC.

By:
Name: O. Leonard Dorminey
Title: President and Chief Executive Officer

Exhibit A – Page 5

EXHIBIT B

SUBSIDIARY MERGER DOCUMENT

Exhibit B – Page 1

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is dated as of _______________, by and between Renasant Bank, a Mississippi banking corporation (“Acquiror Sub”), and HeritageBank of the South, a Georgia savings bank (“Seller Sub”).  Each of Acquiror Sub and Seller Sub is a “party” to this Plan of Merger, and one or more of them are “parties” hereto, as the context may require.

W I T N E S S E T H:

WHEREAS, Renasant Corporation, a Mississippi corporation, Acquiror Sub, Heritage Financial Group, Inc., a Maryland corporation, and Seller Sub have entered into an Agreement and Plan of Merger, dated as of December ___, 2014 (as amended, the  “Merger Agreement”); and

WHEREAS, pursuant to the Merger Agreement and this Plan of Merger, and subject to the terms and conditions set forth therein and herein, Seller Sub shall be merged with and into Acquiror Sub, with Acquiror Sub being the surviving banking corporation in such merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement, the parties hereto do mutually agree as follows:

ARTICLE I

DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Effective Time” shall mean the date and time at which the Merger becomes effective as provided in Section 2.2 of this Plan of Merger.

“Merger” shall refer to the merger of Seller Sub with and into Acquiror Sub as provided in Section 2.1 of this Plan of Merger.

“Merging Banks” shall mean Acquiror Sub and Seller Sub.

“Seller Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Seller Sub.

“Surviving Bank” shall mean Acquiror Sub as the surviving banking corporation in the Merger.

ARTICLE II

TERMS OF THE MERGER

2.1THE MERGER.  Subject to the terms and conditions set forth in the Merger Agreement, at the Effective Time, Seller Sub shall be merged with and into Acquiror Sub in accordance with Title 81 of the Mississippi Code of 1972, as amended (the “Mississippi Code”), and Title 7 of the Georgia Code, as amended.  Acquiror Sub shall be the Surviving Bank in the Merger and shall continue to be governed by the laws of the State of Mississippi.  At the Effective Time, the Merger shall have the effects set forth in Mississippi Code Annotated Section 81-5-85 and the separate existence and corporate organization of Seller Sub shall cease, and all right, title and interest in and to all real estate and other property owned by,

Exhibit B – Page 2

and every contract right possessed by, Seller Sub shall be vested in Acquiror Sub as the Surviving Bank, without reversion or impairment, without further act or deed and without any transfer or assignment having occurred (but subject to any existing liens or other encumbrances thereon), and all liabilities and obligations of Seller Sub shall be vested in Acquiror Sub as the Surviving Bank, as the primary obligor therefor, and, except as set forth in the Merger Agreement, no other person shall be liable therefor, and all proceedings pending by or against Seller Sub shall be continued by or against Acquiror Sub as the Surviving Bank, and all liabilities, obligations, assets or rights associated with such proceedings shall be vested in Acquiror Sub as the Surviving Bank.

2.2EFFECTIVE TIME.  The Merger shall become effective upon the later of the dates and times stated in the Certificate of Merger Approval issued by the Mississippi Commissioner of Banking and Consumer Finance (“MCB”) and the Certificate of Approval issued by the Georgia Department of Banking and Consumer Finance (“GDBF”).

2.3NAME OF THE SURVIVING BANK.  The name of the Surviving Bank shall be “Renasant Bank.”

2.4CHARTER OF INCORPORATION.  On and after the Effective Time, the Charter of Incorporation of the Surviving Bank shall be the Charter of Incorporation of Acquiror Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

2.5BYLAWS.  On and after the Effective Time, the Bylaws of the Surviving Bank shall be the Bylaws of Acquiror Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE III

CANCELLATION OF SHARES

3.1CANCELLATION OF SHARES. At the Effective Time, each share of Seller Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and the certificate or certificates therefor shall be surrendered and cancelled.  There shall be no conversion, exchange or consideration for such Seller Sub Common Stock.  All of the shares of Acquiror Sub issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding after the Effective Time of and shall be unaffected by the Merger.  The authorized capital stock of Acquiror Sub as the Surviving Bank following the Effective Time of the Merger shall be 772,822 shares of common stock, $5.00 par value per share, unless and until the same shall be changed in accordance with applicable Mississippi law.

ARTICLE IV

FILING OF MERGER AGREEMENT

The approval of this Plan of Merger by the shareholders of Acquiror Sub and Seller Sub shall be certified in Articles of Merger which shall be signed and acknowledged by the President or Vice President of each of the Merging Banks.  Thereafter, an original of the Articles of Merger, so certified, signed and acknowledged, shall be delivered to the MCB and GBCF for filing and recordation in the manner required by law.

ARTICLE V

MISCELLANEOUS

Exhibit B – Page 3

5.1CONDITIONS PRECEDENT.  The respective obligations of each party under this Plan of Merger shall be subject to the satisfaction, or waiver by the party permitted to do so, of the conditions set forth in Article VI of the Merger Agreement.

5.2TERMINATION.  This Plan of Merger shall be terminated automatically without further act or deed of either of the parties in the event of the termination of the Merger Agreement in accordance with Article VII thereof.

5.3.AMENDMENTS.  To the extent permitted by the Mississippi Code, this Plan of Merger may be amended by a subsequent writing signed by each of the parties hereto upon the approval of the Board of Directors of each of the parties.

5.4SUCCESSORS.  This Plan of Merger shall be binding on the successors of Acquiror Sub and Seller Sub.

IN WITNESS WHEREOF, Acquiror Sub and Seller Sub have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

RENASANT BANK

By:
Name: E. Robinson McGraw
Title: President and Chief Executive

HERITAGEBANK OF THE SOUTH

By:
Name: O. Leonard Dorminey
Title: Chief Executive Officer

Exhibit B – Page 4

SCHEDULE 5.13(b)

JOINDER AGREEMENT

THIS AGREEMENT is made and executed as of __________, 2014 between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual officer and/or director (“Heritage Official”) of Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), and/or HeritageBank of the South, a Georgia savings bank (“HeritageBank”).

RECITALS:

WHEREAS, Acquiror, Renasant Bank, a Mississippi banking association (the “Acquiror Bank”), Heritage and HeritageBank have entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Heritage will be merged into Acquiror and Acquiror shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement and HeritageBank will be merged into Acquiror Bank and Acquiror Bank shall be the surviving entity on the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS, in consideration of the agreements made by Heritage in connection with the Merger Agreement, Acquiror has agreed to indemnify the Heritage Official under certain circumstances set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of Acquiror’s agreement to indemnify the Heritage Official and the expenses and costs that may be incurred by Acquiror in connection with such indemnification, the Heritage Official hereby agrees as follows:

1.Assumption of and Cooperation in Defense.

1.1Notice and Assumption of Defense. In the event a claim arises for which indemnification is or may be sought by the Heritage Official, the Heritage Official shall promptly notify Acquiror, in writing at the address set forth in Section 3 hereof, of the commencement of such legal action or existence of and facts relating to such claim.  Upon receipt of such notice, or at any time thereafter, Acquiror shall be entitled to participate therein and, in its sole discretion, to assume the defense of such claim, with counsel of its choice, subject to the reasonable approval of the Heritage Official, and to consider and decide on any proposed settlement, subject to the reasonable approval of the Heritage Official.  In any and all events, Acquiror shall have the right to reasonable control over the nature and extent of expenses incurred in connection with such claim(s).  Acquiror shall notify the Heritage Official of its assumption of the defense of such claim; and after such notice from Acquiror to the Heritage Official, Acquiror shall not be liable to the Heritage Official for indemnification under Section 5.13(b) of the Merger Agreement for any legal expenses of other counsel or any other expenses of defense subsequently incurred by such indemnified party.

1.2Cooperation in Defense. The Heritage Official agrees to cooperate in the defense of any action for which indemnification is sought under Section 5.13(b) of the Merger Agreement.  Such cooperation shall include, but not be limited to, providing Acquiror and its counsel copies of any and all relevant documents relating to the claim, consulting with Acquiror and its counsel with regard to the claim, providing testimony, either in deposition or at trial or both, regarding the facts relating to the claim, making himself available at reasonable times for consultation, testimony and fact-finding and otherwise furnishing such information to Acquiror and its counsel as the Heritage Official would provide to his own counsel in the event he were defending the action himself.  Except as expressly permitted by Acquiror,

Schedule 5.13(b) – Page 1

the Heritage Official shall not object to the production or use of any documents heretofore prepared by or of information provided to Acquiror legal counsel on the basis of any claim of privilege that is available only to Heritage or Acquiror; provided,  however, that Acquiror agrees that it will not, without the consent of the Heritage Official, waive any applicable privilege of the Heritage Official.  Such cooperation shall be provided regardless of whether Acquiror assumes the defense of the action.

2.Duplication of Payment; Limitations; Presumptions.

2.1No Duplication of Payments.  Acquiror shall not be liable under this Agreement to make any payment in connection with any claim against the Heritage Official to the extent the Heritage Official has otherwise actually received payment (under any insurance policy, certificate of incorporation, bylaw provision or otherwise) of amounts otherwise indemnifiable hereunder.

2.2Limitation on Liability.  The Heritage Official hereby expressly acknowledges and agrees that Acquiror shall not be liable in the aggregate for more than the Indemnification Cap (as defined in the Merger Agreement) in connection with its obligations under Section 5.13(b) of the Merger Agreement.  The Heritage Official further acknowledges and agrees that he shall have no claim against Acquiror for any amount that, when aggregated with indemnification amounts paid by Acquiror to other Heritage Officials that would be subject to the Indemnification Cap as provided in the Merger Agreement (the “Capped Amount”), exceeds the Indemnification Cap.  Any claim for reallocation of the amounts paid by Acquiror among Heritage Officials shall be made against the other Heritage Official(s) involved, and Acquiror shall not be liable in any way for the allocation of such Capped Amount among Heritage Officials.

2.3No Presumption.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding by judgment, order, settlement (whether with or without court approval) shall not of itself create a presumption that the Heritage Official did or did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

3.Notices.  All notices or other communications which are required or permitted hereunder shall be delivered in accordance with Section 8.3 of the Merger Agreement, at the addresses listed below:

If to Acquiror:	Renasant Corporation
209 Troy Street
Tupelo, Mississippi 38804-4827
Attention: E. Robinson McGraw

If to Heritage Official:

4.Execution in Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original. Transmission by facsimile of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart, and such facsimile shall be deemed to be an original counterpart of this Agreement.

Schedule 5.13(b) – Page 2

5.Governing Law.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

6.Amendment.  This Agreement may only be amended by a written instrument signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: Chairman, President and Chief Executive

HERITAGE OFFICIAL

Print Name:

Schedule 5.13(b) – Page 3

SCHEDULE 5.18-A

LOCK- UP AND NON-COMPETITION AGREEMENT

Schedule 5.18-A – Page 1

LOCK-UP AND NON-COMPETITION AGREEMENT

This Lock-Up and Non-Competition Agreement (this “Agreement”) is made and executed as of the ____ day of _______, 201__, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned non-employee director (“Heritage Official”) of Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), or HeritageBank of the South, a Georgia savings bank (“HeritageBank”).

Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Heritage and HeritageBank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger, and (ii) HeritageBank will merge with and into Acquiror Bank (the “Bank Merger”), and Acquiror Bank shall be the surviving entity of the Bank Merger.  In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger, and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1.Undertakings of Heritage Official.

1.1The Heritage Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of Heritage, $0.01 par value per share (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the stockholders of Heritage at which such matters are considered (including any and all adjournments thereof).  The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Heritage Official as such a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the Heritage Official from exercising Heritage Official’s fiduciary duties as a director of Heritage.

1.2The Heritage Official further agrees that during the term of this Agreement, he will not transfer any of the Shares , except (i) for transfers by operation of law and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3This Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

2.Noncompetition Obligations of Heritage Official.

2.1Heritage Official will not:

(a)directly or indirectly, for himself or in affiliation with any business or entity in which he owns an equity or financial interest (except as to not more than five percent (5%) of the outstanding stock of any corporation, the securities of which are regularly traded on a nationally recognized securities exchange or over-the-counter market), carry on or engage in any Competitive Business (as hereinafter defined) within the Restricted Area (as hereinafter defined); or

Schedule 5.18-A – Page 2

(b)directly or indirectly, in affiliation with any individual or any business or entity not covered by (a) above, whether as a partner, employee, contractor, consultant or otherwise, carry on or engage in any Competitive Business in the Restricted Area; or

(c) directly or indirectly, solicit or cause to be solicited any customers of Acquiror or Acquiror Bank, with respect to any Competitive Business in the Restricted Area; or

(d) directly or indirectly, solicit or cause to be solicited any employees, contractors or agents of Acquiror or Acquiror Bank to terminate their employment, contract or relationship with Acquiror or Acquiror Bank.

For purposes of this Agreement, the term “Restricted Area” shall mean the State of Georgia, and the term “Competitive Business” shall mean the business of banking, including, without limitation, checking and savings accounts, business and personal loans, interim construction and residential loans, student loans, automated tellers machines, internet banking services and accounts receivable financing.  For the avoidance of doubt, “Competitive Business” shall exclude equipment leasing, insurance agency services, insurance services, trust services and investment advisory services, any entity in which the Heritage Official has an ownership interest in on the date of this Agreement and engaging in those businesses, activities or ventures set forth on Schedule A.

2.2.The noncompetition obligations set forth in Section 2.1 shall extend until the second anniversary of the Closing (as defined in the Plan of Merger) (the “Restricted Period”).

2.3.Acquiror and the Heritage Official agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Section 2 would cause irreparable injury to Acquiror.  The Heritage Official understands that the foregoing restrictions may limit the Heritage Official’s ability to engage in certain businesses during the period provided for above in the Restricted Area, but acknowledges that the Heritage Official will receive sufficient remuneration and other benefits under the Plan of Merger to justify such restriction.  Further, the Heritage Official acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living.  If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the parties intend to make this provision enforceable under the laws of Mississippi in the Restricted Area so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

3.Miscellaneous.

3.1The Heritage Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the Heritage Official, and Acquiror shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law).  Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Acquiror, including, without limitation, the recovery of damages from the Heritage Official and his or her agents involved in such breach.

Schedule 5.18-A – Page 3

3.2The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage.  The Heritage Official further acknowledges and represents that the provisions of this Agreement will not work a hardship on him and will not prevent him from engaging in his occupation.

3.3To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreements made and entirely to be performed within such State, except as federal law may be applicable.

3.6The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided,  however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage or an affiliate of Heritage and the Heritage Official.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs and legatees.

3.8In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: Chairman, President and Chief Executive

HERITAGE OFFICIAL

Print Name:

Schedule 5.18-A – Page 4

SCHEDULE TO

LOCK-UP AND NON-COMPETITION AGREEMENT

Number of shares of common stock, $0.01 par value per share, of Heritage Financial Group, Inc. owned by the Heritage Official:______________ shares.

Schedule 5.18-A – Page 5

SCHEDULE A

Schedule A – Page 1

SCHEDULE 5.18-B

LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and executed as of the ____ day of _________, 201__, between Renasant Corporation, a Mississippi corporation (“Acquiror”), and the undersigned individual executive officer and director (“Heritage Official”) of Heritage Financial Group, Inc., a Maryland corporation (“Heritage”), or HeritageBank of the South, a Georgia savings bank (“HeritageBank”).

Acquiror, Renasant Bank, a Mississippi banking association (“Acquiror Bank”), Heritage and HeritageBank have entered into an Agreement and Plan of Merger (the “Plan of Merger”), pursuant to which the parties thereto agree that (i) Heritage will merge with and into Acquiror (the “Merger”), and Acquiror shall be the surviving entity of the Merger, and (ii) HeritageBank will merge with and into Acquiror Bank (the “Bank Merger”), and Acquiror Bank shall be the surviving entity of the Bank Merger.  In consideration of the expenses that Acquiror will incur in connection with the transactions contemplated by the Plan of Merger and in order to preserve the value of the franchise to be purchased by Acquiror and induce Acquiror to proceed to incur such expenses, the Heritage Official makes the following agreements in favor of Acquiror:

1.Undertakings of Heritage Official.

Schedule 5.18-B – Page 1

1.1The Heritage Official agrees and undertakes during the term of this Agreement to vote or cause to be voted in favor of the Plan of Merger all shares of common stock of Heritage, $0.01 par value per share (the “Heritage Stock”), as to which he has voting power (other than shares held in a fiduciary capacity), which amount of shares is shown on the schedule attached hereto and made a part hereof (the “Shares”), at any meeting or meetings of the stockholders of Heritage at which such matters are considered (including any and all adjournments thereof).  The parties hereto acknowledge and agree that nothing in this section or this Agreement is intended to dictate or require that the Heritage Official vote as a director in any manner, and nothing in this Agreement: (i) will limit or affect any actions or omissions taken by the Heritage Official as such a director, including in exercising rights under the Plan of Merger, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict the Heritage Official from exercising Heritage Official’s fiduciary duties as a director of Heritage.

1.2The Heritage Official further agrees that during the term of this Agreement, he will not transfer any of the Shares, except (i) for transfers by operation of law, and (ii) for transfers in connection with which Acquiror has consented to the transfer and the transferee shall agree in writing with Acquiror to be bound by this Agreement as fully as the undersigned.

1.3This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as defined in the Plan of Merger) and (ii) the date on which the Plan of Merger terminates in accordance with its terms.

2.[Reserved]

3.Miscellaneous.

3.1The Heritage Official acknowledges that money damages would not be an adequate remedy for any breach of this Agreement by the Heritage Official, and Acquiror shall be entitled to seek to enforce the provisions of this Agreement by specific performance and injunctive relief as remedies for such breach or any threatened breach, without any requirement for the securing or posting of any bond or giving any other undertaking (except to the extent required by law).  Such remedies shall not be deemed the exclusive remedies for a breach of this Agreement, but shall be in addition to all remedies available at law or in equity to Acquiror, including, without limitation, the recovery of damages from the Heritage Official and his or her agents involved in such breach.

3.2The Heritage Official acknowledges and agrees that this Agreement is executed in connection with the sale of all of the business of Heritage.

3.3To the extent permitted under applicable law, any provision of this Agreement may be amended or modified at any time, either before or after its approval by an agreement in writing among the parties hereto.

3.4This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original.  Each such counterpart shall become effective when one counterpart has been signed by each party hereto.

3.5This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Mississippi applicable to agreement made and entirely to be performed within such State, except as federal law may be applicable.

Schedule 5.18-B – Page 2

3.6The Heritage Official may not assign any of his rights or obligations under this Agreement to any other person.

3.7This Agreement supersedes any and all oral or written agreements and understandings heretofore made between the parties hereto relating to the subject matter hereof and contains the entire agreement of the parties relating to the subject matter hereof; provided,  however, that notwithstanding the foregoing, this Agreement does not modify or amend any stock option agreement, employment agreement, option or similar employee benefit agreement between Heritage and the Heritage Official.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors, heirs and legatees.

3.8In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date first set forth above.

RENASANT CORPORATION

By:
Name: E. Robinson McGraw
Title: Chairman, President and Chief Executive

HERITAGE OFFICIAL

Print Name:

Schedule 5.18-B – Page 3

SCHEDULE TO

LOCK-UP AGREEMENT

Number of shares of common stock, $0.01 par value per share, of Heritage Financial Group, Inc. owned by the Heritage Official:______________ shares.

Schedule 5.18-B – Page 4

SCHEDULE 6.2(f)-A

AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF O. LEONARD DORMINEY

Schedule 6.2(f)-A – Page 1

HERITAGE FINANCIAL GROUP, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between O. Leonard Dorminey (“Executive”) and Heritage Financial Group, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Executive Employment Agreement by and between the Company, Heritagebank of the South (the “Bank”), and Executive, initially effective as of March 16, 2005, and most recently amended as of November 30, 2010, and as extended from time to time (the “Prior Agreement”).

1.Effectiveness; Relationship to Prior Agreement.  This Agreement is contingent upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Renasant Corporation, Renasant Bank, the Company and the Bank, dated as of December ___, 2014 (the “Merger Agreement”).  This Agreement shall be effective as of the close of business on the business day preceding the Effective Time, as defined in the Merger Agreement (the “Effective Date”).  If the Effective Time shall not occur, this Agreement shall be deemed void and of no effect, and the Prior Agreement shall remain in force and effect.

As of the Effective Time, Executive agrees that, to the extent not expressly provided herein, all rights and benefits provided under the Prior Agreement shall be deemed extinguished and cancelled in their entirety.  Executive agrees that nothing contained in this Agreement and no payment or benefit made outside of this Agreement is intended to constitute a “substitution,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for any right or benefit provided under the Prior Agreement that has been extinguished and cancelled hereunder, and that this Agreement shall be interpreted and construed in a manner consistent with such intent.

2.Employment And Term:

2.1Position.  The Company shall employ and retain Executive as its Chief Executive Officer and President, and the Bank shall retain Executive as its Chief Executive Officer and President (unless the context clearly indicates the contrary, the Bank and the Company are collectively referred to hereinafter as the “Company”).  Executive agrees to be so employed, subject to the terms and conditions set forth herein.  Executive’s duties and responsibilities shall be those assigned to him hereunder, from time to time, by the Board of Directors of the Company (the “Board”), and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company.  Executive shall report directly to the Board.

2.2Full Time and Attention.  During the Employment Term (defined below), Executive shall devote his full time, attention and energies to the business of the Company and will not, without the prior written consent of the Board, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.  Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other

Schedule 6.2(f)-A – Page 2

pecuniary advantage, including without limitation serving as an officer and/or director of any community, civic, charitable, service or professional organization; (b) managing his personal affairs and investments in businesses that do not compete with the Company, provided that such activities do not interfere with the responsible performance of Executive’s duties hereunder; or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

2.3Term.  Executive’s employment hereunder shall commence as of the Effective Date and shall terminate on December 31, 2018 (such period referred to as the “Employment Term”).

3.Compensation And Benefits:

3.1Base Compensation.  The Company shall pay to Executive an annual salary, not less than his annual base salary in effect as of the Effective Date; such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”).  Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Board or the Compensation Committee thereof; provided, however, that Executive’s Base Compensation may not be reduced unless such reduction is part of a reduction in pay uniformly applicable to the similarly situated officers of the Company.

3.2Annual Incentive Bonus.  Executive shall be eligible for participation in the short-term bonus arrangement or arrangements maintained by the Company, from time to time, for the benefit of similarly situated executive officers (an “Incentive Bonus”).  Executive’s Incentive Bonus may be discretionary or formulaic and subject to the attainment of one or more performance objectives or such other measures as may be determined by the Board.

3.3Other Benefit Plans.  During the Employment Term, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company for the benefit of its executive officers or employees, including, without limitation, any short-term or long-term incentive compensation plan, nonqualified deferred compensation or similar plan, executive benefit plan, profit sharing, life insurance, and group medical and other welfare benefit plans.  Any such coverages and benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs.  Nothing herein shall prevent the Company from amending or modifying the terms and conditions of any benefit, contract or arrangement, replacing any such benefit, contract or arrangement or eliminating or terminating any such benefit, contract or arrangement, notwithstanding that such amendment, modification, replacement or elimination may be adverse to Executive.

3.4Reimbursement of Expenses.  The Company shall reimburse Executive for such reasonable expenses as are directly incurred by Executive in carrying out his duties hereunder, consistent with the Company’s standard policies and annual budget, it being understood and agreed that such expenses shall include, but not be limited to, Executive’s membership in various banking and trade

Schedule 6.2(f)-A – Page 3

associations consistent with his historical practice including without limitation the Community Bankers Association of Georgia (CBA) and the Georgia Bankers Association, and Executive’s attendance at various banking conferences and other events including without limitation those sponsored by CBA, GBA and Sheshunoff.  The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies; policies; the Company shall not be obligated to pay or reimburse spousal travel or entertainment hereunder, unless consistent with the Company’s standard policies.

3.5Fringe Benefits. In addition to the foregoing, Executive shall be entitled to the following fringe benefits:

a.Use of a leased or Company-owned motor vehicle, or a cash payment sufficient to compensate Executive for his ownership or lease of such a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect to any such vehicle, such benefit to be provided in the form reasonably determined by the Company.

b.Reimbursement or payment of expenses for dues and capital assessments for country club membership or for other civic club memberships; provided, that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof.

c.No less than four weeks of paid vacation each year.

 4.Executive’s Termination From Employment.

4.1Special Definitions.  As used herein:

a.“Cause” means that Executive: (i) is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) is engaged in gross or willful misconduct materially damaging to the business of the Company, which, if capable of being cured, is not cured by the Executive within 30 days following his receipt of written notice thereof (it being understood, however, that neither conduct pursuant to the Executive’s exercise of good faith business judgment nor unintentional physical damage to any property of the Company by Executive shall be a ground for such a determination); (iii) has been removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) and (g)(1); or (iv) failed, without reasonable cause, to follow reasonable written instructions of the Board consistent with Executive’s position, and within 30 days written notice from the Board of such failure, Executive fails to cure such failure.

b.“Continuing Health Benefit” means and shall be available hereunder if Executive and/or his dependents timely elect to continue group medical coverage within the meaning of Code

Schedule 6.2(f)-A – Page 4

Section 4980B(f)(2) with respect to a group health plan sponsored by the Company or an affiliate (other than a health flexible spending account under Code Section 125), in which event: (i) the Company shall pay to Executive monthly the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and his electing dependents immediately prior to such termination of Executive’s employment, during the continuation period contemplated under Code Section 4980B; and (ii) thereafter, the Company shall pay to Executive the premium amount for substantially the same type and level of coverage provided during the continuation coverage period under Code Section 4980B, except that such coverage may be provided, in the discretion of the Company, under a group medical plan maintained by the Company for the benefit of its employees or under an individual policy of insurance.  Nothing contained herein shall be deemed to require the Company to maintain any type or level of coverage of group health plan, or to preclude the amendment, substitution, replacement or termination of any type or level of coverage of group health plan.

c.“Continuing Perquisite Amount” means a dollar amount payable to the Executive in lieu of continuing the Executive’s coverage in the Company’s benefit plans and in lieu of continuing to provide the Executive with various perquisites following his Termination Date.  The Continuing Perquisite Amount shall be calculated  as of Executive’s Termination Date and shall include (i) the annual premium cost of the welfare plans such as group life and disability insurance under which the Executive was covered prior to his Termination Date, but expressly excluding the Continuing Health Benefit provided separately above and any voluntary benefits under which Executive elected coverage, (ii) the total Company contributions or accruals under any qualified or nonqualified retirement plans made on behalf of the Executive for the calendar year prior to the year in which the Termination Date occurs, excluding for this purpose any voluntary deferrals by Executive that may be characterized as Company contributions under applicable law, and (iii) the amount of any car allowance or country club dues provided for the benefit of Executive during the calendar year prior to the year in which his Termination  Date occurs.  The Continuing Perquisite Amount shall be calculated as an annual amount and then prorated and paid in accordance with the Company’s regular payroll practices and plans.

d.“Termination Date” means the date on which Executive’s employment hereunder terminates for any reason.

4.2Executive’s Termination.  Executive may terminate his employment hereunder for any reason, or no reason, including Executive’s death or disability; provided that in the event of Executive’s voluntary termination, he shall provide 30 days’ prior written notice to the Board, or such shorter period as may be agreed upon by the Board and Executive. In such event, or upon the Executive’s death, the Company shall pay or provide to Executive the following amounts or benefits, subject to any delay required under Section 6.14 below:

a.His Base Compensation accrued but not yet paid as of his Termination Date, any Incentive Bonus for the year prior to the year in which Executive’s Termination Date occurs to the extent not yet paid as of his Termination Date, any benefits or payments required by law to be provided, and any benefits accrued and vested under a separate benefit plan or arrangement maintained by the Company (collectively, Executive’s “Accrued Benefits”).

Schedule 6.2(f)-A – Page 5

b.Four years of Executive’s Base Compensation in effect as of the Termination Date (ignoring any decrease in such Base Compensation occurring within four months of such Termination Date), which amount shall be paid over the four-year period following his Termination Date, in accordance with the Company’s regular payroll practices and policies.

c.An amount equal to the average of the last three annual Incentive Bonuses paid to Executive prior to the Termination Date; such amount to be paid annually for four years following his Termination Date, at the time or times Executive’s Incentive Bonus would otherwise be payable (for avoidance of doubt, the parties intend that Executive shall receive four annual payments hereunder).

d.The Continuing Health Benefit and Continuing Perquisite Amount, each to be paid or provided for the four-year period following his Termination Date.

4.3 Company’s Termination Without Cause. The Board may terminate Executive’s employment without Cause hereunder with 30 days’ prior written notice, or such shorter period as may be agreed upon by the Board and Executive.  In such event the Company shall pay or provide those amounts and benefits described in Section 4.2 hereof, at the time or times prescribed thereunder.

4.4Company’s Termination for Cause.  Executive’s employment hereunder may be terminated by the Board at any time, acting in good faith, on account of Cause.  The Board, or a committee thereof formed for such purpose, shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Board or committee, with or without legal representation, to present arguments and evidence on his behalf. Following such presentation, or upon Executive’s failure to appear, the Board or the committee as the case may be, by an affirmative vote of a majority of its members, shall confirm that the actions or inactions of Executive constitute Cause hereunder. In such event, the Company shall pay to Executive his Accrued Benefits and shall have no further obligations hereunder.

4.5Expiration of Employment Term. Upon the expiration of Executive’s Employment Term, Executive’s employment hereunder shall cease, this Agreement shall be deemed terminated, and the Company shall pay to Executive the amounts and benefits described in Section 4.2 hereof; provided that Executive shall execute and timely deliver a waiver and release of claims in favor of the Company, in form and substance reasonably satisfactory to the Company.

5.Executive’s Covenants:

5.1Consideration for Covenants.  Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the covenants set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2Confidential Information.  Executive shall not divulge, furnish or use, whether directly or indirectly, any Trade Secret or Confidential Information, except in the ordinary course of providing services hereunder, to a duly authorized officer of a Protected Entity (as defined below) or as may be required by legal process.  For this purpose:

Schedule 6.2(f)-A – Page 6

a.“Trade Secret” is as defined in § 10-1-761 of the Official Code of Georgia Annotated.

b.“Confidential Information” means confidential, proprietary, non-public information concerning the Company, the Bank and their affiliates (the “Protected Entities”), whether or not a Trade Secret, which includes, without limitation: (i) books, records and policies relating to operations, finance, accounting, personnel and management of Protected Entities; (ii) information related to any business entered into by the Protected Entities; (iii) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics; (iv) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes and work product of the Protected Entities; and (v) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, deposits, loan or lease accounts or other accounts relating to consumer products and services of the Protected Entities.  No item of information shall be considered Confidential Information hereunder if it is generally known to the public, except as a result of a breach by Executive hereunder.

c.The covenant contained herein shall apply during the Employment Term and the four–year period thereafter.

5.3Non-Solicitation and Non-Competition.  Executive shall not, directly or indirectly: (a) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Protected Entities in any city, town, borough, township, village or other place in which Executive performed services for the Protected Entities; (b) assist any actual or potential competitor of the Protected Entities to provide banking or bank-related services to, or solicit any such customer's banking or bank-related business in any such place; or (c) whether as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Protected Entities as conducted during the Employment Term within a radius of 50 miles of the main office of the Bank.  For this purpose:

a.The covenant contained herein shall be applicable during the Employment Term and, if Executive is involuntarily terminated on account of Cause, during the two-year period thereafter.

b.If Executive is involuntarily terminated by the Company without Cause or Executive terminates his employment before the expiration of the Employment Term, and he thereafter breaches the covenant contained herein, the Company may immediately cease, and shall not be required to continue, any payment or benefit otherwise due under Section 4 hereof, except Executive’s Accrued Benefits.

5.4 Company’s Property.  Upon termination or Executive’s termination of employment hereunder for any reason, Executive or his estate shall promptly return to the Company all of the property of the Company, including, without limitation, automobiles, equipment, computers, fax machines,

Schedule 6.2(f)-A – Page 7

portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information or Trade Secret that is in the possession or under the control of Executive, regardless of the form in which it is maintained.

5.5Reformation.  The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction.  Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.  If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.6Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith).  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.

6.Miscellaneous:

6.1Mitigation Not Required.  As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.2Excess Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary if the aggregate of all payments and benefits to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any payment being deemed to constitute a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, is deemed to constitute an excess parachute payment; provided that the amount of such reduction shall be less than $100,000.  If the amount such reduction would equal or exceed $100,000, then no such reduction shall occur, the Executive shall be entitled to all such Aggregate Payments, and the Company shall pay to Executive a Gross-Up Payment. For this purpose:

a.The “Gross-Up Payment” shall mean an amount that is sufficient to pay, in its entirety, any excise tax imposed on the Aggregate Payments (including the Gross-Up Payment) pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, or local income tax.

Schedule 6.2(f)-A – Page 8

b.The determination of whether any reduction in the Aggregate Payments is required and the amount of such reduction and amount of the Gross-Up Payment, if any, shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company.

c.In the event that any portion of the Aggregate Payments is required to be reduced hereunder, then the reduction shall occur in the following order: (i) reduction of Continuing Perquisite Amount described in Section 4.1d;  (ii) reduction of continued Incentive Bonus payments described in Section 4.1c; and (iii) reduction of continued Base Compensation payments described in Section 4.1b. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.

d.If the Company is obligated to make a Gross-Up Payment hereunder, it will be paid to Executive, or remitted by the Company to the appropriate tax authorities to the extent subject to withholding, in the form of a single-sum payment on the date that the excise tax is due (through withholding or otherwise), but subject in each case to any six-month delay applicable under Code Section 409A.

6.3Enforcement of This Agreement.  In addition to the Company’s equitable remedies provided under Section 5.6 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Except as provided in Section 6.4 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Albany, Georgia.

6.4Attorneys’ Fees.    In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company, as the case may be, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs, and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party may be entitled.

Schedule 6.2(f)-A – Page 9

6.5Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6Entire Agreement.  This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive acknowledges that this Agreement replaces in its entirety any prior agreements between Executive and the Company concerning the subject covered by this Agreement, including the Prior Agreement.

6.7Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.8Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.9Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic mail to the addresses described below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	O. Leonard Dorminey
Most Recent Address on File with the Company

If to the Company:	Heritage Financial Group, Inc.
Post Office Box 50728
Albany, GA 31701-0728
Attention: Chairman, Board of Directors

or to such other addresses as a party may designate by notice to the other party.

6.10Successors; Assignment.  This Agreement is personal to Executive and shall not be assigned by him without the prior written consent of the Company.  This Agreement will inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.

This Agreement will inure to the benefit of and be binding upon Executive, his heirs, estate, legatees and legal representatives.  Any payment due to Executive hereunder shall be paid to his surviving spouse after his death, or if Executive is not survived by a spouse, to his estate.

Schedule 6.2(f)-A – Page 10

6.11Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.12Withholding.  As a condition of the provision of any payment or benefit hereunder, the Company shall withhold any federal, state or local taxes or contributions required to be withheld.

6.13Expiration; Termination; Survival. This Agreement shall expire and be terminated as of the expiration of the Employment Term, or as of Executive’s Termination Date, if earlier.  Notwithstanding anything herein to the contrary, the obligations of Executive under Section 5 hereof, the obligation of the Company to make any payment due and payable under Section 4 or Section 6.2 hereunder, and the remedies and enforcement provided herein shall remain operative and in full force and effect, regardless of the expiration or termination of this Agreement.

6.14Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.15Code Section 409A.  The parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder.  For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; and (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon. All reimbursements and in-kind payments hereunder that constitute deferred compensation within the meaning of Code Section 409A shall be made or provide in accordance with the requirements of such section.

6.16No Presumption.  The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement

Schedule 6.2(f)-A – Page 11

have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

6.17No Effect on Other Benefits.  Nothing contained herein shall be deemed to modify any right or benefit to which Executive may be entitled under the terms of any grant or award made to Executive under the Company’s 2011 Equity Incentive Plan, or 2006 Equity Incentive Plan, as the case may be, which shall be subject to and administered in accordance with their respective terms.

THIS EXECUTIVE EMPLOYMENT AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as provided herein.

HERITAGE FINANCIAL GROUP, INC.	EXECUTIVE

By:

Its:	Date:

Date:

Schedule 6.2(f)-A – Page 12

SCHEDULE 6.2(f)-B

AMENDED AND RESTATED EMPLOYMENT AGREEMENT OF CAROL SLAPPEY

Schedule 6.2(f)-B – Page 1

HERITAGE FINANCIAL GROUP, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(CAROL W. SLAPPEY)

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Carol W. Slappey (“Executive”) and Heritage Financial Group, Inc., a corporation organized and existing under the laws of the State of Maryland (the “Company”), and is intended to amend, restate, and replace, in its entirety, that certain Executive Employment Agreement by and between the Company, Heritagebank of the South (the “Bank”), and Executive, initially effective as of March 16, 2005, and has been amended and extended from time to time (the “Prior Agreement”).

1.Effectiveness; Relationship to Prior Agreement.  This Agreement is contingent upon the closing of the transactions contemplated by that certain Agreement and Plan of Merger by and among Renasant Corporation, Renasant Bank, the Company and the Bank, dated as of December ___, 2014 (the “Merger Agreement”).  This Agreement shall be effective as of the close of business on the business day preceding the Effective Time, as defined in the Merger Agreement (the “Effective Date”).  If the Effective Time shall not occur, this Agreement shall be deemed void and of no effect, and the Prior Agreement shall remain in force and effect.

As of the Effective Date, Executive agrees that, to the extent not expressly provided herein, all rights and benefits provided under the Prior Agreement shall be deemed extinguished and cancelled in their entirety.  Executive agrees that nothing contained in this Agreement and no payment or benefit made outside of this Agreement is intended to constitute a “substitution,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), for any right or benefit provided under the Prior Agreement that has been extinguished and cancelled hereunder, and that this Agreement shall be interpreted and construed in a manner consistent with such intent.

2.Employment And Term:

2.1Position.  The Company shall employ and retain Executive as its [TITLE], and the Bank shall retain Executive as its [TITLE] (unless the context clearly indicates the contrary, the Bank and the Company are collectively referred to hereinafter as the “Company”).  Executive agrees to be so employed, subject to the terms and conditions set forth herein.  Executive’s duties and responsibilities shall be those assigned to her hereunder, from time to time, by the Company’s Chief Executive Officer, and shall include such duties as are the type and nature normally assigned to similar executive officers of a corporation of the size, type and stature of the Company.  Executive shall report directly to the Company’s Chief Executive Officer.

2.2Full Time and Attention.  During the Employment Term (defined below), Executive shall devote her full time, attention and energies to the business of the Company and will not, without the prior written consent of the Board, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activities are pursued for gain, profit or other pecuniary advantage.  Notwithstanding the foregoing, Executive shall not be prevented from: (a) engaging in any civic or charitable activity for which Executive receives no compensation or other

Schedule 6.2(f)-B – Page 2

pecuniary advantage, including without limitation serving as an officer and/or director of any community, civic, charitable, service or professional organization; (b) managing her personal affairs and investments in businesses that do not compete with the Company, provided that such activities do not interfere with the responsible performance of Executive’s duties hereunder; or (c) purchasing securities in any corporation whose securities are regularly traded, provided that such purchases will not result in Executive owning beneficially at any time 5% or more of the equity securities of any corporation engaged in a business competitive with that of the Company.

2.3Term.  Executive’s employment hereunder shall commence as of the Effective Date and shall terminate on December 31, 2016 (such period referred to as the “Employment Term”).

3.Compensation And Benefits:

3.1Base Compensation.  The Company shall pay to Executive an annual salary, not less than her annual base salary in effect as of the Effective Date; such amount shall be prorated and paid in equal installments in accordance with the Company’s regular payroll practices and policies (Executive’s “Base Compensation”).  Executive’s Base Compensation shall be reviewed no less often than annually and may be increased or reduced by the Company’s Chief Executive Officer; provided, however, that Executive’s Base Compensation may not be reduced unless such reduction is part of a reduction in pay uniformly applicable to the similarly situated officers of the Company.

3.2Annual Incentive Bonus.  Executive shall be eligible for participation in the short-term bonus arrangement or arrangements maintained by the Company or the Bank, from time to time, for the benefit of similarly situated executive officers (an “Incentive Bonus”) in accordance with it terms and conditions.  Executive’s Incentive Bonus may be discretionary or formulaic and subject to the attainment of one or more performance objectives or such other measures as may be determined by the Board.

3.3Other Benefit Plans.  During the Employment Term, Executive shall participate in such plans, policies, and programs as may be maintained, from time to time, by the Company for the benefit of its executive officers or employees, including, without limitation, any short-term or long-term incentive compensation plan, nonqualified deferred compensation or similar executive benefit plan, profit sharing, life insurance, and group medical and other welfare benefit plans.  Any such coverages and benefits shall be determined in accordance with the specific terms and conditions of the documents evidencing any such plans, policies, and programs.  Nothing herein shall prevent the Company from amending or modifying the terms and conditions of any benefit, contract or arrangement, replacing any such benefit, contract or arrangement or eliminating or terminating any such benefit, contract or arrangement, notwithstanding that such amendment, modification, replacement or elimination may be adverse to Executive.

3.4Reimbursement of Expenses.  The Company shall reimburse Executive for such reasonable expenses as are directly incurred by Executive in carrying out her duties hereunder, consistent with the Company’s standard policies and annual budget. The Company’s obligation to reimburse Executive hereunder shall be contingent upon the presentment by Executive of an itemized accounting of such expenditures in accordance with the Company’s policies; the Company shall not be obligated to pay

Schedule 6.2(f)-B – Page 3

or reimburse spousal travel or entertainment hereunder, unless consistent with the Company’s standard policies.

3.5Fringe Benefits. In addition to the foregoing, Executive shall be entitled to the following fringe benefits:

a.Use of a leased or Company-owned motor vehicle, or a cash payment sufficient to compensate Executive for her ownership or lease of such a vehicle, including the cost of maintenance, insurance, repairs and fuel with respect to any such vehicle, such benefit to be provided in the form reasonably determined by the Company.

b.Reimbursement or payment of expenses for dues and capital assessments for country club membership or for other civic club memberships; provided, that if any bond or capital or similar payment made by the Company is repaid to Executive, Executive shall promptly remit to the Company the amount thereof.

c.No less than four weeks of paid vacation each year.

 4.Executive’s Termination From Employment.

4.1Special Definitions.  As used herein:

a.“Cause” means that Executive: (i) is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony; (ii) is engaged in gross or willful misconduct materially damaging to the business of the Company, which, if capable of being cured, is not cured by the Executive within 30 days following her receipt of written notice thereof (it being understood, however, that neither conduct pursuant to the Executive’s exercise of good faith business judgment nor unintentional physical damage to any property of the Company by Executive shall be a ground for such a determination); (iii) has been removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(e)(4) and (g)(1); or (iv) failed, without reasonable cause, to follow reasonable written instructions of the Company’s Chief Executive Officer consistent with Executive’s position, and within 30 days written notice from such executive of such failure, Executive fails to cure such failure.

b.“Continuing Health Benefit” means and shall be available hereunder if Executive and/or her dependents timely elect to continue group medical coverage within the meaning of Section 4980B(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to a group health plan sponsored by the Company or an affiliate (other than a health flexible spending account under Code Section 125), in which event: (i) the Company shall pay to Executive monthly the amount of the continuation coverage premium for the same type and level of group health plan coverage received by Executive and her electing dependents immediately prior to such termination of Executive’s employment, during the continuation period contemplated under Code Section 4980B; and (ii) thereafter, the Company shall pay to Executive the premium amount for substantially the same type and level of coverage provided

Schedule 6.2(f)-B – Page 4

during the continuation coverage period under Code Section 4980B, except that such coverage may be provided, in the discretion of the Company, under a group medical plan maintained by the Company for the benefit of its employees or under an individual policy of insurance.  Nothing contained herein shall be deemed to require the Company to maintain any type or level of coverage under any group health plan, or to preclude the amendment, substitution, replacement or termination of any type or level of coverage under any group health plan.

c.“Continuing Perquisite Amount” means a dollar amount payable to the Executive in lieu of continuing Executive’s coverage in the Company’s benefit plans and in lieu of continuing to provide Executive with various perquisites following her Termination Date.  The Continuing Perquisite Amount shall be calculated  as of Executive’s Termination Date and shall be the sum of: (i) the annual premium cost of the welfare plans, such as group life and disability insurance, under which Executive was covered prior to her Termination Date, but expressly excluding the Continuing Health Benefit provided separately above and any voluntary benefits under which Executive may have elected to be covered; (ii) aggregate Company contributions or accruals under any qualified or nonqualified retirement plans made on behalf of the Executive for the calendar year prior to the year in which her Termination Date occurs, excluding for this purpose any voluntary deferrals by Executive that may be characterized as Company contributions under applicable laws; and (iii) the amount of any car allowance or country club dues provided for the benefit of Executive during the calendar year prior to the year in which her Termination Date occurs.  The Continuing Perquisite Amount shall be calculated as an annual fixed amount and prorated and paid in accordance with the Company’s regular payroll practices and plans.

d.“Good Reason” means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent: (i) a reduction by the Company in Executive's Base Compensation, as the same may be increased from time to time; (ii) a change in the eligibility requirements or performance criteria under any bonus, incentive, compensation, benefit or retirement plan, program or arrangement under which Executive is covered which adversely affects Executive; (iii) the Company requires Executive to be based anywhere other than a job location within the boundaries of Dougherty County, Georgia; (iv) without replacement by a plan providing benefits to Executive equal to or greater than those discontinued, the failure by the Company to continue in effect, within its maximum stated term, any pension, bonus, incentive, retirement, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee benefit plan, program or arrangement in which Executive is participating; (v) the taking of any action by the Company that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans unless such action is part of Company-wide reduction in benefits which affects other senior executives in the same fashion as the Executive; or (vi) the taking of any action by the Company that would materially adversely affect the physical conditions under which Executive performs Executive's employment duties.

e.“Termination Date” means the date on which Executive’s employment hereunder terminates for any reason.

4.2Executive’s Termination for Good Reason.  Executive may terminate her employment hereunder for Good Reason, with 30 days’ prior written notice to the Board, or such shorter period as may

Schedule 6.2(f)-B – Page 5

be agreed upon by the Board and Executive, or Executive’s employment may be terminated on account of her death or Disability.  Upon Executive’s termination for Good Reason, death or Disability, the Company shall pay or provide to Executive the following amounts or benefits, subject to any delay required under Section 6.15 below:

a.Her Base Compensation accrued but not yet paid as of her Termination Date, any Incentive Bonus for the year prior to the year in which Executive’s Termination Date occurs to the extent not yet paid as of her Termination Date, any benefits or payments required by law to be provided, and any benefits accrued and vested under a separate benefit plan or arrangement maintained by the Company (collectively, Executive’s “Accrued Benefits”).

b.Three years of Executive’s Base Compensation in effect as of the Termination Date (ignoring any decrease in such Base Compensation occurring within four months of such Termination Date), which amount shall be paid over the three-year period following her Termination Date, in accordance with the Company’s regular payroll practices and policies.

c.An amount equal to the average of Executive’s last three annual Incentive Bonuses paid prior to the Termination Date, such amount to be paid annually for three years following her Termination Date, at the time or times Executive’s Incentive Bonus would otherwise be payable (for avoidance of doubt, the parties intend that Executive shall receive three annual payments hereunder.

d.The Continuing Health Benefit and Continuing Perquisite Amount, each to be paid or provided for the three-year period following her Termination Date.

As used herein, the term “Disability” shall have the meaning ascribed to such term under Code Section 409A.

4.3 Company’s Termination Without Cause. The Board may terminate Executive’s employment hereunder, without Cause, with 30 days’ prior written notice to Executive, or such shorter period as may be agreed upon by the Board and Executive.  In such event, the Company shall pay or provide to Executive  those amounts and benefits described in Section 4.2 hereof, at the time or times prescribed thereunder (subject to any delay required under Section 6.15 below), during the period commencing as of the first day of the calendar month following Executive’s Termination Date and continuing until December 31st of the calendar year that is three whole calendar years following the end of the year in which Executive’s Termination Date occurs, it being understood that Executive shall receive not less than four annual bonus payments under Section 4.2c hereof.

4.4Company’s Termination for Cause.  Executive’s employment hereunder may be terminated by the Board at any time, acting in good faith, on account of Cause.  The Board shall provide written notice to Executive, including a description of the specific reasons for the determination of Cause. Executive shall have the opportunity to appear before the Board, or a committee thereof formed for this purpose, with or without legal representation, to present arguments and evidence on her behalf. Following such presentation, or upon Executive’s failure to appear, the Board, or such committee as the case may be, by an affirmative vote of a majority of its members, shall confirm that the actions or inactions of

Schedule 6.2(f)-B – Page 6

Executive constitute Cause hereunder.  In such event, the Company shall pay to Executive her Accrued Benefits and shall have no further obligations hereunder.

4.5Executive’s Voluntary Termination.  In the event Executive voluntarily terminates her employment without Good Reason, the Company shall pay to Executive her Accrued Benefits and shall have no further obligations hereunder.

4.6Expiration of Employment Term. Upon the expiration of Executive’s Employment Term, Executive’s employment hereunder shall cease, this Agreement shall be deemed terminated, and the Company shall pay to Executive the amounts and benefits described in Section 4.2 hereof; provided that Executive shall execute and timely deliver a wavier and release of claims in favor of the Company, in form and substance reasonably satisfactory to the Company.

5.Executive’s Covenants:

5.1Consideration for Covenants.  Executive acknowledges that the execution of this Agreement and the payments described herein constitute consideration for the covenants set forth in this Section 5, the adequacy of which is hereby expressly acknowledged by Executive.

5.2Confidential Information.  Executive shall not divulge, furnish or use, whether directly or indirectly, any Trade Secret or Confidential Information, except in the ordinary course of providing services hereunder, to a duly authorized officer of a Protected Entity (as defined below) or as may be required by legal process.  For this purpose:

a.“Trade Secret” is as defined in § 10-1-761 of the Official Code of Georgia Annotated.

b.“Confidential Information” means confidential, proprietary, non-public information concerning the Company, the Bank and their affiliates (the “Protected Entities”), whether or not a Trade Secret, which includes, without limitation: (i) books, records and policies relating to operations, finance, accounting, personnel and management of Protected Entities; (ii) information related to any business entered into by the Protected Entities; (iii) credit policies and practices, databases, customer lists, information obtained on competitors, and tactics; (iv) various other non-public trade or business information, including business opportunities and strategies, marketing, acquisition or business diversification plans, methods and processes and work product of the Protected Entities; and (v) selling and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, deposits, loan or lease accounts or other accounts relating to consumer products and services of the Protected Entities.  No item of information shall be considered Confidential Information hereunder if it is generally known to the public, except as a result of a breach by Executive hereunder.

c.The covenant contained herein shall apply during the Employment Term and the four–year period thereafter.

Schedule 6.2(f)-B – Page 7

5.3Non-Solicitation and Non-Competition.  Executive shall not, directly or indirectly: (a) provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of the Protected Entities in any city, town, borough, township, village or other place in which Executive performed services for the Protected Entities; (b) assist any actual or potential competitor of the Protected Entities to provide banking or bank-related services to, or solicit any such customer's banking or bank-related business in any such place; or (c) whether as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of the Protected Entities as conducted during the Employment Term within a radius of 50 miles of the main office of the Bank.  For this purpose:

a.The covenant contained herein shall be applicable during the Employment Term and, if Executive is involuntarily terminated on account of Cause, during the two-year period thereafter.

b.If Executive is involuntarily terminated by the Company without Cause or Executive terminates her employment before the expiration of the Employment Term, and she thereafter breaches the covenant contained herein, the Company may immediately cease, and shall not be required to continue, any payment or benefit otherwise due under Section 4 hereof, except Executive’s Accrued Benefits.

5.4 Company’s Property.  Upon termination or Executive’s termination of employment hereunder for any reason, Executive or her estate shall promptly return to the Company all of the property of the Company, including, without limitation, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information or Trade Secret that is in the possession or under the control of Executive, regardless of the form in which it is maintained.

5.5Reformation.  The parties agree that each of the prohibitions set forth herein is intended to constitute a separate restriction.  Accordingly, should any such prohibition be declared invalid or unenforceable, such prohibition shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing restrictions is reasonable in both time and geographic scope.  If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the restrictions or covenants set forth in this Agreement are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be reformed to the extent necessary to permit such enforcement.

5.6Remedies.  In the event of a breach or threatened breach by Executive of the provisions of Section 5 hereof, Executive agrees that the Company shall be entitled to a temporary restraining order or a preliminary injunction (without the necessity of posting bond in connection therewith).  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity, including the recovery of damages from Executive.

Schedule 6.2(f)-B – Page 8

6.Miscellaneous:

6.1Mitigation Not Required.  As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

6.2Excess Parachute Payments.  Notwithstanding any provision of this Agreement to the contrary if the aggregate of all payments and benefits to Executive hereunder, including any payment or benefit provided to Executive under a separate plan or arrangement (collectively, the “Aggregate Payments”) would result in any payment being deemed to constitute a “parachute payment” within the meaning of Code Section 280G, such payments shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of such payments and benefits, as so reduced, is deemed to constitute an excess parachute payment; provided that the amount of such reduction shall be less than $50,000.  If the amount such reduction would equal or exceed $50,000, then no such reduction shall occur, the Executive shall be entitled to all such Aggregate Payments, and the Company shall pay to Executive a Gross-Up Payment. For this purpose:

a.The “Gross-Up Payment” shall mean an amount that is sufficient to pay, in its entirety, any excise tax imposed on the Aggregate Payments (including the Gross-Up Payment) pursuant to Code Section 4999, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state, or local income tax.

b.The determination of whether any reduction in the Aggregate Payments is required and the amount of such reduction and amount of the Gross-Up Payment, if any, shall be made at the expense of the Company and by the Company’s independent accountants or another independent accountant agreed upon by Executive and the Company.

c.In the event that any portion of the Aggregate Payments is required to be reduced hereunder, then the reduction shall occur in the following order: (i) reduction of Continuing Perquisite Amount described in Section 4.1d;  (ii) reduction of continued Incentive Bonus payments described in Section 4.1c; and (iii) reduction of continued Base Compensation payments described in Section 4.1b. Within any of the foregoing categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Code Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.

d.If the Company is obligated to make a Gross-Up Payment hereunder, it will be paid to Executive, or remitted by the Company to the appropriate tax authorities to the extent subject to withholding, in the form of a single-sum payment on the date that the excise tax is due (through withholding or otherwise), but subject in each case to any six-month delay applicable under Code Section 409A.

Schedule 6.2(f)-B – Page 9

6.3Enforcement of This Agreement.  In addition to the Company’s equitable remedies provided under Section 5.6 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Except as provided in Section 6.4 hereof, each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Albany, Georgia.

6.4Attorneys’ Fees.    In the event any dispute in connection with this Agreement arises with respect to obligations of Executive or the Company, as the case may be, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, court costs, and all expenses incurred in that action or proceeding, even if not taxable as court costs, plus in each case interest at the Applicable Federal Rate, in addition to any other relief to which such party may be entitled.

6.5Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.6Entire Agreement.  This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive acknowledges that this Agreement replaces in its entirety any prior agreements between Executive and the Company concerning the subject covered by this Agreement, including the Prior Agreement.

6.7Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

6.8Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

6.9Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by electronic mail to the addresses described below, provided that a copy is sent by a nationally recognized overnight delivery

Schedule 6.2(f)-B – Page 10

service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Carol W. Slappey
Most Recent Address on File with the Company

If to the Company:	Heritage Financial Group, Inc.
Post Office Box 50728
Albany, GA 31701-0728
Attention: Chairman, Board of Directors

or to such other addresses as a party may designate by notice to the other party.

6.10Successors; Assignment.  This Agreement is personal to Executive and shall not be assigned by her without the prior written consent of the Company.  This Agreement will inure to the benefit of and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.

This Agreement will inure to the benefit of and be binding upon Executive, her heirs, estate, legatees and legal representatives.  Any payment due to Executive hereunder shall be paid to her surviving spouse after her death, or if Executive is not survived by a spouse, to her estate.

6.11Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

6.12Withholding.  As a condition of the provision of any payment or benefit hereunder, the Company shall withhold any federal, state or local taxes or contributions required to be withheld.

6.13Expiration; Termination; Survival. This Agreement shall expire and be terminated as of the expiration of the Employment Term, or as of Executive’s Termination Date, if earlier.  Notwithstanding anything herein to the contrary, the obligations of Executive under Section 5 hereof, the obligation of the Company to make any payment due and payable under Section 4 or Section 6.2 hereunder, and the remedies and enforcement provided herein shall remain operative and in full force and effect, regardless of the expiration or termination of this Agreement.

6.14Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future

Schedule 6.2(f)-B – Page 11

performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

6.15Code Section 409A.  The parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder.  For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any reference herein to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of her “separation from service” within the meaning of Code Section 409A; and (e) if Executive is a “specified employee” within the meaning of Code Section 409A, payments that are deemed to constitute deferred compensation within the meaning of Code Section 409A and that are payable on account of Executive’s separation from service, shall be delayed for six months as required under Code Section 409A, and shall be made when first permitted, without liability for interest or loss of investment opportunity thereon.  All reimbursements and in-kind payments hereunder that constitute deferred compensation within the meaning of Code Section 409A shall be made or provide in accordance with the requirements of such section.

6.16No Presumption.  The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

6.17No Effect on Other Benefits.  Nothing contained herein shall be deemed to modify any right or benefit to which Executive may be entitled under the terms of any grant or award made to Executive under the Company’s 2011 Equity Incentive Plan, or 2006 Equity Incentive Plan, as the case may be, which shall be subject to and administered in accordance with their respective terms.

THIS EXECUTIVE EMPLOYMENT AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as provided herein.

HERITAGE FINANCIAL GROUP, INC.	EXECUTIVE

By:

Its:	Date:

Schedule 6.2(f)-B – Page 12

Date:

Schedule 6.2(f)-B – Page 13

SCHEDULE 6.2(f)-C

ASSUMPTION AGREEMENT – O. LEONARD DORMINEY

Schedule 6.2(f)-C – Page 1

RENASANT CORPORATION

ASSUMPTION AGREEMENT

(O. LEONARD DORMINEY)

THIS ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into by and between Renasant Corporation, a corporation organized and existing under the laws of the state of Mississippi (the “Company”) and Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), and O. Leonard Dorminey (the “Executive”), to be effective as of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and among the Company, Renasant Bank, Heritage Financial Group, Inc., (“Heritage”) and Heritagebank of the South (“Heritagebank”), dated as of December ___, 2014 (the “Merger Agreement;” the date on which the consummation of such transactions occur, the “Closing Date”).

1.Recitals:  This Agreement is made in consideration of the following:

a.Pursuant to the Merger Agreement, Heritage will be merged with and into the Company, and Heritagebank of the South will be merged with and into the Bank, with the Company and the Bank as the sole surviving entities.

b.Executive is a party to that certain Executive Employment Agreement with Heritage, executed as of December ___, 2014 (the “Existing Employment Agreement”), which agreement is intended to be binding upon and inure to the benefit of any successor or assignee of Heritage.

c.The Bank now intends to assume the Existing Employment Agreement, subject to the terms and conditions set forth herein.

2.Effectiveness: This Agreement shall be effective as of the Closing Date; in the event the Closing Date does not occur, this Agreement shall be deemed void and of no effect.

3.Assumption:  The Bank shall assume the Existing Employment Agreement as of the Closing Date and shall administer such agreement in accordance with its terms, which shall be deemed incorporated herein by this reference, including those provisions requiring the arbitration of disputes thereunder; provided that such agreement shall be deemed amended as set forth below:

a.Notwithstanding any provision of the Existing Employment Agreement to the contrary, Executive’s title shall be Regional President; Executive shall report to the Chief Executive Officer of the Bank.

b.In lieu of the annual incentive bonus described in Section 3.2 of the Existing Employment Agreement, Executive shall participate in the Performance Based Awards Plan maintained by the Bank, or similar arrangement maintained by the Company or the Bank, on terms and conditions substantially similar to similarly situated officers of the Bank or the Company.

Schedule 6.2(f)-C – Page 2

c.Notwithstanding any provision of the Existing Employment Agreement to the contrary, Executive shall be provided a monthly car allowance in the amount of $1,000, as Executive’s exclusive form of transportation benefit, other than the reimbursement of mileage under the Bank’s standard business expense reimbursement policies and practices.

d.In lieu of those covenants set forth in Section 5 of the Existing Employment Agreement, Executive shall execute and be bound by those covenants and agreements set forth in the Business Protection Agreement, substantially in the form attached hereto as Exhibit A.

e. Notwithstanding Section 3.3 of the Existing Employment Agreement to the contrary, Executive shall not be eligible to participate in any severance plan applicable to officers or employees of the Company and the Bank.

f.Any notice to the attention of the Company shall be made to Renasant Bank, 209 Troy Street, Tupelo, MS 38804, Attention Chief Executive Officer.

g.The continuing Incentive Bonus payable to Executive under Section [__] of the Existing Employment Agreement shall be an amount not less than 40% of Executive’s Base Compensation (as defined therein), determined as of the Closing Date.

4.Inducement Award:   As an inducement to Executive’s employment hereunder, as of the first business day following the Closing Date, the Company shall award to Executive 35,000 shares of the Company’s $5.00 par value per share common stock, substantially in the form attached hereto as Exhibit B and provided that Executive is in good standing and has commenced his employment with Renasant Bank as of such date.  Executive acknowledges that such award is in lieu of, and not in addition to, any award of equity compensation under the Company’s 2010 Long-Term Incentive Compensation Plan, as the same may be amended, restated or replaced from time to time.

5.Change in Control Agreement:  In further consideration of Executive’s services to be performed for the benefit of the Company and the Bank, as of the Closing Date, the Company and Executive shall enter into a “Change in Control Agreement,” substantially in the form attached hereto as Exhibit C.

6.Executive’s Waiver: Executive agrees that neither he nor his heirs, assigns or beneficiaries shall possess any right, claim or entitlement to any compensation, benefit or other payment, under the Existing Employment Agreement, or that certain superseded Executive Employment Agreement by and between Executive and Heritage and Heritagebank initially effective as of March 16, 2005, solely on account of the consummation of the transactions contemplated under the Merger Agreement, including the assumption of the Existing Employment Agreement as provided herein.  Executive further agrees that nothing contained herein shall be deemed to constitute “Good Reason” as defined in the Existing Employment Agreement.  This waiver is not intended to, and does not, waive any rights, compensation or benefits to which he Executive is entitled, or may become entitled, under the Existing Employment Agreement (including without limitation rights under Section 6.2 of the Existing Employment

Schedule 6.2(f)-C – Page 3

Agreement), under the Merger Agreement or under any other plan, program or agreement, except as expressly provided herein.

7.Executive’s Inducement: As an inducement to enter into this Agreement, Executive agrees that if his benefits accrued under the tax-qualified defined benefit plan initially established and maintained by Heritage or Heritagebank are subject to distribution during the 24-month period following the Closing Date on account of the termination of such plan, he shall use his best efforts to request distribution in the form of an immediate single-sum payment, to the extent such form of payment is offered in connection with such termination.

8.Entire Agreement; Amendment:  This Agreement and the other documents referred to herein contain the entire understanding of the parties hereto with respect to the subject matter contained herein.  Such agreements and documents shall supersede all prior agreements and understandings between the parties with respect to such subject matter and shall supersede all previous negotiations, commitments and writings.  The parties may not amend, modify or supplement this Agreement, including the Exhibits referenced herein, except in a writing signed by all parties hereto.

9.Execution: This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.

THIS ASSUMPTION AGREEMENT has been executed as provided below to be effective as set forth herein.

Renasant Bank:	Executive:

By:
Its: Chief Executive Officer	O. Leonard Dorminey
Date:	Date:

Renasant Corporation, for the limited purposes set forth herein:

By:
Its: Chief Executive Officer
Date:

Schedule 6.2(f)-C – Page 4

RENASANT CORPORATION

BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (the  “Agreement”) is made and entered into by Renasant Corporation (the “Company”) and O. Leonard Dorminey ( “Executive”).  As used herein, the term “Company” shall be deemed to include the Company, Renasant Bank and any one or more subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended) 50% or more of the total combined voting power of all classes of stock or other equity interests.

1Consideration; Effectiveness.  This Agreement is made in consideration of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and between the Company, including Renasant Bank, and Heritage Financial Group, Inc. and Heritagebank of the South (the “Legacy Companies”; the “Merger Agreement”), and the execution of  that certain Assumption Agreement by and between Executive and the Company dated the date hereof (the “Assumption Agreement”), the sufficiency of which is hereby acknowledged. This Agreement is to be effective as of the consummation of the transactions contemplated under the Merger Agreement; if such transactions shall not be consummated as provided therein, this Agreement shall be void and of no effect.

2.Confidential Information.  Executive recognizes and acknowledges that during the term of his employment with the Company, he will have access to the Company’s Confidential Information and Trade Secrets (as defined below).  Executive agrees that he will not at any time, either during the term of his employment with the Company, or at any time thereafter, make any independent use of, or disclose to any person or organization, any Confidential Information or Trade Secret, except: (a) as may be expressly authorized by the Chief Executive Officer of the Company; (b) in the ordinary course of Executive’s employment with the Company; (c) as may be required by law or legal process; or (d) to the extent any such information becomes generally known to the public, other than on account of a breach of this Agreement by Executive.  As used herein:

a.The term  “Confidential Information” means, regardless of the form in which maintained and whether or not a Trade Secret under applicable law, confidential, proprietary, non-public information concerning the Company, including the Legacy Companies, including, without limitation: (a) books, records and policies relating to operations, finance, accounting, personnel and management; (b) information related to any business entered into by the Company; (c) credit policies and practices, databases, customer and prospective customer lists, depositor and prospective depositor lists, and information obtained on competitors and tactics; (d) various other non-public trade or business information, including business opportunities and expansion or acquisition strategies, marketing, business diversification plans, methods and processes; and (e) retail marketing and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts, other accounts relating to consumer products and services and depository arrangements.

b.The term “Trade Secret” shall have the meaning ascribed to it in § 10-1-761 of the Official Code of Georgia Annotated.

Schedule 6.2(f)-C – Page 5

3.Non-Solicitation.  Executive agrees that during the two-year period commencing on the date that Executive’s employment with the Company ceases for any reason (such date, the “Termination Date”; such period, the “Restricted Period”), he shall not, directly or indirectly, for his own benefit or on behalf of or to the benefit of another or to the Company’s detriment:

a.Solicit, hire or offer to hire, or participate in the hiring of, any of the Company’s officers, employees or agents;

b.Persuade, or attempt to persuade, in any manner any officer, employee or agent of the Company to interrupt or discontinue any business relationship with the Company; or

c.Solicit or divert, or attempt to solicit or divert, any customer or depositor of the Company, including any prospective or potential customer or depositor of the Company with respect to which: (i) the Company has expended material efforts to solicit before the Termination Date, and (ii) Executive has participated in such solicitation or knows, or should know, of such solicitation.

4.Non-Competition.  The Executive agrees that during the Restricted Period he shall not, whether as an employee, officer, director, shareholder, owner, member, partner, joint venturer, independent contractor, consultant or in any other capacity, engage, directly or indirectly, in the Banking Business in the Restricted Area.  For this purpose, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage, or insurance agency or brokerage; the term “Restricted Area” shall mean within the 50-mile radius of any geographic location in which the Company has a substantial office or branch location on the Termination Date.

5.Business Reputation.  Executive agrees that during his employment with the Company and at all times thereafter, he shall refrain from making or publishing any adverse, untrue or misleading statement which has, or may reasonably be anticipated to have, the effect of demeaning the name or business reputation of the Company, except as may be required by law or legal process.

6.Reformation.  The parties agree that each of the covenants set forth herein is intended to constitute a separate restriction.  Should any such covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing covenants is reasonable in both time and geographic scope.  If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the covenants set forth herein are unreasonable or otherwise unenforceable, then it is the intention of the parties that such covenant shall be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.

7.Remedies.  In the event of a breach or threatened breach by Executive of the provisions of this Agreement, Executive agrees that the Company shall be entitled to obtain a temporary restraining order or a preliminary injunction, without the necessity of posting bond in connection therewith.

Schedule 6.2(f)-C – Page 6

Executive further agrees that upon the issuance of a temporary restraining order, the Company may, in its discretion, suspend any additional payments or benefits due to Executive or his dependents under the Assumption Agreement; provided that such payments shall be resumed when the Company reasonably determines that such breach or threatened breach has been corrected or cured (to the extent that such breach is susceptible of correction or cure).

The Company shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of the provisions of this Agreement, including a statement as to whether the Company reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder.  Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Company; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein shall preclude or delay the Company’s ability to seek a temporary restraining order hereunder.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity.

8.General:

a.In addition to the Company’s equitable remedies provided under paragraph 7 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Albany, Georgia.

b.This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive acknowledges that this Agreement replaces in its entirety any prior agreements between Executive and the Company or the Legacy Companies concerning the subject covered by this Agreement.

c.This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

Schedule 6.2(f)-C – Page 7

d.The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

e.All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by electronic mail to the addresses described below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	O. Leonard Dorminey
Most Recent Address on File with the Company

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38804
Attention: Chief Executive Officer

or to such other addresses as a party may designate by notice to the other party.

f.This Agreement will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.  This Agreement will be binding upon Executive, his heirs, estate, legatees and legal representatives.

g.Notwithstanding anything contained herein or in the Assumption Agreement to the contrary, the obligations of Executive hereunder, and the remedies and enforcement provided herein, shall remain operative and in full force and effect, regardless of the occurrence of Executive’s Termination Date or the expiration, termination or cancellation of the Assumption Agreement.

h.The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

i.The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

Schedule 6.2(f)-C – Page 8

j.This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.

THIS BUSINESS PROTECTION AGREEMENT has been executed as provided below, to be effective as set forth herein.

EXECUTIVE:	RENASANT CORPORATION:

O. Leonard Dorminey	Its: Chief Executive Officer
Date:	Date:

Schedule 6.2(f)-C – Page 9

RENASANT CORPORATION

NOTICE OF RESTRICTED STOCK AWARD

Name:  O. Leonard Dorminey

Number of Shares Awarded: 35,000

The Board of Directors of Renasant Corporation (the “Board”; the “Company”) has awarded to you the number of shares of the Company’s common stock, $5.00 par value per share (“Common Stock”), designated above (your “Award”).  Your Award is subject to the terms and conditions set forth in this Notice.

1.Purpose and Status of Award.  This Award is intended to induce your employment with the Company and to act as a retention incentive to remain employed with the Company.  This Award shall be effective (the “Effective Date”) as of  ____________, 2015, or the date thereafter on which you first perform services for the Company or one of its subsidiaries or affiliates.  If and to the extent you do not perform services for the Company or one of its subsidiaries or affiliates, this Award shall be void and of no effect.

2.Limitations and Restrictions.  During the Service Period (as defined below), your Award cannot be sold, assigned, transferred, pledged, mortgaged, hypothecated, or otherwise disposed of, whether voluntarily, by operation of law or otherwise (the “Restrictions”).  During such period, your Award will be maintained by the Company in book entry form, and you may be asked to deliver to the Company stock powers endorsed in blank as a condition of your Award.  As and when the Service Period is complete and the Restrictions lapse, the Company will settle your Award by transferring to you the applicable number of shares of Common Stock.  Your Award may be settled in the form of certificated shares or by means of book entry, in the Company’s discretion.

For this purpose, the term “Service Period” refers to the period during which your Award is subject to the Restrictions.  The Service Period begins on the Effective Date and remains in effect through December 31, 2018, as follows:

a.The Restrictions shall lapse and the Service Period shall be deemed complete as to one-fourth of the shares awarded hereunder as of December 31, 2015 (the “Vesting Anniversary”), provided that you have remained continuously employed by the Company or a subsidiary or affiliate thereof and are then in good standing (the “Vesting Conditions”); and

b.The Restrictions shall lapse and the Service Period shall be deemed complete as to an additional one-fourth of the shares awarded hereunder on each anniversary of the Vesting Anniversary thereafter, such that the Restrictions shall lapse and the Service Period shall be deemed complete for the final one-fourth of the shares as of December 31, 2018, provided that you are in compliance with the Vesting Conditions on each such date.

Schedule 6.2(f)-C – Page 10

3.Shareholder Rights.  During the Service Period, you are entitled to the rights of a shareholder with respect to the number of shares of Common Stock subject to your Award, including the right to vote the shares and to receive cash dividends if, as and when declared by the Board.

4.Termination of Employment:

a.If your employment is involuntarily terminated for Cause before the Service Period is complete and the Restrictions lapse, your Award, to the extent then subject to the Restrictions, will be forfeited to and cancelled by the Company. For this purpose, the term “Cause” shall have the meaning ascribed to it in the employment agreement between you and the Company.

b.If your employment is involuntarily terminated without Cause before the Service Period is complete, your Award will vest in its entirety, the Restrictions will lapse, and shares of Common Stock previously subject to the Restrictions will be immediately transferred to you.

c.If your employment ends before the completion of the Service Period on account of your death or Disability, your Award will vest in its entirety, the Restrictions will lapse, and shares of Common Stock previously subject to the Restrictions  will be immediately transferred to you (or upon your death, to your beneficiary, or if none, to your estate).  For this purpose, the term “Disability” shall have the meaning ascribed to it in the Company’s 2010 Long-Term Incentive Compensation Plan, as the same may be amended, superseded or replaced from time to time (the “Incentive Plan”).

5.Change in Control.  If a Change in Control is consummated during the Service Period, your Award will vest, in its entirety, the Restrictions shall lapse, and shares of Common Stock will be transferred to you free of the Restrictions.  For this purpose, the term “Change in Control” shall have the meaning ascribed to it in the Incentive Plan.

6.Taxes.  The fair market value of the number of shares of Common Stock with respect to which the Restrictions lapse, from time to time, will be treated as compensation, reported by the Company on IRS Form W-2, and will be subject to withholding for applicable income and employment taxes.  Unless you otherwise provide, the Company will determine the amount of your withholding and satisfy this obligation by “netting” from your Award shares of Common Stock with a fair market value equal to your withholding obligation. The Company calculates withholding at the supplemental wage rate and the highest applicable marginal state income tax rate.

7.No Assignment.  During the Service Period, your Award shall not be subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise, and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.  In the event of a purported assignment, transfer or division on account of the division of your community property or the dissolution of your marriage, the portion of your Award purportedly subject to such assignment, transfer or division will be forfeited and cancelled, without the requirement of notice or the payment of compensation.

Schedule 6.2(f)-C – Page 11

8.Additional Requirements.  Common Stock issued hereunder has not be registered under the Securities Exchange Act of 1933, as amended. If shares of Common Stock acquired hereunder are certificated, such certificates may bear legends as the Company deems appropriate to comply with applicable Federal or state securities laws.  Prior to the issuance of such shares, you may be required to deliver to the Company such other documents as may be reasonably required to ensure compliance with applicable Federal or state securities laws.

9.Amendment.  The Board, in its discretion and without your consent, may amend or modify your Award, except that any amendment that materially diminishes your Award can be effective only with your prior written consent.

10.No Continued Employment.  Your Award is not a promise of your continued employment with the Company or any subsidiary or affiliate, nor does it otherwise modify your employment status.

11.Governing Law.  Your Award hereunder shall be governed by the laws of the State of Mississippi, without regard to the conflicts of law provisions thereof.

12.Binding Effect.  Your Award shall be binding upon and inure to the benefit of the Company, including its successors and assigns. The Company shall require any successor or assign to expressly assume such Award in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. To the extent expressly provided herein, your Award shall inure to the benefit of your beneficiaries and successors; your obligations hereunder shall further be binding upon such parties.

13.Entire Agreement.  This Award, including any additional documents necessary to effect the terms and conditions hereof, constitutes the entire understanding and agreement among the parties hereto, and there are no other agreements, understandings, restrictions, representations or warranties among the parties, other than those set forth herein.

14.Administration.  All matters of administration arising with respect to your Award shall be determined by the Compensation Committee of the Board, in its discretion, including the resolution of any ambiguity or the provision of any omitted term or condition. Any determination by the Board need not be uniform as among similarly situated officers and employees and shall be final and binding upon you and your representatives, heirs, beneficiaries and assigns.

15.Dilution.  Upon the consummation of a merger, consolidation or reorganization of the Company with another entity there shall be substituted for each of the shares of Common Stock then subject to your Award the number and kind of shares of stock or other securities to which the holders of Common Stock are entitled in such transaction.  In the event of any recapitalization, stock dividend, stock split or reverse stock split, combination of shares or other change in the number of shares of Common Stock then outstanding for which the Company does not receive consideration, the number of shares of Common Stock then subject to your Award shall be adjusted in proportion to the change in outstanding shares of Common Stock resulting from such reorganization, dividend or split.

Schedule 6.2(f)-C – Page 12

16.Compliance with Section 409A.  This Award and the common Stock issued hereunder are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) as stock rights or short-term deferrals and, accordingly, this Notice and Award shall be construed and administered to preserve such exemption (including with respect to the time of payment following a lapse of Restrictions applicable to the Award).  To the extent that Section 409A is determined to apply to the Award (notwithstanding the preceding sentence), then this Notice shall be construed and administered to comply with Section 409A, including, if necessary, by delaying the payment of any shares of Common Stock payable upon your separation from service, if you are a “specified employee” (as defined in Section 409A at such time, for a period of six months and one day after your separation from service.

RENASANT CORPORATION

E. Robinson McGraw, Chief Executive Officer

Attachments:

Acknowledgement and Agreement

Schedule 6.2(f)-C – Page 13

RENASANT CORPORATION

RESTRICTED STOCK AWARD

ACKNOWLEDGMENT AND AGREEMENT

O. LEONARD DORMINEY

I understand that the settlement of my Award is subject to the terms and conditions described in the Notice and any limitations applicable under Federal or state securities laws.  I understand that neither my Award, nor the shares of Common Stock underlying my Award, has been registered under the Securities Act of 1933, as amended, that shares of Common Stock issued hereunder are subject to limitations on sale, assignment, or other types of transfer or disposition, and that Common Stock issued to me may be legended to reflect such restrictions.    I acknowledge that no officer of the Company or the Board shall be liable for any action or determination taken in good faith with respect to the Award.

O. Leonard Dorminey
Date:

Deliver to:
Renasant Corporation
Attn: Sherry McCarty
209 Troy Street
Tupelo, MS 38804

Schedule 6.2(f)-C – Page 14

RENASANT CORPORATION

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (the “Agreement”) is made and entered into by and between O. Leonard Dorminey (“Executive”) and Renasant Corporation, a corporation organized and existing under the laws of the state of Mississippi (the “Company”).

1.Definitions:

1.1“Affiliate” means one or more subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended (the “Code”)) 50% or more of the total combined voting power of all classes of stock or other equity interests.

1.2“Base Compensation” means Executive’s annualized base salary determined as of the last day of the calendar year preceding the year in which a Change in Control is consummated.

1.3“Board” means the Board of Directors of the Company.

1.4“Change In Control” means and shall be deemed to occur upon the consummation of a Change in Equity Ownership, a Change in Effective Control, a Change in the Ownership of Assets or a Change by Merger.  For this purpose:

a.A “Change in Equity Ownership” means that a person or group acquires, directly or indirectly in accordance with Code Section 318, more than 50% of the aggregate fair market value or voting power of the capital stock of the Company, including for this purpose capital stock previously acquired by such person or group; provided, however, that a change in Equity Ownership shall not be deemed to occur hereunder if, at the time of any such acquisition, such person or group owns more than 50% of the aggregate fair market value or voting power of the Company’s capital stock.

b.A “Change in Effective Control” means that: (i) a person or group acquires (or has acquired during the immediately preceding 12-month period ending on the date of the most recent acquisition by such person or group), directly or indirectly in accordance with Code Section 318, ownership of the capital stock of the Company possessing 35% or more of the total voting power of the Company; or (ii) a majority of the members of the Board of Directors of the Company is replaced during any 12-month period, whether by appointment or election, without endorsement by a majority of the members of the Board prior to the date of such appointment or election.

c.A “Change in the Ownership of Assets” means that any person or group acquires (or has acquired in a series of transactions during the immediately preceding 12-month period ending on the date of the most recent acquisition) all or substantially all of the assets of the Company.

Schedule 6.2(f)-C – Page 15

d.A “Change by Merger” means that the Company shall consummate a merger or consolidation or similar transaction with another corporation or entity, unless as a result of such transaction, more than 50% of the then outstanding voting securities of the surviving or resulting corporation or entity shall be owned in the aggregate by the former shareholders of the Company, and the voting securities of the surviving or resulting corporation or entity are owned in substantially the same proportion as the common stock of the Company was beneficially owned before such transaction.

The Board shall promptly certify to Executive whether a Change in Control has occurred hereunder, which certification shall not be unreasonably withheld.

1.5“Code” means the Internal Revenue Code of 1986, as amended.

1.6“Employment Agreement” means that certain Executive Employment Agreement by and between Heritage Financial Group, Inc., dated as of _______________, 2015, as the same was assumed and amended by the Company, and Renasant Bank, an Affiliate of the Company, effective as of _______________, 2015, and as the same may be further amended from time to time.

1.7“Good Reason” means that in connection with a Change in Control: (a) Executive’s Base Compensation is materially diminished; (b) Executive’s authority, duties or responsibilities are materially diminished from those performed by Executive prior to the Change in Control; or (c) there is a material change in the office or business location at which Executive is required to perform services, but in no event less than a change outside the 30-mile radius of the location to which he was assigned prior to the Change in Control.  No event or condition described in this Section 1.7 shall constitute Good Reason unless: (a) Executive provides to the Company’s Chief Executive Officer notice of his objection to such event or condition not more 60 days after Executive first learns or should have learned of such event, which notice shall be delivered in writing; (y) such event or condition is not promptly corrected by the Company, but in no event later than 30 days after receipt of such notice; and (z) Executive resigns his employment with the Company and its Affiliates not more than 60 days following the expiration of the 30-day period described in subparagraph (y) hereof.

1.8“Incentive Bonus” means the amount paid or payable to Executive under the Company’s Performance Based Rewards Plan or similar short term cash bonus arrangement.

1.9“Termination of employment,” “separation from service,” and words of similar import used herein shall mean the later of the date on which:  (a) Executive’s employment with the Company and its Affiliates ceases; or (b) the Company and such Executive reasonably anticipate that Executive will perform no further services for the Company and its Affiliates, whether as a common law employee or independent contractor.  Notwithstanding the foregoing, Executive may be deemed to incur a separation from service hereunder if he continues to provide services to the Company or an Affiliate, provided such services are not more than 20% of the average level of services performed, whether as an employee or independent contractor, during the immediately preceding 36-month period.

Schedule 6.2(f)-C – Page 16

2.Change in Control Benefits:

2.1Separation From Service.  If : (a) Executive’s employment is involuntarily terminated by the Company, without Cause (as defined in the Employment Agreement), or Executive terminates his employment with the Company for Good Reason, either occurring during the 24-month period following a Change in Control (Executive’s “Eligible Termination”; and (b) Executive timely executes and delivers to the Company a waiver and release in the form prescribed by the Company, then the Company shall pay or provide to Executive:

a.Executive’s Incentive Bonus with respect to the Company’s completed fiscal year immediately preceding  Executive’s Eligible Termination, to the extent such amount has not been paid as of the change; such amount shall be paid on the payment date generally applicable to such bonus.

b.An additional amount equal to 200% of the aggregate of Executive’s (i) Base Compensation, and (ii) average Incentive Bonus paid with respect to the two whole calendar years preceding such change; the amount determined hereunder shall be paid in the form of a single-sum not more than 30 days following Executive’s Eligible Termination.

2.2Limitation on Payments.  If the aggregate present value of all payments and benefits due to Executive under this Agreement and any other payment or benefit due to Executive from the Company or an Affiliate or any successor thereto on account of a Change in Control (the “Aggregate Payments”) would be subject to the excise tax imposed by Code Section 4999, such payments or benefits shall be reduced by the minimum amount necessary to result in no portion of the Aggregate Payments, so reduced, being subject to such tax.  The determination of whether a reduction is required hereunder shall be made by the Company’s independent public accounting firm and shall be binding upon the parties hereto.

2.3Other Benefits and Payments.  Amounts payable or provided under this Section 2 shall be in addition to any severance or similar post-termination benefits or payments to which Executive may become entitled under the terms of any employment agreement with respect to which Executive is a party or equity compensation granted or awarded to Executive, which benefits and payments shall be determined and administered in accordance with their respective terms.

3.Miscellaneous:

3.1Mitigation Not Required.  As a condition of any payment hereunder, Executive shall not be required to mitigate the amount of such payment by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Executive under this Agreement.

3.2Enforcement of Agreement.  In the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any

Schedule 6.2(f)-C – Page 17

provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, except that unless otherwise paid by the Company in accordance with such section, the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision (including a judicial proceeding to enforce this provision) will be in Albany, Georgia.

3.3No Set-Off.  There shall be no right of set‑off or counterclaim in respect of any claim, debt or obligation against any payment to Executive provided for in this Agreement.

3.4Headings.  Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

3.5Entire Agreement.  This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.

3.6Amendments.  This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

3.7Choice of Law.  The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

3.8Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Most Recent Address on File with the Company

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38804
Attention: Chief Executive Officer

Schedule 6.2(f)-C – Page 18

or to such other addresses as a party may designate by notice to the other party.

3.9 Successors; Assignment.  This Agreement is personal to Executive and shall not be assigned by him or her without the prior written consent of the Company.  This Agreement will inure to the benefit of and be binding upon the Company, its Affiliates, successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.  This Agreement will inure to the benefit of and be binding upon Executive, his  heirs, estate, legatees and legal representatives.  Any payment due to Executive shall be paid to his surviving spouse or estate after his death.

3.10Severability.  Each provision of this Agreement is intended to be severable.  In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision was not contained herein.  Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into this Agreement without such provision.

3.11Withholding.  As a condition of any payment hereunder the Company or an Affiliate shall withhold any federal, state or local taxes required to be withheld.

3.12Waiver.  The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

3.13Expiration and Termination.  This Agreement shall be effective as of the Closing Date (as defined in the Employment Agreement ) and shall expire and be terminated as of the date on which the Employment Agreement expires or is terminated.

3.14Code Section 409A.  The parties intend that this Agreement shall be interpreted and construed in a manner consistent with the applicable provisions of Code Section 409A, including any regulations or other guidance promulgated thereunder.  For purposes thereof: (a) each payment under this Agreement shall be treated as a separate payment; (b) the exclusions for short-term deferrals and payments on account of involuntary termination of employment shall be applied to the fullest extent applicable; (c) payments to be made upon a termination of employment that are deemed to constitute deferred compensation within the meaning of Code Section 409A shall be made upon Executive’s “separation from service” as determined thereunder; (d) any payment hereunder that may be made in one of two calendar years shall be made in the second such year; (e) any reference herein to the termination of Executive’s employment or to Executive’s Termination Date or words of similar import shall mean and be deemed to refer to the date of his “separation from service” within the meaning of Code Section 409A; and (f) payment of any amount required to be delayed on account of Executive’s status as a “specified

Schedule 6.2(f)-C – Page 19

employee” within the meaning of Code Section 409A shall be made when first permitted, without liability for interest or loss of investment opportunity thereon.

THIS CHANGE IN CONTROL AGREEMENT has been executed as of the dates set forth below, to be effective as provided herein.

Renasant Corporation:	Executive:

By:
Its: Chief Executive Officer	O. Leonard Dorminey
Date:	Date:

Schedule 6.2(f)-C – Page 20

SCHEDULE 6.2(f)-D

ASSUMPTION AGREEMENT – CAROL SLAPPEY

Schedule 6.2(f)-D – Page 1

RENASANT CORPORATION

ASSUMPTION AGREEMENT

(CAROL W. SLAPPEY)

THIS ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into by and between Renasant Corporation, a corporation organized and existing under the laws of the state of Mississippi (the “Company”) and Renasant Bank, a financial institution with its principal place of business in Tupelo, Mississippi (the “Bank”), and Carol W. Slappey (the “Executive”), to be effective as of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and among the Company, Renasant Bank, Heritage Financial Group, Inc., (“Heritage”) and Heritagebank of the South (“Heritagebank”), dated as of December ___, 2014 (the “Merger Agreement;” the date on which the consummation of such transactions occur, the “Closing Date”).

1.Recitals:  This Agreement is made in consideration of the following:

a.Pursuant to the Merger Agreement, Heritage will be merged with and into the Company, and Heritagebank of the South will be merged with and into the Bank, with the Company and the Bank as the sole surviving entities.

b.Executive is a party to that certain Executive Employment Agreement with Heritage, executed as of December ___, 2014 (the “Existing Employment Agreement”), which agreement is intended to be binding upon and inure to the benefit of any successor or assignee of Heritage.

c.The Bank now intends to assume the Existing Employment Agreement, subject to the terms and conditions set forth herein.

2.Effectiveness: This Agreement shall be effective as of the Closing Date; in the event the Closing Date does not occur, this Agreement shall be deemed void and of no effect.

3.Assumption:  The Bank shall assume the Existing Employment Agreement as of the Closing Date and shall administer such agreement in accordance with its terms, which shall be deemed incorporated herein by this reference, including those provisions requiring the arbitration of disputes thereunder; provided that such agreement shall be deemed amended as set forth below:

a.Notwithstanding any provision of the Existing Employment Agreement to the contrary, Executive’s title shall be [TO COME]; Executive shall report to [TO COME].

b.In lieu of the annual incentive bonus described in Section 3.2 of the Existing Employment Agreement, Executive shall participate in, and “Incentive Bonus” shall mean the bonus payable pursuant to the Performance Based Reward Plan maintained by the Bank, as well as any and all other similar arrangements maintained by the Company or the Bank, on terms and conditions substantially similar to similarly situated officers of the Bank or the Company.

Schedule 6.2(f)-D – Page 2

c.Notwithstanding any provision of the Existing Employment Agreement to the contrary, Executive shall be provided a monthly car allowance in the amount of [$XXX], as Executive’s exclusive form of transportation benefit.

d.In lieu of those covenants set forth in Section 5 of the Existing Employment Agreement, Executive shall execute and be bound by those covenants and agreements set forth in the “Business Protection Agreement,” substantially in the form attached hereto as Exhibit A.

 e.Notwithstanding Section 3.3 of the Existing Employment Agreement to the contrary, Executive shall not be eligible to participate in any severance plan applicable to officers or employees of the Company or the Bank.

f.Any notice to the attention of the Company shall be made to Renasant Bank, 209 Troy Street, Tupelo, MS 38804, Attention Chief Executive Officer.

g.The continuing Incentive Bonus payable to Executive under Section 4.2c of the Existing Employment Agreement shall be an amount not less than 40% of Executive’s Base Compensation (as defined therein) as of the Closing Date.

4.Executive’s Waiver: Executive agrees that neither she nor her heirs, assigns or beneficiaries shall possess any right, claim or entitlement to any compensation, benefit or other payment, under the Existing Employment Agreement, or that certain superseded Executive Employment Agreement by and between Executive and Heritage and Heritagebank initially effective as of March 16, 2005, solely on account of the consummation of the transactions contemplated under the Merger Agreement, including the assumption of the Existing Employment Agreement as provided herein.  Executive further agrees that nothing contained herein shall be deemed to constitute “Good Reason” as defined in the Existing Employment Agreement.  This waiver is not intended to, and does not, waive any rights, compensation or benefits to which the Executive is entitled or may become entitled under the Existing Employment Agreement (including without limitation rights under Section 6.2 of the Existing Employment Agreement), under the Merger Agreement or under any other plan, program or agreement, except as expressly provided herein.

5.Executive’s Inducement: As an inducement to enter into this Agreement, Executive agrees that if her benefits accrued under the tax-qualified defined benefit plan initially established and maintained by Heritage or Heritagebank are subject to distribution during the 24-month period following the Closing Date on account of the termination of such plan, she shall use her best efforts to request distribution in the form of an immediate single-sum payment, to the extent such form of payment is offered in connection with such termination.

6.Entire Agreement; Amendment:  This Agreement and the other documents referred to herein contain the entire understanding of the parties hereto with respect to the subject matter contained herein.  Such agreements and documents shall supersede all prior agreements and understandings between the parties with respect to such subject matter and shall supersede all previous negotiations, commitments and

Schedule 6.2(f)-D – Page 3

writings.  The parties may not amend, modify or supplement this Agreement, including the Exhibit referenced herein, except in a writing signed by all parties hereto.

7.Execution: This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.

Remainder of page intentionally left blank.

Schedule 6.2(f)-D – Page 4

THIS ASSUMPTION AGREEMENT has been executed as provided below to be effective as set forth herein.

Renasant Bank:	Executive:

By:
Its: Chief Executive Officer	Carol W. Slappey
Date:	Date:

Renasant Corporation, for the limited purposes set forth herein:

By:
Its: Chief Executive Officer
Date:

Schedule 6.2(f)-D – Page 5

RENASANT CORPORATION

BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (the  “Agreement”) is made and entered into by Renasant Corporation (the “Company”) and Carol W. Slappey ( “Executive”).  As used herein, the term “Company” shall be deemed to include the Company, Renasant Bank and any one or more subsidiaries or other entities with respect to which the Company owns (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended) 50% or more of the total combined voting power of all classes of stock or other equity interests.

1Consideration; Effectiveness.  This Agreement is made in consideration of the consummation of the transactions contemplated under that certain Agreement and Plan of Merger by and between the Company, including Renasant Bank, and Heritage Financial Group, Inc. and Heritagebank of the South (the “Legacy Companies”; the “Merger Agreement”), and the execution of that certain Assumption Agreement by and between Executive and the Company, including Renasant Bank,  dated the date hereof (the “Assumption Agreement”), the sufficiency of which is hereby acknowledged. This Agreement is to be effective as of the consummation of the transactions contemplated under the Merger Agreement; if such transactions shall not be consummated as provided therein, this Agreement shall be void and of no effect.

2.Confidential Information.  Executive recognizes and acknowledges that during the term of her employment with the Company, she will have access to the Company’s Confidential Information and Trade Secrets (as defined below).  Executive agrees that she will not at any time, either during the term of her employment with the Company, or at any time thereafter, make any independent use of, or disclose to any person or organization, any Confidential Information or Trade Secret, except: (a) as may be expressly authorized by the Chief Executive Officer of the Company; (b) in the ordinary course of Executive’s employment with the Company; (c) as may be required by law or legal process; or (d) to the extent any such information becomes generally known to the public, other than on account of a breach of this Agreement by Executive.  As used herein:

a.The term “Confidential Information” means, regardless of the form in which maintained and whether or not a Trade Secret under applicable law, confidential, proprietary, non-public information concerning the Company, including the Legacy Companies, including, without limitation: (a) books, records and policies relating to operations, finance, accounting, personnel and management; (b) information related to any business entered into by the Company; (c) credit policies and practices, databases, customer and prospective customer lists, depositor and prospective depositor lists, and information obtained on competitors and tactics; (d) various other non-public trade or business information, including business opportunities and expansion or acquisition strategies, marketing, business diversification plans, methods and processes; and (e) retail marketing and operating policies and practices, including without limitation, policies and practices concerning the identity, solicitation, acquisition, management, resale or cancellation of unsecured or secured credit card accounts, loan or lease accounts, other accounts relating to consumer products and services and depository arrangements.

Schedule 6.2(f)-D – Page 6

b.The term “Trade Secret” shall have the meaning ascribed to it in § 10-1-761 of the Official Code of Georgia Annotated.

3.Non-Solicitation.  Executive agrees that during the two-year period commencing on the date that Executive’s employment with the Company ceases for any reason (such date, the “Termination Date”; such period, the “Restricted Period”), she shall not, directly or indirectly, for her own benefit or on behalf of or to the benefit of another or to the Company’s detriment:

a.Solicit, hire or offer to hire, or participate in the hiring of, any of the Company’s officers, employees or agents;

b.Persuade, or attempt to persuade, in any manner any officer, employee or agent of the Company to interrupt or discontinue any business relationship with the Company; or

c.Solicit or divert, or attempt to solicit or divert, any customer or depositor of the Company, including any prospective or potential customer or depositor of the Company with respect to which: (i) the Company has expended material efforts to solicit before the Termination Date, and (ii) Executive has participated in such solicitation or knows, or should know, of such solicitation.

4.Non-Competition.  The Executive agrees that during the Restricted Period she shall not, whether as an employee, officer, director, shareholder, owner, member, partner, joint venturer, independent contractor, consultant or in any other capacity, engage, directly or indirectly, in the Banking Business in the Restricted Area.  For this purpose, the term “Banking Business” shall mean the management and/or operation of a retail bank or other financial institution, securities brokerage, or insurance agency or brokerage; the term “Restricted Area” shall mean within the 50-mile radius of any geographic location in which the Company has a substantial office or branch location on the Termination Date.

5.Business Reputation.  Executive agrees that during her employment with the Company and at all times thereafter, she shall refrain from making or publishing any adverse, untrue or misleading statement which has, or may reasonably be anticipated to have, the effect of demeaning the name or business reputation of the Company, except as may be required by law or legal process.

6.Reformation.  The parties agree that each of the covenants set forth herein is intended to constitute a separate restriction.  Should any such covenant be declared invalid or unenforceable, such covenant shall be deemed severable from and shall not affect the remainder thereof.  The parties further agree that each of the foregoing covenants is reasonable in both time and geographic scope.  If and to the extent a court of competent jurisdiction or an arbitrator, as the case may be, determines that any of the covenants set forth herein are unreasonable or otherwise unenforceable, then it is the intention of the parties that such covenant shall be enforced to the fullest extent that such court or arbitrator deems reasonable and that this Agreement shall be deemed reformed to the extent necessary to permit such enforcement.

Schedule 6.2(f)-D – Page 7

7.Remedies.  In the event of a breach or threatened breach by Executive of the provisions of this Agreement, Executive agrees that the Company shall be entitled to obtain a temporary restraining order or a preliminary injunction, without the necessity of posting bond in connection therewith.  Executive further agrees that upon the issuance of a temporary restraining order, the Company may, in its discretion, suspend any additional payments or benefits due to Executive or her dependents under the Assumption Agreement; provided that such payments shall be resumed when the Company reasonably determines that such breach or threatened breach has been corrected or cured (to the extent that such breach is susceptible of correction or cure).

The Company shall provide to Executive written notice of the events giving rise to Executive’s breach or threatened breach of the provisions of this Agreement, including a statement as to whether the Company reasonably believes that such breach or threatened breach is susceptible of cure, at least two business days before seeking a temporary restraining order hereunder.  Thereafter, Executive may correct such breach or threatened breach to the reasonable satisfaction of the Company; provided that if Executive fails to correct such breach or threatened breach within such two-day period, nothing contained herein  shall preclude or delay the Company’s ability to seek a temporary restraining order hereunder.

Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for such breach or threatened breach, whether in law or equity.

8.General:

a.In addition to the Company’s equitable remedies provided under paragraph 7 hereof, which need not be exclusively resolved by arbitration, in the event that any legal dispute arises in connection with, relating to, or concerning this Agreement, or in the event of any claim for breach or violation of any provision of this Agreement, Executive agrees that such dispute or claim will be resolved by arbitration.  Any such arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association (“AAA”).  Any such dispute or claim will be presented to a single arbitrator selected by mutual agreement of the Executive and the Company (or the arbitrator will be selected in accordance with the rules of the AAA).  All determinations of the arbitrator will be final and binding upon the Executive and the Company.  Each party to the arbitration proceeding will bear its own costs in connection with such arbitration proceedings, and the costs and expenses of the arbitrator will be divided evenly between the parties.  The venue for any arbitration proceeding and for any judicial proceeding related to this arbitration provision, including a judicial proceeding to enforce this provision, will be in Albany, Georgia.

b.This Agreement constitutes the final and complete understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein.  Executive acknowledges that this Agreement replaces in its entirety any prior agreements between Executive and the Company or the Legacy Companies concerning the subject covered by this Agreement.

Schedule 6.2(f)-D – Page 8

c.This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

d.The validity of this Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to contracts made to be performed wholly within such state, without regard to the choice of law provisions thereof.

e.All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand, (ii) sent by electronic mail to the addresses designated below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Executive:	Carol W. Slappey
Most Recent Address on File with the Company

If to the Company:	Renasant Corporation
209 Troy Street
Tupelo, MS 38804
Attention: Chief Executive Officer

or to such other addresses as a party may designate by notice to the other party.

f.This Agreement will inure to the benefit of, and be binding upon the Company, its successors and assigns, including, without limitation, any person, partnership, company, corporation or other entity that may acquire substantially all of the Company’s assets or business or with or into which the Company may be liquidated, consolidated, merged or otherwise combined.  This Agreement will be binding upon Executive, her heirs, estate, legatees and legal representatives.

g.Notwithstanding anything contained herein or in the Assumption Agreement to the contrary, the obligations of Executive hereunder, and the remedies and enforcement provided herein, shall remain operative and in full force and effect, regardless of the occurrence of Executive’s Termination Date or the expiration, termination or cancellation of the Assumption Agreement.

h.The failure of the Company to insist in any one or more instances upon performance of any terms or conditions of this Agreement will not be construed as a waiver of future performance of any such term, covenant, or condition and the obligations of either party with respect to such term, covenant or condition will continue in full force and effect.

i.The language in all parts of this Agreement shall be construed as a whole, according to fair meaning, and not strictly for or against any party.  In drafting this Agreement, Executive has been fully represented by counsel of Executive’s choosing, and the terms of this Agreement have been fully negotiated by the parties hereto.  The parties agree that, in the event of any ambiguity, this

Schedule 6.2(f)-D – Page 9

Agreement should not be construed against the Company as a result of being drafted by counsel for the Company.

j.This Agreement may be executed in any number of separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Facsimile or “PDF” transmissions of any executed original document and/or retransmission of any executed facsimile or “PDF” transmission shall be deemed to be the same as the delivery of an executed original.

THIS BUSINESS PROTECTION AGREEMENT has been executed as provided below, to be effective as set forth herein.

EXECUTIVE:	RENASANT CORPORATION:

Carol W. Slappey	Its: Chief Executive Officer
Date:	Date:

Schedule 6.2(f)-D – Page 10

SCHEDULE 6.2(f)-E

Schedule 6.2(f)-E – Page 1

AMENDMENT TO THE

EMPLOYMENT AGREEMENT BETWEEN

___________________ AND HERITAGEBANK OF THE SOUTH

This Amendment is made and entered into as of this _____ day of December, 2014, by and between HERITAGEBANK OF THE SOUTH (the “Bank”) and ___________________ (the “Executive”);

WHEREAS, the Bank and the Executive previously entered into an Employment Agreement dated July 21, 2010 (the “Agreement”), the term of which has been extended from time to time;

WHEREAS, Section 13 of the Agreement provides that the Agreement may be modified as agreed to in a writing signed by the Executive and the Bank; and

WHEREAS, the parties now desire to amend the Agreement in the manner hereinafter provided to clarify certain provisions in accordance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to make certain other desirable modifications.

NOW, THEREFORE, the Bank and the Executive hereby clarify and amend the Agreement effective as of the date first set forth above as follows:

1.The Executive and the Bank confirm that the Term of the Agreement (as defined in Section 3 of the Agreement) has been extended from time to time and currently extends through July 21, 2016.

2. A new Section 18 is hereby added to the Agreement as follows:

“18.  Section 409A

(a)General.  This Agreement will be construed and administered to preserve the exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) of payments that qualify as short-term deferrals pursuant to Treas. Reg. §1.409A-1(b)(4) or that qualify for the two-times compensation separation pay exemption of Treas. Reg. §1.409A-1(b)(9)(iii) or that qualify under other exemptions in Code Section 409A.  With respect to other amounts that are subject to Code Section 409A, if any, it is intended, and this Agreement will be so construed, that any such amounts payable under this Agreement and the Bank’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) so as not to subject the Executive to the payment of interest and additional tax that may be imposed under Section 409A.  As a result, in the event the Executive is a “specified employee” on the date of the Executive’s separation from service, any payment that is subject to Section 409A and that is payable to the Executive in connection with the Executive’s separation from service shall not be paid until the first business day following the expiration of six months after the Executive’s separation from service (if the Executive dies after the Executive’s separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to the Executive’s estate without regard to such six-month delay).

Schedule 6.2(f)-E – Page 2

(b)Meaning of Termination of Employment.  Solely as necessary to comply with Section 409A, for purposes the Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code.

(c)Installment Payments.  For purposes of Section 7 with respect to severance amounts payable in the event of termination of the Executive’s employment by the Bank without Cause or by the Executive for “good reason”, each such payment is a separate payment within the meaning of the final regulations under Section 409A.  Each such payment that is made before the later of (i) 2 ½ months following the end of the calendar year or (ii) 2 ½ months following the end of the Bank’s fiscal year, in each case that contains the date of the Executive’s termination of employment, is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.  Each such payment that is made later than 2 ½ months following the end of the applicable year that contains the date of the Executive’s termination of employment is intended to be exempt under the two-times compensation separation pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii) up to the limitation on the availability of such exception specified in such regulation. To the extent applicable, continued medical and dental coverage provided by the Bank or reimbursements of medical and dental plan premiums is intended to be exempt from Section 409A under the exemption for health benefits in Treas. Reg. § 1.409A-1(b)(9)(v)(B) up to the limitation on the availability of such exception specified in such regulation.”

3.A new Section 19 is hereby added to the Agreement as follows:

“19.  Section 280G

Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder would be a “Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes a Parachute Payment; provided, however, that the foregoing reduction shall not be made if the total of the unreduced aggregate payments and benefits to be provided to the Executive, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes), exceeds the total after-tax amount of such aggregate payments and benefits after application of the foregoing reduction.  The determination of whether any reduction in such payments or benefits to be provided hereunder is required pursuant to the preceding sentence shall be made at the expense of the Bank, if requested by the Executive or the Bank, by the Bank’s independent accountants or another independent accountant agreed upon by the Executive and the Bank.  In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section, then the reduction shall occur in the following

Schedule 6.2(f)-E – Page 3

order: (i) reduction of continued benefits (or payments in lieu of benefits) described in Sections 7(c) and 7(d); (ii) reduction of bonus payments described in Sections 7(c) and 7(d); and (iii) reduction of continued salary payments described in Sections 7(c) and 7(d).  Within any category of payments and benefits (that is, (i), (ii) or (iii)), a reduction shall occur first with respect to amounts that do not qualify as a “deferral of compensation” within the meaning of and subject to Section 409A (“Nonqualified Deferred Compensation”) and then with respect to amounts that do qualify as Nonqualified Deferred Compensation with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments.”

Except as specifically amended above, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HERITAGEBANK OF THE SOUTH

By:
O. Leonard Dorminey, Jr.
Chief Executive Officer

Schedule 6.2(f)-E – Page 4

SCHEDULE 6.2(g)

O. Leonard Dorminey

Carol W. Slappey

T. Heath Fountain

David Durland

O. Mitchell Smith

Brian D. Schmidt

Antone D. Lehr

Joseph C. Burger, Jr.

Douglas J. McGinley

J. Keith Land

J. Lee Stanley

J. Edward Cassity

James H. Moore III

Fred F. Sharpe

James E. Wilson

Harry Hutchinson

Robert Krimmel

Schedule 6.2(g) - 1